                                                   1933 Act File No. 333-89782
                                                   1940 Act File No. 811-21109

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM N-2

[X]   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[   ] Pre-Effective Amendment No.
[X]   Post-Effective Amendment No. 10

                                     and

[X]   REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]   Amendment No. 12

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                    OFI Tremont Market Neutral Hedge Fund
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               Exact Name of Registrant as Specified in Charter

            6803 South Tucson Way, Centennial, Colorado 80112-3924
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              (Address of Principal Executive Offices) (Zip Code)

                                (303) 768-3200
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              Registrant's Telephone Number, including Area Code

                           Lisa I. Bloomberg, Esq.
                            OppenheimerFunds, Inc.
                Two World Financial Center, 225 Liberty Street
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                        New York, New York 10281-1008
                    Name and Address of Agent for Service

Approximate Date of Proposed Public Offering:  as soon as practicable after the effective date of this registration statement.

If any securities  being  registered on this form will be offered on a delayed or continuous  basis in reliance on Rule 415 under the Securities Act of 1933, other than  securities  offered  in  connection  with a dividend  reinvestment plan, check the following box..............................................[X]

It is proposed that this filing will become effective

.......[X]   when declared effective pursuant to Section 8(c)

If appropriate, check the following box:

[   ] This  post-effective  amendment  designates a new  effective  date for a previously filed post-effective amendment.

[   ] This form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b) under the  Securities  Act and the Securities Act registration  statement  number  of the  earlier  effective  registration statement for the same offering is ______.

         CALCULATION OF REGISTRATION FEE UNDER SECURITIES ACT OF 1933

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    Title of Securities
----------------------------      Amount Being              Amount of
      Being Registered             Registered            Registration Fee
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Shares of Beneficial              $596,272,903               $53,800*
Interests
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*No additional shares are being registered by this filing all Shares previously registered are carried forward under this post-effective amendment.  Of the $596,272,903 of Shares of Beneficial Interests registered hereunder, an aggregate of $596,272,903 of Shares of Beneficial Interests are
being carried forward from the registrant's prior registration statement filed on December 17, 2003 (File Nos. 333-111257). In connection with the prior filings, registration fees of approximately $53,800 in the aggregate paid with respect to the $596,272,903 of Shares of Beneficial Interests
carried forward herewith shall offset the total filing fee due hereunder.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus and relates to Registration
Statement No. 333-111257, as amended, previously filed by the Registrant on
Form N-2 on December 17, 2003.  This Registration Statement also constitutes a post-effective amendment, and includes all of the information that would be required in a prospectus covering an offering made in connection with
Registration Statement No. 333-11257, and such post-effective amendments shall become effective concurrently with the effectiveness of this
Registration Statement and in accordance with Section 8(c) of the Securities
Act of 1933.

The  Registrant  amends this  registration  statement on such date or dates as may be necessary to delay its effective date until the  Registrant  shall file
a  further  amendment  which   specifically   states  that  this  registration
statement shall  thereafter  become  effective in accordance with Section 8(a)
of the  Securities  Act of 1933 or  until  the  registration  statement  shall become  effective  on such date as the  Securities  and  Exchange  Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not use this  prospectus to sell  securities  until OFI Tremont Market Neutral
Hedge Fund

OFI Tremont Market Neutral Hedge Fund

                        Prospectus dated July 29, 2005

OFI Tremont  Market  Neutral Hedge Fund (the "Fund") seeks  long-term  capital appreciation  consistent  with  preservation  of capital  while  attempting to generate  positive  returns  over  various  market  cycles.  The Fund seeks to
achieve  this   objective  by  investing   primarily  in  private   investment
partnerships  and  similar  investment  vehicles  that are managed by a select group  of  alternative  asset  managers  employing  various  "market  neutral"
investment  strategies that have  historically  demonstrated a low correlation
to  the  general  performance  of  equity,   debt  and  other  markets.   This
investment  process is often referred to as a multi-manager  or "hedge fund of
funds"  approach.  OppenheimerFunds,   Inc.  (the  "Adviser")  is  the  Fund's
investment adviser.  Tremont Partners, Inc. (the "Sub-Adviser"),  an affiliate of the Adviser, is the Fund's sub-adviser.

Investing in the Fund's shares of beneficial  interest  ("shares")  involves a high  degree  of  risk.  An  investment  in the  Fund  is  suitable  only  for investors  who can bear the risks  associated  with the limited  liquidity  of shares  and should be viewed as a  long-term  investment.  See "MAIN  RISKS OF
INVESTING IN THE FUND" beginning on page 9.

            Neither  the  Securities  and  Exchange  Commission  nor any state securities  commission has approved or disapproved  these securities or passed upon the adequacy of this prospectus.  Any  representation  to the contrary is a criminal offense.

            This  prospectus   concisely   provides  the  information  that  a
prospective  investor should know about the Fund before  investing.  Investors are  advised  to read this  prospectus  carefully  and to retain it for future reference.  Additional  information  about the Fund,  including a statement of additional  information  ("SAI") dated July 29, 2005,  has been filed with the
Securities  and Exchange  Commission  ("SEC").  The SAI and the Fund's  annual and  semi-annual  reports are  available  upon  request and without  charge by writing  the  Fund  at the  address  above,  by  calling  (866)  634-6220,  by
requesting   these  documents  by  e-mail  or  through  the   OppenheimerFunds
website.   You  may  also  read  or   download   certain   documents   on  the
OppenheimerFunds   website   at    www.oppenheimerfunds.com.    The   SAI   is
incorporated by reference into this  prospectus in its entirety.  The table of contents  of the SAI  appears  on page 34 of this  prospectus.  The  SAI,  and other  information  about the Fund,  is also  available  on the SEC's  website
(http://www.sec.gov).  The  address  of the SEC's  Internet  site is  provided solely for the information of prospective  investors and is not intended to be an active link.

      OppenheimerFunds  Distributor,  Inc.  (the  "Distributor")  acts  as the distributor of the Fund's shares on a best efforts  basis,  subject to various conditions.  Shares  are  being  offered  through  the  Distributor  and other brokers  and  dealers  that have  entered  into  selling  agreements  with the
Distributor.  The minimum  initial  investment  in the Fund by any investor is
$500,000 and the minimum additional  investment in the Fund by any investor is
$100,000.  The Fund may modify these  minimums from time to time.  Shares will be sold only to  "Qualified  Investors"  that are exempt from  federal  income tax.  See  "Investor  Qualifications."  All  investor  funds  for the  sale of shares  pending  acceptance  by the  Fund  will be  deposited  in an  interest bearing escrow account maintained at Citibank,  N.A., as escrow agent, for the benefit  of  investors.  The  Adviser  may  pay,  out of  its  own  assets  to qualifying  brokers,  dealers and  financial  advisers  that  provide  ongoing investor  services and account  maintenance  services to shareholders that are their customers ("Investor Service Providers"),  an amount not to exceed 0.25%
(on an annualized basis) of the aggregate value of outstanding  shares held by such shareholders.  (See "Investor  Servicing  Arrangements.").  An investment in the Fund is not a deposit or  obligation  of, or guaranteed or endorsed by, any bank or other insured  depository  institution,  and is not insured by the
Federal Deposit Insurance Corporation,  the Federal Reserve Board or any other government agency.

                          --------------------------
                      OppenheimerFunds Distributor, Inc.

A B O U T  T H E  F U N D

Fees and Expenses of the Fund
Financial Highlights
A Brief Overview of the Fund
Main Risks of Investing in the Fund
      Investment-Related Risks
      Special Investment Instruments and Techniques
      General Risks
      Special Risks of Multi-Manager Structure

The Fund and Its Investments
Other Investment Strategies
Use of Proceeds of Fund's Offering
How the Fund is Managed

A B O U T  Y O U R  A C C O U N T

How to Buy Shares
      Investor Qualifications
      Distribution Arrangements
o     General Terms
o     Purchase Terms
o     Calculation of Net Asset Value
Repurchases of Shares and Transfers
      No Right of Redemption
      Repurchases of Shares
      Repurchase Procedures
      Mandatory Redemption by the Fund
Dividends, Capital Gains and Taxes
Additional Information About the Fund
Table of Contents of the Statement of Additional Information
Appendix A:  Investor Certification

A B O U T  T H E  F U N D

                        FEES AND EXPENSES OF THE FUND

      The following  tables are provided to help you  understand  the fees and
expenses  you  may  bear  directly   (shareholder   transaction  expenses)  or
indirectly (annual fund operating  expenses) if you buy and hold shares of the
Fund.  The Fund pays a variety of  expenses  directly  for  management  of its assets,  administration,  and other services.  All shareholders  therefore pay those expenses  indirectly.  You may also pay an Early  Repurchase Fee if your shares are  repurchased  by the Fund less than one year after the date of your initial  investment.  The  numbers  below  are  based on the  Fund's  expenses during its fiscal year ended March 31, 2005.

Shareholder Transaction Expenses

     Sales Charge (Load) on purchases (as % of offering price)      None
     Dividend Reinvestment Fees                                     None
     Early Repurchase Fee (as % of value of shares repurchased)     1.00%
        (applies  to  repurchases  less than one year  after  date of  initial investment

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              Annual   Fund   Operating   Expenses         10YYears
              (deducted from Fund assets):
              (computed   at   the   annual   rate
              indicated of the aggregate  value of
              outstanding  shares determined as of
              the last day of the month)

                 Advisory
              Fee..................................           1.25%
                 Administration
              Fee..................................           1)
                 Other
                 Expenses..........................           ......0.27%(2)
                 Total Annual Operating
              Expenses..........................1.6

1.....Under the terms of an administration  agreement with the Fund, the Adviser will provide certain administrative services to the Fund, including,  among
     others,  assisting  in  the  review  of  investor  applications,   handling
     shareholder  inquiries,  and preparing various reports,  communications and regulatory  filings of the Fund. In consideration for those  administrative services,  the Fund  will pay the  Adviser a monthly  fee  computed  at the annual  rate  of  0.15%  of  the  aggregate  value  of  outstanding  shares determined as of the last day of each calendar  month (the  "Administration
     Fee").  Related  to  this,  the  Fund,  the  Adviser  (in its  capacity  as administrator)  and the Sub-Adviser have entered into a  sub-administration agreement,  pursuant to which the Adviser may  delegate  some or all of the administrative  responsibilities  to the Sub-Adviser.  The Adviser,  in its capacity as  administrator  of the Fund, will pay the  Sub-Adviser,  in its capacity as  sub-administrator,  some or all of the Administration Fee. See
     "Administrative Services," below.

2.   "Other Expenses" consist of transfer agent fees,  custodial  expenses,  and accounting and legal expenses, among others. 51Years

3.   The "Total  Annual  Operating  Expenses"  in the table are based on,  among other things,  the actual fees the Fund would have paid for the fiscal year ended  March  31,  2005,  assuming  that the  ...........  Adviser  had not voluntarily undertaken to limit the .....0.15%( Fund's total expenses to an annual rate of no more than ........... 1.50% of the Fund's average monthly net assets.  Since 7%(3)  inception  of the Fund,  the Adviser has waived a portion of the  advisory fee under a voluntary  undertaking  to the Fund to limit  total  annual  operating  expenses to an annual rate of 1.50% of the
     Fund's average monthly net assets.  The Adviser may terminate or amend this undertaking at any time without notice to  shareholders.  After the waiver,
     "Advisory Fees" were 1.03% and "Total Annual Operating Expenses" were 1.45%
     as a  percentage  of  average  monthly  net  assets.  Investors  will  also indirectly  bear expenses at the  Portfolio  Fund level.  The  subscription agreements  related to the Fund's  investments  in Hedge Funds  between the
     Fund and a Hedge Fund provide for  compensation  to Hedge Fund  Managers in the form of  management  fees  ranging  from 1.0% to 2.0%  annually  of net assets, plus a performance-based fee ranging from 10% to 25% of net profits earned. Expenses may vary in future years.

EXAMPLES. The following examples are intended to help you understand the cost of investing in the Fund. The examples assume that you invest $1,000 in shares of the Fund for the time periods  indicated and reinvest your dividends and distributions.

     The first  example  assumes that you keep your shares.  The second  example assumes  that  your  shares  are  repurchased  by the  Fund at the end of  those periods.  Both  examples also assume that your  investment  has a 5% return each year and operating  expenses  remain the same as the expenses in the Annual Fund
Operating Expense table above. Based on these assumptions your expenses would be as follows:

              Assuming you do not tender shares
              for repurchase by the Fund:
              --------------------------------------------------------------------
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                              $17           $53           $91           $199

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Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
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                              $27           $53           $91           $199

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The following additional examples assume that you invest $500,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

      The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5%
return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------
Assuming you do not
tender shares for           1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

                            $8,559        $26,541       $45,740       $99,621

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Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the
Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

                           $13,725        $26,541       $45,740       $99,621

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The examples should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

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Financial Highlights

The Financial  Highlights Table is presented to help you understand the Fund's financial  performance  since  inception.  The  total  returns  in  the  table represent  the  rate  that an  investor  would  have  earned  (or  lost) on an
investment  in  the  Fund   (assuming   reinvestment   of  all  dividends  and
distributions)  during the period.  The financial  highlights  information has been audited by Ernst & Young LLP, the Fund's  Independent  Registered  Public
Accounting Firm, whose report, along with the Fund's financial statements,  is included in the  Statement of  Additional  Information,  which is available on request.

---------------------------------------------------------------------------------
Financial Highlights
---------------------------------------------------------------------------------

OFI Tremont Market Neutral Hedge Fund

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                                                Year Ended
--------------------------------------------------------------------------------------
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                        March 31, 2005      March 31, 2004       March 31, 2003(1)
--------------------------------------------------------------------------------------
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Per Share Operating              $975.00             $1,017.98              $1,000.00
Data

Net asset value,
beginning of period
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Income (loss) from
investment
operations:                      (14.18)               (14.91)                 (3.80)
                      -----      -------
Net investment                    47.16                110.80                  21.78
                                  -----  --------------------  ---------------------
loss(2)                           32.98                 95.89                  17.98
                                  -----
Net realized and
unrealized gain
Total income from
investment operations
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Dividends and/or
distributions to
shareholders:                    (15.41)              (15.15)                      --
Dividends from net               (20.94)              (34.13)                      --
investment income                                     (89.59)                     --
                      ---------------------------------------  ---------------------
Distributions from               (13.89)
                                 -------
net realized gain                                     (138.87)                     --
Tax returns of                   (50.24)
capital distributions
Total dividends
and/or distributions
to shareholders
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Net asset value, end             $957.74               $975.00              $1,017.98
of period
--------------------------------------------------------------------------------------
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Total Return, at Net               3.22%                8.20%                  1.80%
Asset Value(3)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

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Ratios/Supplemental
Data
                                 $71,458               $58,771                $25,551
Net assets, end of
period (in thousands)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Ratios to average
net assets:(4)                   (1.39%)               (1.48)%                (1.49)%
Net investment loss               1.67%                 1.75%                  2.21%
Total expenses
Expenses, net of                  1.45%                 1.50%                  1.50%
waiver of expenses
by the Adviser
--------------------------------------------------------------------------------------
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Portfolio turnover                   66%                   22%                     0%
rate(5)
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1.    For the period from January 2, 2003 (commencement of operations) to
March 31, 2003.
2.    Based on average shares outstanding during each period.
3.    Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period.  Total returns are not annualized for periods of less than one full year.  Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemptions of Fund shares.
4.    Annualized for periods of less than one full year.
5.    Represents the lesser of purchases or sales of investments in
Investment Funds divided by the average fair value of investments in
Investment Funds.

6. Ratios  do not  reflect  the  Fund's  proportionate  share  of  income  and expenses of the Investment Funds.

                         A BRIEF OVERVIEW OF THE FUND

This section summarizes  information that is discussed in more detail later in this  prospectus.  You should  carefully  read the more detailed  information.
For a detailed  discussion of risks of investing in the Fund,  please refer to
"Main Risks of Investing in the Fund," on page 8.

What is the Fund?  The Fund is a closed-end, management investment company, organized as a Massachusetts business trust on May 24, 2002.  The Fund is non-diversified.  That means that under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Fund is not limited in the amount of assets that it may invest in any single issuer of securities.
However, the Fund intends to diversify its assets to the extent required under the Internal Revenue Code so that it can qualify as a "regulated investment company" for federal tax purposes.  See "Dividends, Capital Gains and Taxes."

What is the Fund's  Investment  Objective?  The Fund seeks  long-term  capital appreciation  consistent  with  preservation  of capital  while  attempting to generate positive returns over various market cycles.

What  does the Fund  Invest  In?  The Fund  seeks to  achieve  its  investment objective  by  allocating  its assets for  investment  among a select group of alternative  asset  managers  ("Hedge Fund  Managers")  employing a variety of
"market neutral" investment  strategies that have historically  demonstrated a low  correlation  to  the  general  performance  of  equity,  debt  and  other markets.  Market neutral  investment  strategies  seek to provide  predictable
investment  returns   regardless  of  general  stock  market  movements.   The
Sub-Adviser  is primarily  responsible  for  selecting the Hedge Fund Managers and  determining  the  portion of the Fund's  assets to be  allocated  to each
Hedge Fund Manager,  subject to the general supervision of the Adviser and the
Fund's  board  of  trustees  (the  "Board"  or  "Trustees").   The  Fund  will
implement  these  allocation  decisions  by  investing  primarily  in  private investment  partnerships and similar  investment  vehicles that are managed by
Hedge Fund  Managers  ("Hedge  Funds").  Through its  selection of Hedge Funds
that  pursue  varied  market  neutral  strategies   relative  to  the  general
performance  of  the  equity,  debt  and/or  other  markets,  the  Sub-Adviser
constructs  the  Fund's   portfolio  to  seek,  in  the  aggregate,   positive
investment returns regardless of general market conditions.

Hedge  Funds in which the Fund will  invest  may  include  private  investment limited partnerships,  joint ventures,  other investment companies and similar entities  managed  by  Hedge  Fund  Managers.  In  addition,  the  Fund may on occasion  retain  one or  more  Hedge  Fund  Managers  to  manage  and  invest designated  portions  of the  Fund's  assets  (either  as  separately  managed accounts or by  creating  separate  investment  vehicles in which a Hedge Fund
Manager will serve as general  partner of the vehicle and the Fund will be the sole limited  partner  ("Affiliated  Hedge Funds").  Any  arrangement in which the Fund  retains a Hedge Fund  Manager  to manage an  account  or  investment vehicle for the Fund is referred to as a "Segregated Account."

"Market  neutral"  investment  strategies  employed  by  Hedge  Fund  Managers encompass a broad range of investment programs,  including those involving the use of hedging and arbitrage techniques in the equity, fixed-income,  currency
and  commodity  markets.   These  investment  programs  employ  a  variety  of
sophisticated  investment  techniques that include,  among other things, short sales of securities,  use of leverage  (i.e.,  borrowing  money for investment purposes),  and  transactions  in derivative  securities  and other  financial instruments  such as stock  options,  index  options,  futures  contracts  and options on futures.  Hedge Fund Managers' use of these  techniques  will be an integral  part of their  investment  programs,  and will  involve  significant risks to the Fund.

The  investment  strategies  of the Hedge Fund  Managers  may  include,  among others:
o     index arbitrage;
o     interest rate arbitrage;
o     merger arbitrage;
o     convertible bond and warrant hedging;
o     statistical long/short equity strategies; and
o     pairs trading.

Hedge  Fund  Managers  using  arbitrage  strategies  attempt to  identify  and exploit pricing  inefficiencies between related instruments or combinations of
instruments.   Sophisticated   mathematical  and  statistical  techniques  and
models  are  used to  attempt  to  identify  relative  value  between  related instruments or combinations of instruments  and to capture  mispricings  among such instruments.  Hedge Fund Managers pursuing  arbitrage  strategies utilize a  variety  of  techniques  and  models,  ranging  from  purely  quantitative, short-term models to more discretionary  approaches using fundamental research to construct long and short portfolios.

What are the Main  Risks of  Investing  in the Fund?  The Fund is subject to a number of  investment  risks,  described  in "Main Risks of  Investing  in the
Fund,"  below.  In  addition,  shares of the Fund are  subject to  substantial restrictions  on transfer and have  limited  liquidity.  As a result,  you may not be able to sell your Fund shares when you want to (for  example,  in times of adverse  market  conditions)  in order to realize any  unrealized  gains or losses on your Fund shares.  You should  consider an investment in the Fund to be illiquid.

The Fund is a  non-diversified  fund and  invests in Hedge  Funds that may not
have  diversified  investment   portfolios.   Investors  will  bear  fees  and
expenses  at the  Fund  level  and  also  indirectly  at  the  Hedge  Fund  or
Segregated  Account  level.  Fees  and  expenses  of the  Hedge  Funds  may be duplicative of fees and expenses  assessed by the Fund.  Hedge Funds generally will not be registered as investment  companies  under the Investment  Company
Act. The  Sub-Adviser may have little or no means of  independently  verifying with  certainty  information  provided  by Hedge Fund  Managers.  The Fund may receive  securities that are illiquid or difficult to value in connection with withdrawals and distributions from Hedge Funds.

In view of the risks noted above,  the Fund should be considered a speculative investment and investors  should invest in the Fund only if they can sustain a complete loss of their investment.

No  guarantee or  representation  is made that the  investment  program of the
Fund or any Hedge Fund  Manager  will be  successful,  that the various  Hedge
Fund  Managers  selected will produce  positive  returns or that the Fund will achieve its investment objective.

Who is the Fund  Designed  For?  The Fund is designed for  investors  that are exempt  from  federal  income  tax that seek  long-term  capital  appreciation consistent with  preservation of capital while attempting to generate positive returns  over  various  market  cycles.  An  investment  in the Fund  involves substantial  risks,  including the risk that the entire amount invested may be lost.  The Fund  allocates  its assets to Hedge Fund  Managers  and invests in
Hedge Funds that invest in and actively trade  securities and other  financial instruments  using a variety of strategies and investment  techniques that may
involve  significant  risks.   Various  risks  are  also  associated  with  an
investment  in  the  Fund,  including  risks  relating  to  the  multi-manager structure of the Fund and risks relating to the limited liquidity of shares.

Prospective  investors  should consider the risks and other factors  described below  in  determining  whether  an  investment  in  the  Fund  is a  suitable investment.  However,  the  risks  enumerated  below  should  not be viewed as encompassing  all of the  risks  associated  with an  investment  in the Fund.
Prospective  investors should read this entire  prospectus and SAI and consult with their own advisers before  deciding  whether to invest.  In addition,  as the Fund's  investment  program  develops  and changes  over time  (subject to limitations  established by the Fund's investment  policies and restrictions), an  investment  in the Fund may in the  future be subject  to  additional  and different risk factors.

How Can an Investor Buy Shares?  The  Distributor  acts as the  distributor of the Fund's  shares on a best  efforts  basis,  subject to various  conditions, pursuant to the terms of a General  Distributor's  Agreement entered into with the Fund.  Investors may purchase  shares  directly  through the  Distributor.
Alternatively,  shares may be purchased  through  brokers or dealers that have entered into selling  agreements with the  Distributor.  The Distributor is an affiliate of the Adviser and the Sub-Adviser.

Subsequent  to the  initial  offering,  shares  will  be  offered  and  may be purchased on a monthly  basis,  or at such other times as may be determined by the Board.

Share certificates are not available for shares of the Fund.

All investor  funds for the  purchase of shares will be deposited  promptly in an escrow  account  maintained by Citibank,  N.A.,  as escrow  agent,  for the benefit of the  investors.  Funds held in the escrow  account  may be invested in high quality, short-term investments,  and any interest earned on the funds will be paid to  investors  on the date shares are issued.  The full amount of an  investment  is payable in federal  funds,  which must be  received  by the
Distributor not later than fourteen  calendar days prior to the beginning of a month  if  payment  is made  by  check  or four  business  days  prior  to the beginning  of a month if  payment  is sent by wire.  If  payment is not timely received,  the  investment  will  be made at the  beginning  of the  following month,  provided  that the  investor  certification  described  below has been received by the Distributor.

Before an investor may invest in the Fund,  the  Distributor or the investor's sales  representative  will require a certification  from the investor that it is a Qualified Investor and meets other requirements for investment,  and that the investor will not transfer its shares except in the limited  circumstances permitted  under  the  Funds'  Declaration  of  Trust.  The  form of  investor certification  that  each  investor  will be  asked  to sign is  contained  in
Appendix A of this prospectus.  An investor's  certification  must be received by the Distributor,  along with its payment as described  above,  otherwise an investor's  order will not be accepted.  If the investor's  order is rejected, all monies  submitted  by the  investor  for the  purchase  of shares  will be promptly refunded to the investor.

How Do the Fund's Repurchase Offers Provide  Liquidity?  The Fund from time to time will offer to repurchase  outstanding  shares pursuant to written tenders by  shareholders.  Repurchase  offers  will be made at such  times and on such terms as may be determined by the Trustees in its sole discretion,  subject to certain  regulatory  requirements  imposed  by  the  rules  of  the  SEC,  and generally  will be offered  to  repurchase  at a  specified  dollar  amount of outstanding  shares.  A  redemption  fee equal to 1.00% of the value of shares repurchased  by the Fund will  apply if the date as of which the shares are to be valued for purposes of repurchase is less than one year  following the date of the  shareholders'  initial  investment  in the Fund.  If  applicable,  the redemption  fee  will  be  deducted  before  payment  of  the  proceeds  of  a repurchase.

In determining  whether the Fund should  repurchase shares pursuant to written tenders,  the Board will  consider the  recommendations  of the  Adviser.  The
Adviser  expects  that it will  recommend  to the Board that the Fund offer to repurchase shares, as of the last business day of March,  June,  September and
December of each year.

Who Manages the Fund?  OppenheimerFunds,  Inc.  (the  "Adviser") is the Fund's
investment adviser.  Tremont Partners, Inc. (the "Sub-Adviser"),  an affiliate
of  the  Adviser,  is  the  Fund's  sub-adviser.   The  Sub-Adviser   provides
day-to-day   investment   management  services  to  the  Fund,  including  the
selection of Hedge Fund Managers.

                     MAIN RISKS OF INVESTING IN THE FUND

All  investments  carry  risks  to some  degree.  An  investment  in the  Fund involves  substantial  risks,  including  the  risk  that  the  entire  amount invested may be lost.  The Fund  allocates  its assets to Hedge Fund  Managers and invests in Hedge Funds that invest in and actively  trade  securities  and other  financial  instruments  using a variety of  strategies  and  investment techniques that may involve  significant  risks.  Various other types of risks are also associated  with an investment in the Fund,  including risks relating to the  multi-manager  structure of the Fund,  risks relating to  compensation arrangements and risks relating to the limited liquidity of shares.

INVESTMENT-RELATED RISKS

General Economic and Market  Conditions.  The success of the Fund's investment program may be affected by general  economic  and market  conditions,  such as
interest   rates,   availability   of  credit,   inflation   rates,   economic
uncertainty,  changes  in  laws,  and  national  and  international  political
circumstances.   These  factors  may  affect  the  level  and   volatility  of
securities  prices and the  liquidity of  investments  held by Hedge Funds and
Segregated  Accounts.  Unexpected  volatility or illiquidity  could impair the
Fund's profitability or result in losses.

Highly  Volatile  Markets.  The  prices  of  commodities   contracts  and  all
derivative   instruments,   including  futures  and  options,  can  be  highly
volatile.   Price  movements  of  forwards,   futures  and  other   derivative
contracts  in which a Hedge  Fund's  or  Segregated  Account's  assets  may be invested are  influenced  by, among other  things,  interest  rates,  changing supply and demand relationships,  trade, fiscal, monetary and exchange control
programs  and  policies  of  governments,   and  national  and   international
political and economic  events and  policies.  In addition,  governments  from time to time  intervene,  directly  and by  regulation,  in  certain  markets,
particularly  those  in  currencies,   financial   instruments,   futures  and
options.  Such  intervention  often is intended  directly to influence  prices and may,  together  with  other  factors,  cause all of such  markets  to move rapidly in the same  direction  because of, among other things,  interest rate fluctuations.  Hedge Funds and  Segregated  Accounts  are also  subject to the risk of the failure of any exchanges on which their  positions trade or of the clearinghouses for those exchanges.

Risks  of  Securities   Activities.   All  securities  investing  and  trading
activities  involve the risk of loss of capital.  While the  Sub-Adviser  will attempt to moderate  these risks,  there can be no  assurance  that the Fund's investment  activities will be successful or that shareholders will not suffer losses.  The  following  discussion  sets forth  some of the more  significant risks associated with the Hedge Fund Managers' styles of investing:

      Equity  Securities.  Hedge  Fund  Managers'  investment  portfolios  may include  long and short  positions  in common  stocks,  preferred  stocks  and convertible  securities  of U.S. and  non-U.S.  issuers.  Hedge Fund  Managers also may invest in depository receipts relating to non-U.S.  securities, which are subject to the risks affecting  investments in foreign  issuers  discussed under  "Non-U.S.  Investments,"'  below.  Issuers of  un-sponsored  Depository
Receipts are not  obligated  to disclose  material  information  in the United
States, and therefore,  there may be less information available regarding such issuers.  Equity  securities  fluctuate  in  value,  often  based  on  factors unrelated to the value of the issuer of the securities,  and such fluctuations can be pronounced.

      Fixed-Income  Securities.  The value of fixed-income securities in which
Hedge  Funds  and  Segregated  Accounts  invest  will  change in  response  to
fluctuations  in  interest  rates.  For  fixed-rate  debt   securities,   when
prevailing  interest rates fall, the values of already-issued  debt securities generally  rise. When interest rates rise, the values of  already-issued  debt securities  generally  fall,  and they may sell at a discount  from their face amount.  In  addition,  the  value  of  certain  fixed-income  securities  can
fluctuate  in  response  to  perceptions  of  credit   worthiness,   political
stability   or   soundness   of  economic   policies.   Valuations   of  other
fixed-income instruments,  such as mortgage-backed  securities,  may fluctuate in  response to changes in the  economic  environment  that may affect  future cash flows.

      Non-U.S.  Investments.  It is expected  that Hedge Funds and  Segregated
Accounts  will invest in  securities  of  non-U.S.  companies  and  countries.
Foreign   obligations   have  risks  not   typically   involved   in  domestic
investments.  Foreign investing can result in higher transaction and operating costs for the Fund.  Foreign  issuers are not  subject to the same  accounting
and   disclosure   requirements   to  which  U.S.   issuers  are  subject  and
consequently,  less information is available to investors in companies located in such countries  than is available to investors in companies  located in the
United States.  The value of foreign  investments  may be affected by exchange control  regulations;  fluctuations in the rate of exchange between currencies and costs associated with currency  conversions;  the potential  difficulty in repatriating  funds;  expropriation or  nationalization of a company's assets;
delays in  settlement of  transactions;  changes in  governmental  economic or monetary  policies  in the U.S. or abroad;  or other  political  and  economic factors.

            Securities of issuers in emerging and developing  markets  present
risks  not  found  in  securities  of  issuers  in  more  developed   markets.
Securities  of  issuers  in  emerging  and  developing  markets  may  be  more difficult to sell at  acceptable  prices and their prices may be more volatile
than  securities  of  issuers  in  more  developed  markets.   Settlements  of
securities  trades in  emerging  and  developing  markets  may be  subject  to greater  delays  than in other  markets so that the Fund might not receive the proceeds  of a  sale  of  a  security  on a  timely  basis.  Emerging  markets generally have less  developed  trading  markets and exchanges,  and legal and accounting systems.

      From time to time,  the Fund may invest in  non-U.S.  Hedge  Funds which have  similar  risks  (as  described  above) to  investing  in  securities  of
non-U.S. companies and countries.

      Illiquid  Portfolio  Investments.  Hedge Funds and  Segregated  Accounts
may invest in securities  that are subject to legal or other  restrictions  on transfer or for which no liquid  market  exists.  The market  prices,  if any, for  such  securities  tend  to be  volatile  and a Hedge  Fund or  Segregated
Account  may not be able to sell them when it  desires  to do so or to realize what it perceives  to be their fair value in the event of a sale.  The sale of restricted  and illiquid  securities  often  requires more time and results in higher  brokerage  charges or dealer discounts and other selling expenses than does the sale of  securities  eligible  for  trading  on  national  securities exchanges or in the over-the-counter  markets.  Restricted securities may sell at prices  that are lower  than  similar  securities  that are not  subject to restrictions on resale.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

The  Hedge  Fund  Managers  may  utilize  a  variety  of  special   investment
instruments  and techniques to hedge the portfolios of the Hedge Funds against various risks (such as changes in interest  rates or other factors that affect security  values)  or for  non-hedging  purposes  to pursue a Hedge  Fund's or
Segregated  Account's investment  objective.  These strategies may be executed
through   derivative   transactions.   Certain  of  the   special   investment
instruments   and  techniques  that  the  Hedge  Fund  Managers  may  use  are speculative and involve a high degree of risk,  particularly in the context of non-hedging transactions.

      Derivatives.  Derivatives  are  securities  and  other  instruments  the value or return of which is based on the  performance of an underlying  asset, index,  interest  rate or other  investment.  Derivatives  may be volatile and involve  various  risks,  depending  upon the derivative and its function in a portfolio.  Special  risks may apply to  instruments  that are  invested in by
Hedge Funds or Segregated  Accounts in the future that cannot be determined at this time or until such  instruments  are  developed  or  invested in by Hedge
Funds or Segregated  Accounts.  Certain  swaps,  options and other  derivative instruments may be subject to various types of risks,  including  market risk, liquidity risk, the risk of  non-performance  by the  counterparty,  including risks  relating  to  the  financial  soundness  and  creditworthiness  of  the counterparty, legal risk and operations risk.

      Call and Put  Options.  There  are  risks  associated  with the sale and purchase of call and put options.  The seller  (writer) of a call option which is covered (e.g., the writer holds the underlying  security)  assumes the risk of a  decline  in the  market  price  of the  underlying  security  below  the purchase  price of the  underlying  security  less the premium  received,  and gives  up the  opportunity  for  gain on the  underlying  security  above  the exercise  price of the option.  The seller of an uncovered call option assumes the risk of a  theoretically  unlimited  increase  in the market  price of the underlying  security  above the exercise  price of the option.  The securities necessary  to satisfy the exercise of the call option may be  unavailable  for purchase  except at much higher prices.  Purchasing  securities to satisfy the exercise of the call option can itself  cause the price of the  securities  to rise further,  sometimes by a significant  amount,  thereby  exacerbating  the loss.  The  buyer of a call  option  assumes  the risk of  losing  its  entire premium  invested  in the call  option.  The seller  (writer)  of a put option which is covered  (e.g.,  the writer has a short  position  in the  underlying security)  assumes  the  risk  of an  increase  in  the  market  price  of the underlying  security above its short sales price plus the premium received for writing the put  option,  and gives up the  opportunity  for gain on the short position if the underlying  security's price falls below the exercise price of the  option.  The  seller of an  uncovered  put option  assumes  the risk of a decline in the market  price of the  underlying  security  below the  exercise price of the option.  The buyer of a put option assumes the risk of losing his entire premium invested in the put option.

      Hedging  Transactions.  The Hedge Fund Managers may utilize a variety of financial  instruments,  such as  derivatives,  options,  interest rate swaps, caps and  floors,  futures  and  forward  contracts  to seek to hedge  against declines in the values of their portfolio  positions as a result of changes in currency  exchange  rates,  certain  changes in the equity  markets and market interest  rates and other  events.  Hedging  transactions  may also  limit the opportunity  for gain if the value of the hedged  portfolio  positions  should increase.  It may not be  possible  for  the  Hedge  Fund  Managers  to  hedge against a change or event at a price  sufficient  to protect a Hedge Fund's or
Segregated  Account's  assets  from the  decline  in  value  of the  portfolio positions  anticipated as a result of such change. In addition,  it may not be possible  to hedge  against  certain  changes or events at all.  While a Hedge
Fund  Manager  may enter  into such  transactions  to seek to reduce  currency exchange  rate and  interest  rate  risks,  or the risks of a  decline  in the equity  markets  generally  or one or more  sectors of the  equity  markets in particular,  or the risks posed by the  occurrence  of certain  other  events, unanticipated  changes in currency or interest  rates or  increases or smaller than expected  decreases in the equity  markets or sectors being hedged or the non-occurrence  of other events  being  hedged  against may result in a poorer overall  performance  for the Fund  than if the  Hedge  Fund  Manager  had not
engaged  in  any  such  hedging  transaction.   In  addition,  the  degree  of
correlation  between  price  movements  of the  instruments  used in a hedging strategy  and price  movements  in the  portfolio  position  being  hedged may vary.  Moreover,  for a variety of reasons,  the Hedge Fund  Managers  may not seek to establish a perfect  correlation  between such hedging instruments and the portfolio  holdings being hedged.  Such imperfect  correlation may prevent the Hedge Fund Managers from  achieving the intended  hedge or expose the Fund to additional risk of loss.

      Counterparty  Credit Risk.  Many of the markets in which the Hedge Funds or Segregated  Accounts effect their  transactions are  "over-the-counter"  or
"inter-dealer"  markets.  The  participants in these markets are typically not subject  to credit  evaluation  and  regulatory  oversight  as are  members of
"exchange  based"  markets.  To the extent a Hedge Fund or Segregated  Account
invests   in   swaps,   derivative   or   synthetic   instruments,   or  other
over-the-counter  transactions, on these markets, it is assuming a credit risk with  regard to  parties  with  whom it  trades  and may also bear the risk of settlement  default.  These risks may differ  materially from those associated with  transactions  effected on an  exchange,  which  generally  are backed by clearing organization guarantees,  daily marking-to-market and settlement, and segregation and minimum  capital  requirements  applicable to  intermediaries.
Transactions  entered into directly  between two  counterparties  generally do not benefit from such  protections.  This  exposes a Hedge Fund or  Segregated
Account  to the risk that a  counterparty  will not  settle a  transaction  in accordance  with its terms and conditions  because of a dispute over the terms of the  contract  (whether  or not  bona  fide)  or  because  of a  credit  or liquidity  problem,  thus  causing  the Hedge  Fund or  Segregated  Account to suffer  a  loss.  Such  counterparty  risk  is  accentuated  in  the  case  of contracts  with  longer  maturities  where  events  may  intervene  to prevent settlement,  or where a Hedge Fund or Segregated  Account has concentrated its transactions with a single or small group of  counterparties.  Hedge Funds and
Segregated  Accounts  are not  restricted  from  dealing  with any  particular counterparty or from  concentrating any or all of their  transactions with one
counterparty.   However,  the  Sub-Adviser,  with  the  intent  to  diversify, intends to monitor  counterparty credit exposure of Hedge Funds and Segregated
Accounts.  The  ability of Hedge  Funds and  Segregated  Accounts  to transact
business  with  any  one  or  number  of  counterparties,   the  lack  of  any
independent evaluation of such counterparties'  financial capabilities and the absence of a  regulated  market to  facilitate  settlement  may  increase  the potential for losses by the Fund.

      Leverage;  Interest  Rates;  Margin.  The Fund is  authorized  to borrow money  for  investment  purposes,  to meet  repurchase  requests  and for cash management  purposes.  Hedge  Funds  generally  are also  permitted  to borrow money.  The  Fund,  Hedge  Funds  and  Segregated  Accounts  may  directly  or indirectly  borrow  funds  from  brokerage  firms  and  banks.  Borrowing  for investment  purposes  is known  as  "leverage."  Hedge  Funds  and  Segregated
Accounts  may also  "leverage"  by using  options,  swaps,  forwards and other
derivative   instruments.   Although  leverage   presents   opportunities  for
increasing  total  investment   return,  it  has  the  effect  of  potentially
increasing  losses as well. Any event that  adversely  affects the value of an investment,  either  directly  or  indirectly,  by a Hedge Fund or  Segregated
Account  could be  magnified  to the extent  that  leverage is  employed.  The cumulative effect of the use of leverage,  directly or indirectly, in a market that moves adversely to the  investments of the entity  employing the leverage could  result  in a loss  that  would be  greater  than if  leverage  were not employed.  In addition,  to the extent that the Fund,  Hedge Fund  Managers or
Hedge Funds  borrow  funds,  the rates at which they can borrow may affect the operating  results  of the Fund.  Any  borrowings  by the Fund for  investment purposes will be made solely for Segregated Accounts.

            In general,  the anticipated use of short-term  margin  borrowings by Hedge Funds and Segregated  Accounts results in certain  additional  risks.
For  example,  should  the  securities  that are  pledged to brokers to secure margin  accounts  decline  in value,  or should  brokers  from which the Hedge
Funds or Segregated  Accounts have borrowed increase their maintenance  margin
requirements   (i.e.,  reduce  the  percentage  of  a  position  that  can  be financed),  then the Hedge Funds or Segregated  Accounts could be subject to a
"margin  call,"  pursuant to which they must either deposit  additional  funds with the broker or suffer mandatory  liquidation of the pledged  securities to compensate  for the decline in value.  In the event of a  precipitous  drop in the value of the assets of a Hedge Fund or  Segregated  Account,  it might not be able to  liquidate  assets  quickly  enough to pay off the margin  debt and might suffer  mandatory  liquidation  of  positions  in a declining  market at relatively  low  prices,  thereby  incurring  substantial  losses.  For  these reasons,  the use of  borrowings  for  investment  purposes  is  considered  a speculative investment practice.

            Short  Selling.  The  Hedge  Fund  Managers  may  engage  in short selling.  Short selling  involves  selling  securities  that are not owned and borrowing  the  same  securities  for  delivery  to  the  purchaser,  with  an obligation to replace the borrowed  securities at a later date.  Short selling allows an  investor to profit  from  declines  in market  prices to the extent such  declines  exceed the  transaction  costs and the costs of borrowing  the securities.  A short sale creates the risk of an unlimited  loss, as the price of the underlying  security could  theoretically  increase without limit, thus increasing  the cost of buying those  securities to cover the short  position.
There  can be no  assurance  that the  securities  necessary  to cover a short position will be available for  purchase.  Purchasing  securities to close out the short  position  can  itself  cause the  price of the  securities  to rise further,  thereby  exacerbating the loss. For these reasons,  short selling is considered a speculative investment practice.

            Hedge Funds and  Segregated  Accounts  may also effect short sales
"against the box." These  transactions  involve selling short  securities that are  owned  (or  that a Hedge  Fund or  Segregated  Account  has the  right to obtain).  When a Hedge Fund or  Segregated  Account  enters  into a short sale against the box, it will set aside  securities  equivalent  in kind and amount to the securities sold short (or securities  convertible or exchangeable  into such  securities)  and will hold  such  securities  while  the  short  sale is outstanding.  Hedge  Funds and  Segregated  Accounts  will  incur  transaction costs,  including interest expenses,  in connection with opening,  maintaining and closing short sales against the box.

GENERAL RISKS

      Lack of  Operating  History.  Certain  Hedge  Funds may be newly  formed entities  that have no operating  histories.  In such cases,  the  Sub-Adviser will have evaluated the past investment  performance of Hedge Fund Managers or their  personnel.  However,  this  past  investment  performance  may  not  be indicative  of the future  results of an investment in a Hedge Fund managed by a Hedge Fund  Manager.  Although the  Sub-Adviser,  its  affiliates  and their
personnel  have   considerable   experience   evaluating  the  performance  of
alternative   asset  managers  and  providing   manager  selection  and  asset
allocation  services  to  clients,  the Fund's  investment  program  should be evaluated on the basis that there can be no assurance  that the  Sub-Adviser's assessments  of Hedge  Fund  Managers,  and in turn their  assessments  of the short-term or long-term prospects of investments,  will prove accurate.  Thus, the Fund may not achieve  its  investment  objective  and the Fund's net asset value may decrease.

      Non-Diversified   Status.  The  Fund  is  "non-diversified"   under  the
Investment  Company Act. That means that the Fund can invest in the securities of a single issuer without limit.  This policy gives the Fund more flexibility to invest in the  obligations of a single borrower or issuer than if it were a
"diversified"  fund.  However,  the Fund intends to diversify its  investments so that  it  will  qualify  as a  "regulated  investment  company"  under  the
Internal  Revenue Code (although it reserves the right not to qualify).  Under that  requirement,  with  respect  to 50% of its  total  assets,  the Fund may invest  up to 25% of its  assets  in the  securities  of any one  borrower  or issuer.  To the extent the Fund invests a relatively  high  percentage  of its assets in the  obligations  of a single issuer or a limited number of issuers, the Fund is  subject  to  additional  risk of loss if those  obligations  lose market  value or the  borrower  or issuer of those  obligations  defaults.  To address  this  risk,  not  more  than 10% of the  Fund's  net  assets  will be allocated to any one Hedge Fund Manager.

      Industry  Concentration  Risk.  Although the Fund will not invest 25% or more of the  value of its  total  assets in the  securities  (other  than U.S.
Government  securities) of issuers engaged in a single  industry,  Hedge Funds generally are not subject to similar  industry  concentration  restrictions on their  investments  and, in some cases, may invest 25% or more of the value of their total  assets in a single  industry.  Hedge Funds are not subject to the
Fund's other investment policies and restrictions.

      The Fund  will  not  invest  in a Hedge  Fund  if,  as a result  of such investment,  25% or more of the  value  of the  Fund's  total  assets  will be invested in Hedge Funds that, in the aggregate,  have investment programs that focus on  investing  in any  single  industry.  Nevertheless,  it is  possible that,  at any given  time,  the  assets  of Hedge  Funds in which the Fund has
invested   will,  in  the  aggregate,   be  invested  in  a  single   industry
constituting  25% or more of the value of their  combined  total  assets.  The
Fund does not believe that this  situation is likely to occur given the nature of its investment  program.  However,  because these  circumstances may arise, the  Fund  is  subject  to  greater  investment  risk  to  the  extent  that a significant  portion of its assets may at some times be  invested,  indirectly through Hedge Funds in which it invests,  in the securities of issuers engaged in  similar  businesses  that are  likely to be  affected  by the same  market conditions  and other  industry-specific  risk  factors.  Hedge  Funds are not generally required to provide current information  regarding their investments to their  investors  (including the Fund).  Thus, the Fund and the Sub-Adviser may not be able to  determine at any given time whether or the extent to which
Hedge Funds,  in the  aggregate,  have invested 25% or more of their  combined assets in any particular industry.

      If the Fund engages a Hedge Fund Manager to manage a Segregated  Account or a  separate  investment  vehicle  has been  created  in which a Hedge  Fund
Manager will serve as general  partner of the vehicle and the Fund will be the sole limited  partner (an  "Affiliated  Hedge  Fund"),  then the Fund shall be required  to look  through to the  assets of such  Segregated  Account  and/or
Affiliated   Hedge  Fund  in   determining   compliance   with  the   industry
concentration policy.

      Limited  Liquidity;  In-Kind  Distributions.  An  investment in the Fund provides  limited  liquidity  since  shareholders  will not be able to  redeem shares on a daily basis  because the Fund is a closed-end  fund.  In addition, with very limited exceptions, shares are not transferable,  and liquidity will be  provided  only  through  repurchase  offers  made from time to time by the
Fund. An  investment in the Fund is therefore  suitable only for investors who can bear the risks associated with the limited  liquidity of shares and should be viewed as a long-term investment.

            Payment for  repurchased  shares may require the Fund to liquidate portfolio  holdings  earlier than the Sub-Adviser  would  otherwise  liquidate these holdings,  potentially  resulting in losses, and may increase the Fund's portfolio  turnover.  The Adviser and the Sub-Adviser  intend to take measures
(subject to such  policies as may be  established  by the Board) to attempt to avoid or minimize  potential losses and turnover resulting from the repurchase of shares.

            If a  shareholder  tenders all shares (or a portion of its shares)
in connection  with a repurchase  offer made by the Fund,  that tender may not be rescinded by the shareholder  after the date on which the repurchase  offer terminates.  However,  the value of shares that are  tendered by  shareholders generally will not be determined  until a date  approximately  one month later and will be based on the value of the Fund's  assets as of such later date.  A shareholder  will thus  continue  to bear  investment  risk  after  shares are tendered for  repurchase  and until the date as of which the shares are valued for purposes of  repurchase.  In addition,  a redemption fee equal to 1.00% of the  value of  shares  repurchased  by the Fund  will  apply if the date as of which the shares are to be valued for purposes of  repurchase is less than one year following the date of the shareholder's initial investment in the Fund.

            The Fund expects to distribute  cash to the holders of shares that are  purchased.  However,  there can be no  assurance  that the Fund will have sufficient  cash to pay for shares that are being  repurchased or that it will be able to liquidate  investments at favorable  prices to pay for  repurchased shares.  Although  the Fund does not  generally  intend to make  distributions
in-kind,   under   the   foregoing   circumstances,   and  in  other   unusual
circumstances  where the Board  determine  that  making a cash  payment  would result  in a  material  adverse  effect  on the  Fund or on  shareholders  not
tendering   shares  for   repurchase,   shareholders   may   receive   in-kind
distributions  of  investments  from the Fund's  portfolio,  either the Fund's interests  in Hedge Funds or  securities  held by the Hedge  Funds  (valued in accordance  with  the  Fund's  valuation  policies)  in  connection  with  the repurchase of shares by the Fund. Any such  distributions  will be made on the same basis to all  shareholders in connection  with any particular  repurchase offer.  In  addition,  a  distribution  may be made  partly in cash and partly in-kind.  An  in-kind  distribution  may  consist of  securities  that are not readily  marketable and may be subject to restrictions on resale,  such as the
Fund's  interests in Hedge Funds or certain  securities  owned by Hedge Funds.
Shareholders  receiving an in-kind  distribution  will incur costs,  including commissions,  in disposing of securities that they receive, and in the case of securities that are not readily  marketable,  shareholders  may not be able to sell the  securities  except at prices  that are lower than those at which the securities  were  valued by the Fund or not  without  substantial  delay.  For these  various  reasons,  an  investment  in the shares is  suitable  only for sophisticated investors.  See "Repurchases of Shares and Transfers."

            Conflicts of  Interest.  The Adviser,  the  Sub-Adviser  and their affiliates,  as well as many of the Hedge Fund  Managers and their  respective affiliates,  provide  investment  advisory and other services to clients other
than  the  Fund  and  Hedge  Funds.  In  addition,   investment  professionals
associated with the Adviser,  the Sub-Adviser or Hedge Fund Managers may carry on  investment  activities  for their own  accounts and the accounts of family members  (collectively  with  other  accounts  managed  by  the  Adviser,  the
Sub-Adviser  and  their  affiliates,  "Other  Accounts").  As a result  of the foregoing,  the  Adviser,  the  Sub-Adviser  and Hedge Fund  Managers  will be engaged  in  substantial  activities  other than on behalf of the Fund and may have  differing  economic  shares in respect of such  activities  and may have conflicts of interest in allocating investment opportunities,  and their time, between  the Fund and Other  Accounts.  Hedge Fund  Managers  may, in pursuing independently of one another their respective  investment  objectives,  effect offsetting transactions,  which could result in the Fund bearing transactional costs without obtaining any benefit.

            However,  it is the policy of the Sub-Adviser,  and generally also the policy of the Hedge  Fund  Managers,  that  investment  decisions  for the
Fund,  Segregated Accounts and Other Accounts be made based on a consideration of their respective  investment  objectives and policies,  and other needs and requirements  affecting  each  account  that they  manage and that  investment transactions  and  opportunities  be fairly  allocated  among  their  clients, including the Fund and Hedge Funds.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

      Hedge Funds  generally  will not be registered  as investment  companies under the Investment  Company Act and,  therefore,  the Fund will not have the benefit of various  protections  afforded by the  Investment  Company Act with respect to its  investments  in Hedge Funds.  The Fund from time to time,  may also invest in non-U.S.  Hedge  Funds that also are not  registered  under the
Investment Company Act.  Investing in non-U.S.  Hedge Funds have similar risks to investing in securities of non-U.S.  companies and countries.  Although the
Sub-Adviser  expects  to  receive  detailed  information  from each Hedge Fund
Manager  regarding its investment  performance  and  investment  strategy on a regular  basis,  in most  cases  the  Sub-Adviser  has  little  or no means of independently  verifying  this  information.  A  Hedge  Fund  Manager  may use proprietary  investment  strategies  that  are  not  fully  disclosed  to  the
Sub-Adviser,  which may involve  risks under some market  conditions  that are not  anticipated  by the  Sub-Adviser.  In addition,  many Hedge Fund Managers will not be registered as investment  advisers under the  Investment  Advisers
Act  of  1940,  as  amended  (the  "Advisers  Act")  in  reliance  on  certain exemptions  from  registration  under  that act.  In such  cases,  Hedge  Fund
Managers  will not be  subject to various  disclosure  requirements  and rules that would apply to registered investment advisers.

            Investors in the Fund  directly bear the Fund's fees and expenses, and  indirectly  bear  fees and  expenses  of the Hedge  Funds and  Segregated
Accounts,  including asset-based fees and  performance-based  fees assessed by
Hedge  Funds  or  Segregated   Accounts.   Similarly,   shareholders   bear  a
proportionate  share of the other  operating  expenses of the Fund  (including the Administration Fee) and,  indirectly,  similar expenses of the Hedge Funds and Segregated  Accounts.  An investor who meets the conditions imposed by the
Hedge Fund Managers,  including  investment  minimums that may be considerably higher than the $500,000  minimum  imposed by the Fund,  could invest directly with the Hedge Fund Managers.

      Each Hedge Fund Manager will  receive any  performance-based  allocation to which it is entitled  irrespective  of the investment  performance of other
Hedge Fund  Managers  or the  investment  performance  of the Fund  generally.
Thus, a Hedge Fund Manager with positive  investment  performance will receive this allocation from the Fund (and indirectly from  shareholders)  even if the
Fund's  overall  investment  return is negative.  Investment  decisions of the
Hedge Fund  Managers are made  independently  of each other.  As a result,  at any  particular  time,  one Hedge Fund Manager may be purchasing  shares of an issuer for a Hedge Fund or  Segregated  Account whose shares are being sold by another Hedge Fund Manager for another Hedge Fund or  Segregated  Account.  In any such  situations,  the Fund could  indirectly  incur  certain  transaction costs without accomplishing any net investment result.

      Since the Fund may make additional  investments in or effect withdrawals from a Hedge Fund only at certain times pursuant to  limitations  set forth in the  governing  documents of the Hedge Fund,  the Fund from time to time:  may have to invest a greater  portion of its assets  temporarily  in money  market securities  than it otherwise  might wish to invest;  may have to borrow money to  repurchase  shares;  and may not be able to withdraw its  investment  in a
Hedge  Fund  promptly  after  it  has  made a  decision  to do  so.  This  may adversely affect the Fund's investment return or increase the Fund's expenses.

      Hedge Funds may be permitted to redeem their shares in-kind.  Thus, upon the Fund's  withdrawal  of all or a portion of its  interest  in a Hedge Fund, the Fund may receive  securities that are illiquid or difficult to value.  See
"INVESTMENT-RELATED  RISKS - Illiquid Portfolio Investments" and "DISTRIBUTION
ARRANGEMENTS  - Calculation of Net Asset Value." In these  circumstances,  the
Adviser  would seek to dispose of these  securities in a manner that is in the best interests of the Fund.

      Subject to limitations  imposed by the Investment  Company Act,  neither the  Trustees,  nor the Adviser,  nor the  Sub-Adviser  shall be liable to the
Fund or any of the shareholders  for any loss or damage  occasioned by any act or omission in the  performance  of their  respective  services as such in the absence of  willful  misfeasance,  bad faith,  gross  negligence  or  reckless disregard of their duties.

      Segregated  Account  Allocations.  The Fund may on occasion allocate its assets to a Hedge Fund Manager by  retaining  the Hedge Fund Manager to manage a  Segregated  Account  for the Fund,  rather  than  invest in the Hedge  Fund
Manager's  Hedge Fund. It is possible,  given the leverage at which certain of the  Hedge  Fund  Managers  will  trade,  that the Fund  could  lose more in a
Segregated  Account  that is managed by a  particular  Hedge Fund Manager than the Fund has  allocated  to such Hedge Fund  Manager to invest.  This risk may be avoided if the Fund,  instead of retaining a Hedge Fund Manager to manage a separate  account  comprised  of a  designated  portion of the Fund's  assets, creates a separate  investment  vehicle  for which a Hedge Fund  Manager  will serve as  general  partner  and in which  the  Fund  will be the sole  limited partner.  Use of this  structure,  however,  involves  various  expenses,  and there is no  requirement  that  separate  investment  vehicles  be created for
Segregated  Accounts.  Hedge  Funds  that  are  Segregated  Accounts  will  be subject to the investment  policies and  restrictions of the Funds, as well as the provisions of the Investment Company Act and the rules thereunder.

      Valuation  of Hedge  Funds.  In most  cases,  the Fund will be unable to verify  with  certainty  the  monthly  valuation  received  from a Hedge  Fund
Manager regarding a Hedge Fund.  Furthermore,  these valuations will typically be  estimates  only,  subject to revision  based on each Hedge  Fund's  annual audit.  Revisions to the Fund's gain and loss  calculations will be an ongoing process,  and no appreciation or depreciation  figure can be considered  final until the annual audits of Hedge Funds are completed.

      Hedge Fund  Managers  will  generally  invest  primarily  in  marketable securities,  although certain Hedge Fund Managers may also invest in privately placed  securities  and other  investments  that are  illiquid and do not have readily  available  market  quotations.  These  securities  will  nevertheless generally  be  valued  by  Hedge  Fund  Managers,  which  valuations  will  be conclusive  with  respect to the Fund,  even though Hedge Fund  Managers  will generally face a conflict of interest in valuing such  securities  because the values given to the securities will affect the  compensation of the Hedge Fund
Managers.  Any such securities held by a Segregated  Account will be valued at
their  "fair  value"  as   determined   in  good  faith  by  the  Board.   See
"DISTRIBUTION ARRANGEMENTS - Calculation of Net Asset Value," below.

                      USE OF PROCEEDS OF FUND'S OFFERING

      The Fund will use the  proceeds of the  offering of its shares to invest in accordance with its investment objective and policies.

                         THE FUND AND ITS INVESTMENTS

What is the Fund's  Investment  Objective?  The Fund seeks  long-term  capital appreciation  consistent  with  preservation  of capital  while  attempting to generate  positive  returns over various  market  cycles.  No assurance can be given that the Fund will achieve its investment objective.

What are the  Fund's  Principal  Investment  Policies?  The Fund  pursues  its investment  objective by allocating its assets for  investment  among a select group of Hedge Fund Managers that are alternative  asset managers and employ a variety of "market neutral" investment  strategies.  Market neutral investment strategies  seek to  provide  predictable  investment  returns  regardless  of general stock market movements.  The Sub-Adviser is primarily  responsible for selecting  the Hedge Fund Managers and  determining  the portion of the Fund's assets to be  allocated  to each Hedge Fund  Manager,  subject to the  general supervision  of the  Adviser  and the  Board.  The Fund will  implement  these allocation  decisions  primarily  by investing in Hedge Funds that are managed by Hedge Fund Managers selected by the Sub-Adviser.

Hedge Funds are generally  private U.S.  investment  funds,  although they may consist of certain  qualifying  non-U.S.  private  funds as well.  In the U.S.
such  funds  are  typically  organized  as  limited  partnerships  or  limited liability  companies,  that are not required to register  under the Investment
Company Act  because  they do not  publicly  offer  their  securities  and are restricted  as to either the number of  investors  permitted  to invest in the fund or as to the  qualifications  of persons  eligible to invest  (determined with  respect  to the  value  of  investment  assets  held) in the  fund.  The typical Hedge Fund will have greater  investment  flexibility than traditional investment  funds (such as mutual funds and most other  registered  investment companies)  as to  the  types  of  securities  owned,  the  types  of  trading strategies employed, and in many cases, the amount of leverage it may use.

Under normal  market  conditions,  at least 80% of the Fund's net assets (plus the amount of any  borrowings  by the Fund for  investment  purposes)  will be allocated  to Hedge Fund  Managers  that pursue  "market  neutral"  investment strategies.  "Market neutral"  investment  strategies  encompass a broad range of investment  programs that  historically have exhibited a low correlation to the  performance of equity,  debt and other markets.  They include  investment programs  involving  use of hedging and  arbitrage  techniques  in the equity, fixed-income,  currency  and  commodity  markets.  These  investment  programs employ a variety of sophisticated  investment  techniques that include,  among other things, short sales of securities,  use of leverage, and transactions in derivative  securities and other financial  instruments such as stock options, index options, futures contracts and options on futures.

How do Hedge  Fund  Managers  Decide  What  Investments  to Buy or  Sell?  The
Sub-Adviser  takes a three-tiered  approach to asset allocation and Hedge Fund
Manager   selection.   Its   methodology   is  premised  on  the  belief  that
consistent,  superior long-term  performance  necessitates  first, a rigorous,
top-down,   or  macro,  view  of  the  various  alternative   investment  fund
strategies;  second, an in-depth analysis of the types of strategy  attributes
that  best   complement   the   Fund's   investment   objective;   and  third,
identification  of Hedge Fund Managers whose investment  styles and historical investment returns and risk characteristics best embody those attributes.

The  investment  strategies  of the Hedge Fund  Managers  may  include,  among others:
o     Index  arbitrage.  This  strategy  involves  investing  in  a  group  of securities  comprising an index, or a representative sample of an index, in order to capture the pricing  differences  that may arise between the index and the component securities.
o     Interest  rate   arbitrage.   This  strategy   seeks  to  exploit  price
      anomalies  between  related  securities  with prices that  fluctuate  in response to interest rate movements.
o     Merger  arbitrage.  This strategy involves  investing  simultaneously in
      long  and  short  positions  in  companies   involved  in  a  merger  or
      acquisition in order to profit from the expected price  movements of the acquiring and target companies.
o     Convertible bond and warrant hedging.  This strategy involves  investing in undervalued  instruments that are convertible into equity  securities and then  hedging  out  systematic  risks  associated  with  either  the convertible instrument, the underlying security or both.
o     Statistical   long/short  equity  strategies.   This  strategy  involves
      constructing  portfolios of offsetting  long and short equity  positions using mathematical or statistical  techniques to identify relative value between long and short positions.
o     Pairs trading.  This is a specific type of equity hedging  strategy that involves  effecting  offsetting  long and short equity  positions in the same industry or sector.

Hedge  Fund  Managers  using  arbitrage  strategies  attempt to  identify  and exploit pricing  inefficiencies between related instruments or combinations of
instruments.   Sophisticated   mathematical  and  statistical  techniques  and
models  are  used to  attempt  to  identify  relative  value  between  related instruments or combinations of instruments  and to capture  mispricings  among such instruments.  Hedge Fund Managers pursuing  arbitrage  strategies utilize a  variety  of  techniques  and  models,  ranging  from  purely  quantitative, short-term models to more discretionary  approaches using fundamental research to construct long and short portfolios.

Can the Fund's Investment  Objective and Policies Change?  The Fund's Trustees
can change  non-fundamental  investment policies without shareholder approval,
although   significant  changes  will  be  described  in  amendments  to  this prospectus.  Fundamental  policies cannot be changed without the approval of a
"majority"  (as  defined  in  the  Investment   Company  Act)  of  the  Fund's
outstanding  voting shares.  The Fund's investment  objective is a fundamental policy.  An investment  policy is not  fundamental  unless this  prospectus or the SAI says that it is.

How are Hedge Fund  Managers  Selected?  The  Sub-Adviser  will  allocate  the
Fund's  assets  among  available  Hedge  Fund  Managers  that the  Sub-Adviser determines have records of superior investment  performance in pursuing market neutral  investment  strategies,  consistent with the Fund's goal of long-term capital  appreciation,  while  focusing on the risk  characteristics  of those
strategies  and  the  Fund's   overall  risk   exposure.   In  doing  so,  the
Sub-Adviser  will seek to construct an  investment  portfolio  for the Fund in which  there is  expected to be a low  overall  degree of  correlation  of the investment  performance of Hedge Fund Managers  across  investment  styles and little  or no  correlation  between  the  overall  performance  of the  Fund's portfolio  and the  general  performance  of  equity,  fixed-income  and other markets.  The Fund's  structure  and its  investment  approach are intended to provide  investors  several  advantages  over  direct  investments  in private investment  funds,  including:  the  ability  to  invest  in a  professionally constructed  and managed  investment  portfolio;  access to a diverse group of
Hedge Fund Managers that utilize  varying  investment  styles and  strategies;
and reduced risk exposure that comes from  investing  with multiple Hedge Fund
Managers  that have  exhibited low  volatility  of investment  returns and low correlation  to one another.  The  Sub-Adviser  expects  generally to allocate the Fund's assets to approximately 10 to 20 Hedge Fund Managers.

The  multi-manager  approach  followed by the Fund will involve  allocation of the Fund's assets to Hedge Fund Managers that employ  various  market  neutral investment  styles  and  strategies  and will  provide  investors  access to a variety  of Hedge Fund  Managers.  The Fund will  invest in  various  types of
Hedge Funds managed by Hedge Fund Managers,  including non-U.S.  private funds and private  U.S.  investment  funds that are  typically  organized as limited
partnerships,   joint  ventures,   other  investment   companies  and  similar
entities.  However,  the Fund may on  occasion  retain  one or more Hedge Fund
Managers  to manage  and  invest  designated  portions  of the  Fund's  assets
(either as  separately  managed  accounts or by creating  separate  investment vehicles in which a Hedge Fund  Manager  will serve as general  partner of the vehicle and the Fund will be the sole limited  partner).  Any  arrangement  in which  the  Fund  retains  a Hedge  Fund  Manager  to  manage  an  account  or investment  vehicle  for the  Fund is - as  explained  above  under  "A  Brief
Overview  of the  Fund:  What Does the Fund  Invest  In?" -  referred  to as a
"Segregated  Account."  The  selection of a new Hedge Fund Manager to manage a
Segregated  Account is subject to the  approval of the  Trustees,  including a majority  of the  persons  comprising  the  Trustees  who are not  "interested persons,"  as  defined  by  the  Investment  Company  Act,  of the  Fund  (the
"Independent  Trustees") and  shareholders,  unless the Fund seeks and obtains an order  from the SEC  exempting  the Fund  from  certain  provisions  of the
Investment  Company Act. The Fund's  participation  in any Segregated  Account arrangement  will be subject to the requirement that the Hedge Fund Manager be registered  as an  investment  adviser  under the Advisers Act, and the Fund's contractual  arrangements  with the Hedge Fund  Manager will be subject to the requirements of the Investment  Company Act applicable to investment  advisory contracts, including Section 15 of the Investment Company Act.

Hedge  Fund  Managers  will be  selected  on the  basis of  various  criteria, generally  including,  among  other  things,  an  analysis  of: the Hedge Fund
Manager's  performance  during  various  time periods and market  cycles;  the
Hedge Fund Manager's reputation,  experience and training; its articulation of
and  adherence  to  its  investment   philosophy;   the  presence  and  deemed
effectiveness  of  risk  management  discipline;  on-site  interviews  of  the management  team;  the  quality  and  stability  of the Hedge  Fund  Manager's organization,  including internal and external professional staff; and whether key personnel of the Hedge Fund Manager have substantial  personal investments in the Hedge Fund  Manager's  investment  program.  Although it is the general policy of the Fund to  allocate  assets  among  Hedge Fund  Managers  that use market neutral  strategies,  the Sub-Adviser may allocate a limited portion of the  Fund's  assets to Hedge  Fund  Managers  that do not use  market  neutral strategies,  but which use other  strategies that have investment  performance characteristics  that have  historically  been  negatively  correlated  to the equity and  fixed-income  markets,  generally,  in an  attempt  to  generate a consistent  return pattern with lower  volatility.  The Fund will not allocate more than 20% of its net assets to these Hedge Fund Managers.

Can  a  Hedge  Fund  Manager  Be  Replaced?  The  Sub-Adviser  will  regularly evaluate each Hedge Fund Manager to determine  whether its investment  program is consistent with the Fund's investment  objective and whether its investment performance  is  satisfactory.  Based on these  evaluations,  the  Sub-Adviser will allocate and reallocate the Fund's assets among Hedge Fund Managers,  may terminate  existing  Hedge  Fund  Managers  and select  additional  Hedge Fund
Managers,  subject to the  condition  that the  selection  of a new Hedge Fund
Manager for a Segregated  Account (as explained  above under "A Brief Overview of the Fund:  What does the Fund Invest In?")  requires  approval of the Board and shareholders,  unless the Fund seeks and obtains an SEC order exempting it from certain  provisions of the  Investment  Company Act (as  explained  above under "How are Hedge Fund Managers  Selected?").  However, no assurance can be given that such an order will be issued.

Limits on Allocating Fund Assets to any One Hedge Fund Manager.  Not more than
10% of the  Fund's  net  assets  will  be  allocated  to any  one  Hedge  Fund
Manager.  In addition,  the Fund will limit its investment position in any one
Hedge Fund to less than 5% of the Hedge Fund's  outstanding voting securities, absent an SEC order (or assurances  from the SEC staff) under which the Fund's contribution  and withdrawal of capital from a Hedge Fund in which it holds 5%
or more of the  outstanding  shares will not be subject to various  Investment
Company Act prohibitions on affiliated  transactions.  However,  to permit the investment of more of its assets in certain  Hedge Funds deemed  attractive by the  Sub-Adviser,  and subject to the foregoing  limitation that the Fund will not purchase 5% or more of the outstanding  voting securities of any one Hedge
Fund, the Fund may purchase non-voting  securities of Hedge Funds,  subject to a limitation that the Fund will not purchase  voting and non-voting  shares in a Hedge Fund that in the aggregate  represents 25% or more of the Hedge Fund's outstanding equity.

Hedge Fund Managers'  Investments.  Hedge Fund Managers will generally  invest primarily in marketable  securities,  although certain Hedge Fund Managers may also invest in privately  placed  securities  and other  investments  that are illiquid.  Interests  in Hedge Funds will not  themselves  be  marketable  and will only have  limited  liquidity.  Hedge Fund  Managers may invest and trade in a wide range of  instruments  and markets,  including,  but not limited to, domestic and foreign  equities  and  equity-related  instruments,  currencies, financial  futures,  and  fixed  income  and other  debt-related  instruments.
Hedge Fund  Managers are  generally  not limited as to the markets  (either by location  or  type,  such as large  capitalization,  small  capitalization  or
non-U.S.  markets) in which they may invest or the investment  discipline that they may employ (such as value,  growth or  bottom-up  or top-down  analysis).
In  managing  Hedge  Funds,  Hedge  Fund  Managers  will not be subject to the
Fund's  investment  policies and  restrictions or the various  limitations and
prohibitions   applicable  to  investment   companies   registered  under  the
Investment  Company  Act,  such as the  Fund.  As a  result,  Hedge  Funds may involve additional risks,  including those associated with the fact that Hedge
Funds are not generally  subject to any requirements that they diversify their investments or limit their  investments  in the securities of issuers  engaged in a single  industry or group of industries.  See "Main Risks of Investing in the Fund -  General  Risks -  Non-Diversified  Status."  However,  the  Fund's
investment  policies and  restrictions,  and limitations  and  prohibitions on investments  imposed by the Investment  Company Act, will apply in the case of
Segregated Accounts.

                         OTHER INVESTMENT STRATEGIES

            Hedge Fund  Managers can also use the  investment  techniques  and strategies  described  below.  They might not always use all of the  different types of techniques and investments  described  below.  These  techniques have risks,  although some are designed to help reduce overall investment or market risks.

Borrowing;  Use of  Leverage.  The Fund is  authorized  to  borrow  money  for investment  purposes,  to meet  repurchase  requests  and for cash  management
purposes.   The  Fund  may   obtain  a  line  of  credit   from  a   financial
institution.  Typically,  that type of line of credit will bear  interest at a floating  rate.  Hedge Funds  generally are also permitted to borrow money for similar  purposes.  The use of borrowings for investment  purposes is known as
"leverage"  and  involves a high degree of risk.  The  investment  programs of certain  Hedge Fund  Managers may make  extensive  use of leverage.  See "Main
Risks  of  Investing  in  the  Fund  -  Special  Investment   Instruments  and
Techniques--Leverage; Interest Rates; Margin."

            The Fund is  subject to the  Investment  Company  Act  requirement that an investment  company  satisfy an asset coverage  requirement of 300% of its  indebtedness,  including  amounts  borrowed,  measured  at the  time  the
investment    company   incurs   the   indebtedness   (the   "Asset   Coverage
Requirement").  This  means that the value of the  Fund's  total  indebtedness may not  exceed  one-third  the  value of its  total  assets  (including  such indebtedness).  These  limits do not apply to the Hedge Funds and,  therefore, the  Fund's  portfolio  may  be  exposed  to  the  risk  of  highly  leveraged investment  programs of certain Hedge Funds.  The Asset  Coverage  Requirement will  apply  to  borrowings  by  Segregated  Accounts,  as  well  as to  other transactions  by  Segregated  Accounts  that can be  deemed  to  result in the creation of a "senior  security."  Generally,  in conjunction  with investment positions  for  Segregated  Accounts  that are  deemed  to  constitute  senior securities,  the Fund must: (i) observe the Asset Coverage  Requirement;  (ii)
maintain  daily a segregated  account in cash or liquid  securities  at such a level  that the  amount  segregated  plus any  amounts  pledged to a broker as collateral  will equal the current value of the position;  or (iii)  otherwise
cover  the  investment   position  with   offsetting   portfolio   securities.
Segregation  of  assets  or  covering  investment  positions  with  offsetting portfolio  securities  may limit a Segregated  Account's  ability to otherwise invest those assets or dispose of those securities.

      Short Selling.  Hedge Funds and Segregated  Accounts may sell securities short.  To effect a short  sale,  the Hedge Fund or  Segregated  Account  will borrow the security  from a brokerage  firm,  or other  permissible  financial intermediary,  and make  delivery to the buyer.  The Hedge Fund or  Segregated
Account then is obligated to replace the borrowed  security by  purchasing  it at the  market  price at the time of  replacement.  The price at such time may be more or less  than the price at which the  security  was sold  short by the
Hedge  Fund or  Segregated  Account,  which  would  result  in a loss or gain, respectively.  The use of short sales is a  speculative  practice and involves significant  risks.  A short sale  creates the risk of an unlimited  loss,  as the price of the underlying  security  could  theoretically  increase  without limit,  thus increasing the cost of buying those securities to cover the short position.  See  "Main  Risks  of  Investing  in the  Fund  Special  Investment
Instruments and Techniques--Short Selling."

      Derivatives.  Hedge  Funds and  Segregated  Accounts  may use  financial instruments,  known as derivatives, for purposes of hedging portfolio risk and for  non-hedging  purposes.  Examples of  derivatives  include stock  options, index  options,  futures and options on futures.  Transactions  in derivatives involve  certain  risks.  See "Main Risks of Investing  in the Fund  --Special
Investment Instruments and Techniques - Derivatives."

      Short-Term  and  Defensive  Investments.  The Fund will  invest its cash reserves  in  high  quality  short-term  investments.  These  investments  may include money market instruments and other short-term debt obligations,  money
market   mutual   funds,   and   repurchase    agreements   with   banks   and
broker-dealers.  During periods of adverse market or economic conditions,  the
Fund may  temporarily  invest  all or a  significant  portion of its assets in these  securities  or hold  cash.  To the  extent  the Fund  invests  in these securities or holds cash, such  investments are  inconsistent  with the Fund's investment objective and the Fund will not achieve its investment objective.

                           HOW THE FUND IS MANAGED

General.  The  Fund  is  registered  under  the  Investment  Company  Act as a closed-end,  non-diversified  management  investment  company.  The  Fund  was formed as a  Massachusetts  business trust under the laws of the  Commonwealth of Massachusetts on May 24, 2002 and commenced operations January 2, 2003.

The Board of Trustees.  The Fund is governed by a Board of Trustees,  which is responsible  for  protecting  the shares of  shareholders  under  federal  and
Massachusetts   law.  The  Trustees  are  elected  by  shareholders  and  meet periodically  throughout the year to oversee the Fund's  business,  review its
performance,   and  review  the  actions  of  the  Adviser  and   Sub-Adviser.
"Trustees  and  Officers of the Fund" in the SAI  identifies  the Trustees and officers  of the Fund (who are  elected by the  Trustees)  and  provides  more information about them.

The Adviser.  OppenheimerFunds,  Inc. serves as the Fund's investment adviser,
subject  to  the  ultimate   supervision   of  and  subject  to  any  policies
established  by the Board,  pursuant  to the terms of an  investment  advisory agreement  with  the Fund  (the  "Advisory  Agreement").  Under  the  Advisory
Agreement,  the  Adviser  is  responsible  for  developing,  implementing  and
supervising  the  Fund's  investment  program.   The  Adviser  is  authorized,
subject  to the  approval  of the  Trustees,  to  retain  one or  more  of its affiliates to provide any or all of the investment  advisory services required to be  provided  to the Fund or to  assist  the  Adviser  in  providing  these services.

      The Adviser has operated as an  investment  adviser  since January 1960.
The Adviser and its subsidiaries and controlled  affiliates  managed more than
$180  billion of assets as of June 30,  2005.  Clients of the Adviser  include the Oppenheimer mutual funds with more than 7 million investor  accounts.  The
Adviser is located at Two World  Financial  Center,  225 Liberty  Street,  New
York,  New  York  10281-1008.  The  Adviser  is  wholly-owned  by  Oppenheimer
Acquisition  Corp., a holding company  ultimately  controlled by Massachusetts
Mutual Life Insurance Company, a global,  diversified  insurance and financial services organization.

The Sub-Adviser.  Tremont Partners,  Inc. serves as the Fund's Sub-Adviser and provides  day-to-day  investment  management  services to the Fund, subject to the  supervision  of the Adviser and the Board.  Since 1984,  the  Sub-Adviser
and  its  affiliates  have  provided  alternative  investment  solutions  to a diverse  client base including  financial  institutions,  mutual funds,  other investment  companies and high net worth  individuals.  These services include tracking and  evaluating  over 2,000 domestic and offshore  investment  funds.
The  Sub-Adviser  and its affiliates  were  responsible  for the allocation of over $4.3 billion of client assets among  alternative  investment  strategies, as of June 30, 2005. The  Sub-Adviser is located at 555 Theodore Fremd Avenue,
Rye,  New York  10580,  and since  October 1, 2001 has been a  majority-owned, subsidiary  of  Oppenheimer  Acquisition  Corporation,  which  in  turn  is  a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company.

      The  Sub-Adviser  will have  responsibility  for  selecting  Hedge  Fund
Managers and  determining  the portion of the Fund's assets to be allocated to each Hedge Fund  Manager.  It has the  investment  discretion  to select Hedge
Funds and Hedge Fund  Managers on behalf of the Fund,  and will  recommend  to the Board  whether or not the Fund should  enter into a  management  agreement with a Hedge Fund Manager  pursuant to which Fund assets would be managed in a
Segregated  Account.  It will  consider  various  criteria in selecting  Hedge
Fund Managers,  including among others: the historical investment  performance of the Hedge Fund Manager;  its reputation and experience;  the  effectiveness of its  risk  management  systems;  its  adherence  to its  stated  investment
philosophy;   the  quality  and   stability   of  the  Hedge  Fund   Manager's
organization;  and  whether  key  personnel  of the Hedge  Fund  Manager  have substantial investments in the Hedge Fund Manager's investment program.

Advisory  Fees. As  compensation  for services  required to be provided by the
Adviser under the Advisory Agreement,  the Fund will pay the Adviser a monthly fee  (the  "Advisory  Fee")  computed  at the  annual  rate  of  1.25%  of the aggregate  value of  outstanding  shares  determined as of the last day of the month (before any repurchases of shares).

            The Adviser  pays a monthly  Sub-Advisory  fee to the  Sub-Adviser equal to 50% of the amount of the Advisory Fee earned by the Adviser  pursuant to the Advisory Agreement.  The Adviser also pays a monthly fee to OFII out of its own  resources in an amount equal to 50% of the amount of the advisory fee earned  by the  Adviser  under  the  Advisory  Agreement  in  connection  with providing  selling and marketing  support to OFI and the Fund.  These fees are payable by the Adviser and not the Fund.

 Portfolio Manager.  The portfolio manager of the Fund is Timothy J. Birney, who is primarily responsible for selecting the Fund's investments in Hedge
Funds and allocating the Fund's assets among the Hedge Funds selected.  Mr.
Birney has been a Vice President and portfolio manager of the Sub-Adviser since January 2005 and was Investment Management Associate for Tremont
Capital, Inc., the parent company of the Sub-Adviser, from November 2003 to
January 2005.  From May 2002 through November 2003, Mr. Birney served as Vice
President at Asset Alliance Corporation, where his responsibilities included the development and distribution of structured products and quantitative allocation and risk management models.  From March 1998 through May 2002, Mr.
Birney served as Vice President and Research Portfolio Manager of Alternative
Asset Management at Nikko Securities Co. International, Inc.

The SAI provides additional information about the portfolio manager's compensation, other accounts he manages and his ownership of Fund shares.

Investor Servicing  Arrangements.  The Adviser may pay, out of its own assets, to qualifying  brokers,  dealers and financial  advisers that provide  ongoing investor  services and account  maintenance  services to shareholders that are their customers  ("Investor Service  Providers") an amount not to exceed 0.25%
(on an annualized basis) of the aggregate value of outstanding  shares held by such  shareholders.  These services include,  but are not limited to, handling shareholder  inquiries  regarding  the Fund  (e.g.,  responding  to  questions concerning  investments  in the Fund,  account  balances,  and reports and tax information  provided by the Fund);  assisting in the enhancement of relations and  communications  between  shareholders  and  the  Fund;  assisting  in the
establishment   and  maintenance  of  shareholder   accounts  with  the  Fund;
assisting  in  the   maintenance  of  Fund  records   containing   shareholder
information;  and providing such other  information  and  shareholder  liaison services as the Adviser may reasonably request.

Administrative  Services.  Under the terms of an administration agreement with the Fund,  the Adviser will  provide  certain  administrative  services to the
Fund,  including,  among  others:  providing  office  space and other  support services and  personnel  as  necessary  to provide such  services to the Fund;
supervising the entities retained by the Fund to provide accounting  services,
investor  services  and  custody  services;   handling  shareholder  inquiries
regarding the Fund,  including but not limited to questions  concerning  their investments in the Fund;  preparing or assisting in the preparation of various reports,  communications and regulatory filings of the Fund;  assisting in the review  of  investor  applications;  monitoring  the  Fund's  compliance  with federal  and state  regulatory  requirements  (other  than those  relating  to investment compliance);  coordinating and organizing meetings of the Board and meetings of shareholders and preparing related materials;  and maintaining and preserving  certain books and records of the Fund. In consideration  for these services,  the Fund will pay the Adviser a monthly fee  computed at the annual rate of 0.15% of the aggregate  value of outstanding  shares  determined as of the last day of each calendar  month (the  "Administration  Fee").  Related to this, the Adviser (in its capacity as administrator)  and the Sub-Adviser have entered  into a  sub-administration  agreement,  pursuant to which the Adviser may  delegate  some  or  all  of the  administrative  responsibilities  to the
Sub-Adviser.  The Adviser,  in its capacity as administrator of the Fund, will pay the Sub-Adviser, in its capacity as sub-administrator,  some or all of the
Administration Fee.

Fund Expenses. The Fund will bear its own expenses including,  but not limited to: the Advisory Fee; any taxes;  investment-related  expenses incurred by the
Fund  (e.g.,  management  fees  charged by the Hedge Fund  Managers  and Hedge
Funds,   costs   associated  with  organizing  and  operating  any  Segregated
Accounts,  placement  fees,  interest  on  indebtedness,  fees  for  data  and software  providers,  research  expenses  and  professional  fees  (including,
without   limitation,   expenses  of  consultants  and  experts)  relating  to
investments);  fees and expenses for accounting and custody services; the fees and expenses of Fund counsel,  legal counsel to the  Independent  Trustees and the Fund's  Independent  Registered  Public  Accounting Firm; costs associated with the  registration  of the Fund,  including the costs of  compliance  with federal and state laws;  costs and  expenses of holding  meetings of the Board and meetings of shareholders,  including costs associated with preparation and dissemination  of  proxy  materials;  the  costs  of a  fidelity  bond and any liability  insurance  obtained  on behalf of the Fund or the  Board;  and such other  expenses as may be approved by the Board.  The Fund will  reimburse the
Adviser for any of the above expenses that it pays on behalf of the Fund.

      Ongoing  offering  costs are  capitalized  and amortized to expense over twelve months on a straight line basis.

      The  Fund's  organizational  expenses  were  borne  voluntarily  by  the
Adviser.  In addition,  initial  offering costs were borne  voluntarily by the
Adviser upon commencement of the Fund's operations.

Proxy  Voting.  In  certain   circumstances,   the  Sub-Adviser  may  exercise
proxy-voting  authority with respect to the Fund's  investment in Hedge Funds.
In most cases,  however,  since hedge funds are designed to provide  little in the way of  decision-making  authority to  investors,  the  underlying  voting rights granted to the Fund by the Hedge Funds are generally  very limited.  To the  extent  any  such  vote is  required  and  authorized  to be taken by the
Sub-Adviser,  the Sub-Adviser shall, in all cases, vote in a manner that is in the best  interests  of the Fund.  To the  extent  any  Sub-Adviser  personnel responsible  for  exercising  such  right on  behalf of the Fund  perceives  a conflict of interest  between the best  interests of the Fund and those of the
Sub-Adviser,  such  personnel  shall  refer  such  matter  to a member  of the
Sub-Adviser's  senior  management  who will  disclose the conflict to the Fund and obtain the Fund's consent before voting the Fund's proxy.

Capitalization of the Fund as of May 31, 2005

                                                   Amount Held by Registrant
Title of Class                        Authorized      or for its Account
--------------                        ----------      ------------------
Outstanding
-----------

Shares of Beneficial Interest $0.001 par value  Unlimited Number
                                       of Shares            0
74,611.389

Pending  Litigation.  A  consolidated  amended  complaint  has  been  filed as putative  derivative and class actions against the Fund's investment  Advisor,
Distributor  and  Transfer  Agent,  as  well  as 51 of the  Oppenheimer  funds
(collectively  the  "funds")  not  including  the Fund,  30 present and former
Directors  or  Trustees  and 8 present  and former  officers of certain of the funds.  This  complaint,  initially  filed in the U.S.  District Court for the
Southern  District  of New York on January  10,  2005 and  amended on March 4,
2005,   consolidates   into  a  single   action  and  amends  six   individual
previously-filed  putative derivative and class action complaints.  Like those prior  complaints,  the complaint  alleges that the Adviser charged  excessive fees for distribution and other costs,  improperly used assets of the funds in the form of directed  brokerage  commissions  and 12b-1 fees to pay brokers to promote  sales of the funds,  and failed to properly  disclose the use of fund assets to make those payments in violation of the  Investment  Company Act and the Advisers Act. Also,  like those prior  complaints,  the complaint  further alleges  that  by  permitting  and/or  participating  in  those  actions,  the
Directors/Trustees  and the Officers  breached their fiduciary  duties to Fund shareholders  under  the  Investment  Company  Act  and  at  common  law.  The complaint seeks unspecified  compensatory and punitive damages,  rescission of the funds'  investment  advisory  agreements,  an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

The  defendants  believe the claims  asserted in these law suits to be without merit,  and  intend  to defend  the  suits  vigorously.  The  Adviser  and the
Distributor  do not  believe  that the  pending  actions  are likely to have a material  adverse  effect on the Fund or on their  ability  to  perform  their respective investment advisory or distribution agreements with the Fund.

A b o u t   Y o u r   A c c o u n t

                              HOW TO BUY SHARES

INVESTOR QUALIFICATIONS.

Shares will be sold only to "Qualified  Investors"  that are exempt from federal income tax.

          Currently,  "Qualified Investors" include: (i) companies (other than investment  companies)  that represent that they have a net worth of more than
$1,500,000;  and (ii) persons who have at least  $750,000  under the Adviser's or its affiliates'  management,  including any amount invested in the Fund. In addition,  shares are  offered  only to  investors  that are U.S.  persons for federal  income tax purposes,  as defined  below,  and that represent they are exempt  from  federal  income  tax.  You must  complete  and sign an  investor certification  that you meet these  requirements  before you may invest in the
Fund.  The form of this investor  certification  is contained in Appendix A of this  prospectus.  The  Fund  will  not be  obligated  to sell to  brokers  or dealers any shares that have not been placed  with  Qualified  Investors  that meet all applicable requirements to invest in the Fund.

            A person is  considered  a U.S.  person  for  federal  income  tax purposes  if the person is: (i) a citizen or  resident  of the United  States;
(ii) a corporation,  partnership (including an entity treated as a corporation or  partnership  for federal  income tax purposes) or other entity (other than an estate or trust) created or organized  under the laws of the United States, any state  therein or the District of Columbia;  (iii) an estate (other than a foreign estate defined in Section  7701(a)(31)(A) of the Internal Revenue Code
of 1986,  as amended  (the  "Code"));  or (iv) a trust,  if a court within the
U.S. is able to exercise primary  supervision over its  administration and one or more U.S.  persons have the authority to control all substantial  decisions of such trust.

         Patriot Act Anti-Money Laundering  Requirements.  The USA Patriot Act
(the "Patriot Act"),  requires all financial  institutions to obtain,  verify, and record  information  that  identifies  each person or entity that opens an account.  The Patriot Act is intended to prevent the use of the U.S. financial system  in  furtherance  of  money  laundering,  terrorism  or  other  illicit activities.  When you open an  account,  the  Fund  may  request  information, including  your  name,  your  date  of  birth  (for a  natural  person),  your residential  street  address  or  principal  place of  business,  your  Social
Security Number or Employer  Identification Number, or other government issued
identification.   Additional   information   may  be   required   in   certain
circumstances  or to open corporate  accounts.  The Fund or the Transfer Agent may use the  information  to verify the identity of investors or the status of financial  advisers  and may reject  purchase  orders or redeem any amounts in the Fund if they are  unable  to do so.  The Fund  may also  place  limits  on account  transactions  while it is in the process of attempting to verify your identity.  It is  the  Fund's  policy  to  cooperate  fully  with  appropriate regulators in any  investigations  conducted  with respect to potential  money laundering, terrorism or other illicit activities.

DISTRIBUTION ARRANGEMENTS

General Terms.  The  Distributor  acts as the distributor of the Fund's shares on a best efforts basis, subject to various conditions,  pursuant to the terms of a General  Distributor's  Agreement  entered into with the Fund. Shares may be purchased  through the  Distributor or through brokers or dealers that have entered  into  selling  agreements  with  the  Distributor.  The  Fund  is not obligated  to sell to a broker or dealer any shares  that have not been placed with Qualified  Investors that meet all applicable  requirements  to invest in the Fund.  The  Distributor  maintains  its  principal  office  at 6803  South
Tucson Way,  Centennial,  Colorado  80112,  and is an affiliate of the Adviser and the Sub-Adviser.

      Shares will be offered and may be  purchased on a monthly  basis,  or at such other times as may be determined by the Board.

      Neither the  Distributor  nor any other broker or dealer is obligated to buy from the Fund any of the shares.  The Distributor  does not intend to make a market in the shares.  The Fund has agreed to indemnify the  Distributor and its affiliates and certain other persons  against  certain  liabilities  under the Securities Act.

Purchase  Terms.  Shares are being  offered only to Qualified  Investors  that meet all  requirements to invest in the Fund. The minimum  initial  investment in the Fund by an  investor is  $500,000.  Subsequent  investments  must be at least $100,000. These minimums may be modified by the Fund from time to time.

      All  investor  funds for the sale of shares  pending  acceptance  by the
Fund will be deposited in an escrow account  maintained by Citibank,  N.A., as the escrow agent,  for the benefit of the investors.  Funds held in the escrow account may be  invested  in high  quality,  short-term  investments,  and any interest  earned on the funds will be paid to investors on the date shares are issued.  The full amount of an investment is payable in federal  funds,  which must be received by the  Distributor  not later than  fourteen  calendar  days prior  to the  beginning  of a month  if  payment  is made  by  check  or four business days prior to the beginning of a month if payment is sent by wire.

      Before  an  investor  may  invest in the Fund,  the  Distributor  or the
investor's  sales   representative  will  require  a  certification  from  the investor  that it is a Qualified  Investor  and meets other  requirements  for investment,  and that the investor  will not transfer its shares except in the limited  circumstances  permitted under the Funds'  Declaration of Trust.  The form of investor  certification  that each  investor  will be asked to sign is contained in Appendix A of this prospectus.  An investor's  certification must be received by the  Distributor,  along with its payment as  described  above, otherwise an investor's order will not be accepted.

Calculation  of Net Asset Value.  The Fund sells its shares at their  offering price,  which is equal to the "net  asset  value"  per  share.  The net  asset value  of the  Fund  will be  computed  as of the  close  of  business  on the following  days:  (i) the last day of each fiscal  year  (March 31),  (ii) the last day of each taxable year  (December 31), (iii) the day preceding the date as of which  any  shares of the Fund are  purchased,  (iv) any day as of which the Fund  repurchases  any shares or (v) any day the Fund makes a distribution to  shareholders in shares pursuant to the Fund's  Reinvestment  Program.  The
Fund's  net  asset  value  is  the  value  of  the  Fund's   assets  less  its
liabilities.

      In  computing  net  asset  value   pursuant  to  "Pricing   Polices  and
Procedures"  adopted by the  Fund's  Trustees,  the Fund will value  shares in
Hedge Funds at their fair  value,  which the  Trustees  have  determined  will ordinarily  be the  values of those  shares as  determined  by the Hedge  Fund
Managers of the Hedge Funds in  accordance  with policies  established  by the
Hedge Funds.  Other  securities and assets of the Fund  (including  securities and other  investments  held by Segregated  Accounts) will be valued at market value, if market  quotations are readily  available.  Securities and assets of the Fund for which market  quotations are not readily available will be valued at fair value as  determined  in good faith by the  Trustees or in  accordance with the "Pricing Policies and Procedures"  adopted by the Trustees.  Expenses of the Fund and its  liabilities  (including the amount of any borrowings) are taken into account for purposes of computing net asset value.

      The Fund's  "Pricing  Policies and  Procedures"  are designed to provide the Trustees with monthly  information  from the Hedge Funds on which the Fund may reliably  determine  the value of its  investments  in the Hedge Funds and determine  its net  asset  value  each  month.  The  Fund  typically  receives information  from the  Hedge  Funds,  as of  month-end,  within  fifteen  (15)
business days after month-end.

      As a general  matter,  the fair value of the Fund's  interest in a Hedge
Fund will  represent  the  amount  that the Fund  could  reasonably  expect to receive from a Hedge Fund if the Fund's  interest were redeemed at the time of valuation,  based  on the  information  reasonably  available  at the time the valuation is made and that the Fund  believes to be reliable.  In the unlikely event  that a Hedge  Fund does not report its value at the end of the month to the Fund on a timely  basis,  the Fund will  determine  the fair value of such
Hedge Fund based on the most recent value  reported by the Hedge Fund, as well as other relevant information  available to the Fund at the time it determines its net asset value.  Using the  nomenclature of the hedge fund industry,  any values  reported as  "estimated"  or "final"  values will  reasonably  reflect market values of securities for which market  quotations are available or fair value as of the Fund's valuation date.

      Prior to investing  in any Hedge Fund,  the  Sub-Adviser  will conduct a due  diligence  review of the  valuation  methodology  used by the Hedge Fund, which as a general  matter will  utilize  market  values when  available,  and otherwise  utilize  fair  value  principles  that the  Sub-Adviser  reasonably believes  to be  consistent  with those used by the Fund for  valuing  its own investments.

      The  Sub-Adviser  monitors all Hedge Funds and  compares the  individual monthly  results  of each  Hedge  Fund with that of other  private  hedge fund managers  that  use the  same  type of  investment  strategy.  In the  unusual circumstance  where a Hedge  Fund's  performance  is not in line with its peer group, the Sub-Adviser  will contact the Hedge Fund's  Sub-Adviser and attempt to find a logical and  reasonable  explanation  for the  disparity in returns.
Any outlying  results,  either positive or negative,  are followed up with the
Hedge Fund's  Sub-Adviser  to determine the cause and to see if further review of the situation is required.  If, based on relevant information  available to the  Sub-Adviser  at the time the Fund values its portfolio,  the  Sub-Adviser concludes  that the value  provided by the Hedge Fund does not  represent  the fair value of the Fund's  interests in the Hedge Fund,  the  Sub-Adviser  will take steps to  recommend  a fair value for the Fund's  interests  in the Hedge
Fund to the Fund's Board for its consideration.

      Prospective  investors  should be aware that  there can be no  assurance that the fair  values of  interests  in Hedge  Funds as  determined  under the procedures  described  above will in all cases be  accurate to the extent that the Fund,  the Board and the  Sub-Adviser  do not generally have access to all necessary  financial  and other  information  relating  to the Hedge  Funds to determine  independently  the net asset  values of those  funds.  The  Board's results in  accurately  fair  valuing  securities  whose  market  value is not readily  ascertainable  are  subject  to  inaccuracies  and its  valuation  of portfolio  positions  could have an adverse effect on the Fund's net assets if its judgments regarding appropriate valuations should prove incorrect.

                     REPURCHASES OF SHARES AND TRANSFERS

NO RIGHT OF REDEMPTION

            No  shareholder  will have the right to require the Fund to redeem shares.  There  is no  public  market  for  shares,  and none is  expected  to develop.  With  very  limited  exceptions,  shares  are not  transferable  and liquidity will be provided only through  limited  repurchase  offers that will be made from time to time by the Fund.  Any  transfer  of shares in  violation of the Fund's  Declaration  of Trust will not be  permitted  and will be void.
Consequently,  shareholders  may  not be able to  liquidate  their  investment other  than as a result of  repurchases  of shares by the Fund,  as  described below. For information on the Fund's policies  regarding  transfers of shares, see "Repurchases and Transfers of Shares--Transfers of Shares" in the SAI.

REPURCHASES OF SHARES

      The Fund from time to time will offer to repurchase  outstanding  shares pursuant to written tenders by  shareholders.  Repurchase  offers will be made at such times and on such terms as may be  determined by the Board in its sole discretion,  subject to certain regulatory  requirements  imposed by the rules of the SEC and generally  will be offered to repurchase at a specified  dollar amount of  outstanding  shares.  The  Fund's  shares  will not be  listed  for trading  on a  securities  exchange.  A  redemption  fee equal to 1.00% of the value of shares  repurchased  by the Fund  will  apply if the date as of which the shares are to be valued for purposes of  repurchase  is less than one year following  the date of the  shareholder's  initial  investment in the Fund. If applicable,  the  redemption  fee  will  be  deducted  before  payment  of the proceeds of a repurchase.

      Board   Considerations.   In   determining   whether   the  Fund  should
repurchase  shares  pursuant to written  tenders,  the Board will consider the recommendations of the Adviser.  The Adviser expects that it will recommend to the Board that the Fund  offer to  repurchase  shares as of the last  business
day  of  March,   June,   September  and  December  of  each  year.  The  Fund
anticipates  that the Board will limit each  repurchase to no more than 25% of the Fund's  total  assets,  although the limit for any one  repurchase  may be lower.

            The Board will also consider the following factors,  among others, in making its determination:

o     whether any shareholders have requested to tender shares to the Fund;

o     the liquidity of the Fund's assets;

o     the investment plans and working capital requirements of the Fund;

o     the relative economies of scale with respect to the size of the Fund;

o     the history of the Fund in repurchasing shares or portions thereof;

o     the economic condition of the securities markets; and

o     the   anticipated   tax   consequences  to  the  Fund  of  any  proposed
               repurchases of shares or portions thereof.

            The Board will  determine  that the Fund  repurchase  shares  from shareholders  pursuant to written  tenders only on terms the Board  determines to be fair to the Fund and  shareholders,  and  subject to certain  regulatory requirements  imposed by SEC  rules.  When the Board  determine  that the Fund will make a  repurchase  offer,  notice of that offer will be provided to each shareholder  describing  the terms of the offer,  and  containing  information that  shareholders  should  consider in deciding  whether to tender shares for repurchase.  Shareholders  who are deciding  whether to tender  shares  during the period that a repurchase  offer is open may  ascertain  the  estimated net asset  value of their  shares  from the  Adviser  during  the period the offer remains open.

      Cash  Payment  vs.  In-Kind  Securities  Distribution.  When  shares are
repurchased   by  the  Fund,   shareholders   will   generally   receive  cash
distributions  equal to the value of the  shares  repurchased,  less the Early
Repurchase  Fee, if applicable.  However,  in the sole discretion of the Fund, the  proceeds  of  repurchases  of shares may be paid pro rata by the  in-kind distribution  of  securities  held by the Fund,  or partly in cash and  partly in-kind.  The Fund does not expect to distribute  securities in-kind except in unusual  circumstances,  such as in the unlikely  event that the Fund does not have  sufficient  cash to pay for shares that are  repurchased  or if making a cash  payment  would  result in a  material  adverse  effect on the Fund or on shareholders  not tendering shares for repurchase.  See "Risk  Factors--General
Risks."  Repurchases  will be effective  after  receipt and  acceptance by the
Fund of all eligible written tenders of Shares.

      Gain or Loss on Sale of Shares.  A shareholder  that tenders  shares and who is subject to federal,  state or local  income tax will  generally  have a taxable  event  when  the  shares  are  repurchased.  Gain,  if  any,  will be recognized  by a tendering  shareholder  only as and after the total  proceeds received by the  shareholder  exceed the  shareholder's  adjusted tax basis in the shares.  A loss, if any, will be recognized only after the shareholder has received  full  payment  under the  promissory  note that will be given to the shareholder prior to the Fund's payment of the repurchase amount.

REPURCHASE PROCEDURES

      Due to liquidity  restraints  associated with the Fund's  investments in
Hedge  Funds and the fact that the Fund may have to  effect  withdrawals  from those funds to pay for shares  being  repurchased,  it is  presently  expected that,  under the  procedures  applicable to the  repurchase of shares,  shares will be valued for  purposes of  determining  their  repurchase  price as of a date  approximately one month after the date by which shareholders must submit a repurchase  request (the "Valuation  Date") and that the Fund will generally pay the value of the shares  repurchased  (or as discussed  below,  an initial payment of 95% of the  estimated  value if all shares  owned by a  shareholder are  repurchased)  approximately  one month  after the  Valuation  Date.  This amount will be subject to  adjustment  upon  completion of the annual audit of the Fund's  financial  statements  for the fiscal year in which the repurchase is effected  (which it is expected will be completed  within 60 days after the end  of  each  fiscal  year).  If  all  shares  owned  by  a  shareholder  are repurchased,  the shareholder  will receive an initial payment equal to 95% of the  estimated  value of the shares and the balance due based on the net asset value will be  determined  and paid  promptly  after  completion of the Fund's audit and will be subject to audit adjustment.  Any such distributions will be made on the same basis to all  shareholders  in connection with any particular repurchase offer.

            Under these  procedures,  shareholders will have to decide whether to tender their shares for  repurchase  without the benefit of having  current information  regarding  the  value of  shares  as of a date  proximate  to the
Valuation  Date.  The  shareholder  may inquire of the Fund,  at the toll-free phone  number  indicated  on the back  cover of the  prospectus  and the front cover of the SAI, as to the share value last  determined.  In addition,  there
will  be  a  substantial   period  of  time  between  the  date  as  of  which
shareholders  must  tender  shares  and the date they can  expect  to  receive
payment  for  their  shares  from  the  Fund.  However,   promptly  after  the
expiration of a repurchase offer,  shareholders  whose shares are accepted for repurchase will be given  non-interest  bearing,  non-transferable  promissory notes by the Fund  representing  the Fund's  obligation to pay for repurchased shares.  Payments for  repurchased  shares may be delayed under  circumstances where the Fund has  determined  to redeem  its  shares in Hedge  Funds to make such  payments,  but has  experienced  delays in receiving  payments  from the
Hedge Funds.

            A  shareholder  who tenders for  repurchase  only a portion of his shares will be required to  maintain a minimum  account  balance of  $500,000.
If a  shareholder  tenders a portion of his shares and the  repurchase of that portion  would  cause the  shareholder's  account  balance  to fall below this required  minimum,  the Fund  reserves  the right to reduce the portion of the shares to be  purchased  from the  shareholder  so that the  required  minimum balance is maintained.

            Repurchases   of  shares  by  the  Fund  are  subject  to  certain
regulatory requirements imposed by SEC rules.
Special   Considerations  and  Risks  of  Repurchases.   In  addition  to  the
limitations  and risks  discussed  elsewhere in this  prospectus,  there are a number of other factors  affecting  share  repurchases  that investors  should consider, as summarized below:

o     Early  Repurchase Fee. You may be subject to an Early Repurchase Fee, on shares  that are  repurchased  if the date as of which the  shares are to be valued for purposes of  repurchase is less than one year following the date of the shareholder's  initial investment in the
            Fund.

o     Decrease in Fund  Assets.  Although the Board  believes  that the Fund's
            policy  of  making   repurchase   offers  will  generally  benefit
            shareholders  by providing  liquidity,  the  repurchase  of shares could cause the Fund's total assets to decrease  unless  offset by new sales of shares.  The Fund's  expense  ratio  might  therefore increase  as a result  of  repurchases.  Repurchase  offers  might also decrease the Fund's investment  flexibility,  in part because of the Fund's  need to hold  liquid  assets to satisfy  repurchase requests.  The impact may depend on the number of shares  that the
            Fund  repurchases  and the ability of the Fund to sell  additional shares.

o     Asset Coverage for Borrowings.  Repurchases of shares may  significantly reduce the asset  coverage for any Fund  borrowings.  The Fund may not  repurchase  shares  if the  repurchase  results  in its asset coverage  levels falling below the  requirements of the Investment
            Company  Act.  As a  result,  in  order  to be able to  repurchase shares tendered,  the Fund may be forced to repay all or a part of
            its   outstanding   borrowings  to  maintain  the  required  asset
            coverage.

o     Forced Sale of Portfolio  Securities.  To complete a  repurchase  offer, the Fund might be required to sell  portfolio  securities to raise cash.  This might  cause the Fund to realize  gains or losses at a time  when the  Adviser  would  otherwise  not want the Fund to do
            so.  It  might   increase   portfolio   turnover  and  the  Fund's
            portfolio transaction expenses,  reducing the Fund's net income to distribute to shareholders.

o     Dividends,  Capital  Gains and  Taxes.  Certain  shareholders  may incur state tax  liability  upon the Fund's  repurchase of their shares.
            See "Dividends, Capital Gains and Taxes."

MANDATORY REDEMPTION BY THE FUND

            The  Declaration of Trust provides that the Fund may redeem shares under certain circumstances,  including if: ownership of the shares will cause the Fund to be in  violation  of  certain  laws;  continued  ownership  of the shares  may  adversely  affect  the  Fund;  any  of  the  representations  and warranties  made by a shareholder  in connection  with the  acquisition of the shares was not true when made or has ceased to be true;  or it would be in the best interests of the Fund to repurchase the shares.

                      DIVIDENDS, CAPITAL GAINS AND TAXES

This  information is only a summary of certain  federal income tax information about your  investment.  You should  consult  with your tax advisor  about the effect of an investment in the Fund on your particular tax situation.

         Dividends.  The amount of any  dividends  the Fund pays may vary over
time,   depending  on  market  conditions,   the  composition  of  the  Fund's
investment  portfolio,  the  expenses  borne  by the  Fund's  shares,  and any distributions  made to the Fund by the  underlying  Hedge Funds or  Segregated
Accounts.  The Fund cannot  guarantee  that it will pay any dividends or other distributions.

         Capital Gains  Distributions.  A Hedge Fund may realize capital gains on  the  sale  of  portfolio  securities.  If  it  does,  the  Fund  may  make distributions out of any net short-term or long-term  capital gains,  normally in  December of each year.  The Fund may make  supplemental  distributions  of dividends  and capital gains  following the end of its fiscal year.  There can be no assurance  that the Fund will pay any capital gains  distributions  in a particular year.

         Choice  for  Receiving  Distributions.  When you open  your  account, specify  on your  application  how you  want to  receive  your  dividends  and distributions.  There are two options available:

o     Reinvest All  Distributions  in the Fund.  You can elect to reinvest all dividends and capital gains  distributions in additional shares of the Fund.

o     Receive All  Distributions in Cash. You can elect to receive a check for all dividends and capital gains distributions.

      The Fund has a program for the automatic reinvestment of distributions in the Fund.  Under the program, when a shareholder's distribution is reinvested, additional Fund shares will be issued to that shareholder in an amount equal in value to the distribution.  For purposes of determining the number of shares that will be distributed under the Fund's reinvestment program, the dollar value of the distribution payable to each Shareholder is divided by the net asset value determined as of the date of the distribution.  Unless you provide specific instructions as to the method of payment, dividends and distributions will be automatically reinvested in additional full and fractional shares of the Fund.

o        Dividends  and   distributions   are  taxable  to  shareholders,   as
            discussed  below,  whether  they are  reinvested  in shares of the
            Fund or  received in cash.  Unless you inform the Fund  otherwise, you will be  enrolled  automatically  in the  Fund's  reinvestment program.  You  may,  at any  time,  elect  to  have  dividends  or distributions  paid in cash,  rather than reinvested in additional
            Fund shares  (provided that a minimum account balance of $500,000, as of the date that the Fund  values  shares  for  repurchase,  is maintained).  If you wish to opt out of the program and to receive
            your  dividends  and   distributions   in  cash  or  if  you  have
            additional  questions  about  the  reinvestment  program,   please
            contact Tremont  Partners,  Inc at  1.866.634.6220 to complete the necessary instructions

      Taxes.  The Fund  intends to qualify as a regulated  investment  company under the Internal  Revenue  Code.  That means that in each year it qualifies, it will  pay no  federal  income  tax on the  earnings  or  capital  gains  it distributes  to its  shareholders.  This avoids a "double  tax" on that income and capital gains, since shareholders  normally will be taxed on the dividends and capital  gains they receive  from the Fund  (unless  their Fund shares are held in a  retirement  account or the  shareholder  is  otherwise  exempt from tax).  Tax-exempt  U.S.  investors will not incur unrelated  business  taxable income  with  respect  to  an  unleveraged  investment  in  Fund  shares.  The
Sub-Adviser  has  contracted  with a  non-affiliated  third  party  vendor  to perform certain  compliance  testing  exercises,  including income testing and issuer diversification,  relating to the Fund that are required of the Fund to qualify as a regulated  investment  company  under the Internal  Revenue Code.
This   compliance   testing  will  be  based  on  criteria   provided  by  the
Sub-Adviser.  The Sub-Adviser  shall be responsible  for reviewing,  analyzing and interpreting the format and content of the compliance  reports,  and shall
be  responsible  for  assessing   whether  the  Fund  is  in  compliance  with
applicable requirements under the Internal Revenue Code.

      You should be aware of the  following tax  implications  of investing in the Fund:

o     Whether  tax-exempt  investors  receive  them in cash or reinvest  them, dividends and capital gains  distributions may be subject to state and local taxes.
o     Dividends paid from net investment  income and short-term  capital gains are  taxable  as  ordinary  income.  Distributions  of the  Fund's long-term  capital gains are taxable as long-term  capital  gains.
            It does not matter how long you have held your shares.
o     Every  calendar  year the  Fund  will  send you and the IRS a  statement
            showing   the   amount  of  any   taxable   dividends   and  other
            distributions  the  Fund  paid  to you in  the  previous  calendar year.  The tax  information  the Fund  sends  you will  separately identify any long-term  capital gains  distribution  the Fund paid to you.
o     Because the Fund's share prices  fluctuate,  you may have a capital gain or loss when your shares are  repurchased  or you exchange them. A capital gain or loss is the difference  between the price you paid for the shares and the price you received  when they were accepted for  repurchase  or exchange.  Generally,  when shares of the Fund you have tendered are repurchased,  you must recognize any capital gain or loss on those shares.
o     If you buy shares on the date or just before the date the Fund  declares a capital gains distribution,  a portion of the purchase price for the shares will be returned to you as a taxable distribution.

o     An investor  should  also be aware that the  benefits of the reduced tax rate  applicable  to long-term  capital  gains and qualified dividend  income may be impacted by the  application  of the alternative minimum tax to individual shareholders.
o     You should  review the more detailed  discussion  of federal  income tax considerations in the SAI.

         Returns of Capital Can Occur.  In certain cases,  distributions  made
by  the  Fund  may  be   considered  a   non-taxable   return  of  capital  to
shareholders.  The Fund  will  identify  returns  of  capital  in  shareholder notices.

                    ADDITIONAL INFORMATION ABOUT THE FUND

The Fund's  Voting  Shares.  Each share of the Fund  represents an interest in the Fund  proportionately  equal to the shares of each other share. Each share
has  one  vote  at  shareholder   meetings,   with  fractional  shares  voting
proportionally,  on matters  submitted to the vote of shareholders.  There are no cumulative  voting  rights.  The Fund's shares do not have  pre-emptive  or conversion or  redemption  provisions.  In the event of a  liquidation  of the
Fund,  shareholders  are  entitled  to share pro rata in the net assets of the
Fund available for  distribution to shareholders  after all expenses and debts have been paid.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

      All persons  extending credit to, doing business with,  contracting with or having or asserting any claim  against the Fund or the Trustees  shall look
only  to  the  assets  of  the  Fund  for  payment   under  any  such  credit,
transaction,   contract  or  claim;  and  neither  the  shareholders  nor  the
Trustees,  nor any of their agents,  whether past, present or future, shall be personally  liable,  Notice of such disclaimer and agreement  thereto shall be given in each agreement,  obligation or instrument entered into or executed by the Fund or the Trustees.

      Under  the   Declaration  of  Trust,   there  is  expressly   disclaimed
shareholder  and Trustee  liability for the acts and  obligations of the Fund.
Nothing  in the  Declaration  of Trust  shall,  however,  protect a Trustee or officer  against  any  liability  to  which  such  Trustee  or  officer  would otherwise  be  subject  by reason of willful  misfeasance,  bad  faith,  gross negligence or reckless  disregard of the duties involved in the conduct of the office of Trustee or of such officer hereunder.

      Massachusetts  law permits a  shareholder  of a business  trust (such as the  Fund)  to be held  personally  liability  as a  "partner"  under  certain
circumstances.   However,   the  risk  that  a  Fund  shareholder  will  incur
financial  loss from being held liable as a  "partner"  of the Fund is limited to the relatively  remote  circumstances  in which the Fund would be unable to meet its obligations.

                  OF THE STATEMENT OF ADDITIONAL INFORMATION

                             DATED JULY 29, 2005

This  is  the  Table  of  Contents  of  the  Fund's  Statement  of  Additional
Information  dated  July  29,  2005.  It  should  be read  together  with  the
Prospectus.  You can obtain the Statement of Additional Information by writing to the Fund's Transfer  Agent,  OppenheimerFunds  Services,  at P.O. Box 5270,
Denver,  Colorado  80217,  or by calling the Transfer  Agent at the  toll-free number shown on the back cover.

Contents
------------------------------------------------------------------------------

INVESTMENT POLICIES AND PRACTICES

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES

BOARD OF TRUSTEES

INVESTMENT ADVISORY SERVICES

CONFLICTS OF INTEREST

TAX ASPECTS

ERISA CONSIDERATIONS

BROKERAGE

VALUATION OF ASSETS

NDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

CUSTODIAN

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

SUMMARY OF DECLARATION OF TRUST

FUND ADVERTISING AND SALES MATERIAL

FINANCIAL STATEMENTS

APPENDIX A: INDUSTRY CLASSIFICATIONS

                                                                    APPENDIX A

                            INVESTOR CERTIFICATION

     I hereby  certify  that I am:  (A) an  irrevocable  trust  that has a net worth*  in  excess  in  $1.5  million  (the  "Net  Worth  Requirement);  (B) a
revocable   trust  and  each   grantor  of  the  trust  meets  the  Net  Worth
Requirement;  (C) an employee benefit plan (a "Plan") that meets the Net Worth
Requirement;  (D) a  participant-directed  Plan  and  the  person  making  the investment meets the Net Worth  Requirement;  (E) a corporation,  partnership,
limited   liability   company  or  other  entity  that  meets  the  Net  Worth
Requirement that is not (i) a registered  investment  company,  (ii) an entity which is excluded  from the  definition  of  Investment  Company under Section
3(a) of the Investment  Company Act of 1940 based on Section  3(c)(1)  because it is a non-publicly  offered entity whose securities are  beneficially  owned by not more than 100 persons, or (iii) a business  development company; or (F)
an entity referred to in clause E(i), (ii) or (iii) above,  not formed for the specific  purpose of investing in the Fund and each equity owner meets the Net
Worth Requirement.  I am exempt from federal income tax.

      I understand  that it may be a violation of state and federal law for me to provide this  certification  if I know that it is not true. I have read the prospectus  of the Fund,  including  the investor  qualification  and investor suitability  provisions  contained therein. I understand that an investment in the Fund  involves a  considerable  amount of risk and that some or all of the investment  may be  lost.  I  understand  that an  investment  in the  Fund is suitable  only  for  investors  who can  bear the  risks  associated  with the limited  liquidity  of the  investment  and  should be  viewed as a  long-term investment.

      I am aware of the Fund's  limited  provisions  for  transferability  and withdrawal and have carefully read and understand the  "Repurchases of Shares"
provisions in the prospectus.

      I certify  that I am a United  States  person  within the meaning of the
Code  and that my U.S.  taxpayer  identification  number  and  address,  as it appears  in your  records,  is true  and  correct.  I  further  certify  under penalties  of  perjury  that I am NOT  subject to backup  withholding  because either (1) I am exempt from backup  withholding,  (2) I have not been notified by  the  Internal  Revenue  Service  ("IRS")  that  I  am  subject  to  backup withholding  as a result of a failure to report all interest or dividends,  or
(3)  the  IRS  has  notified  me  that  I  am  no  longer  subject  to  backup withholding.**

      If I am the fiduciary  executing this Investor  Certificate on behalf of a Plan (the  "Fiduciary"),  I represent and warrant that I have considered the following  with  respect  to the  Plan's  investment  in  the  Fund  and  have
determined  that,  in  review  of  such  considerations,   the  investment  is
consistent   with  the   Fiduciary's   responsibilities   under  the  Employee
Retirement  Income  Security  Act of  1974,  as  amended  ("ERISA"):  (i)  the fiduciary  investment  standards  under  ERISA in the  context  of the  Plan's particular  circumstances;  (ii) the  permissibility  of an  investment in the
Fund under the documents  governing the Plan and the Fiduciary;  and (iii) the risks  associated  with an  investment in the Fund and the fact that I will be unable  to  redeem  the  investment.  However,  the  Fund may  repurchase  the investment  at certain  times and under  certain  conditions  set forth in the prospectus.

      By signing  below,  I understand  that the Fund and its  affiliates  are relying on the  certification  and  agreements  made herein in  determining my qualification  and  suitability as an investor in the Fund. I understand  that an investment in the Fund is not appropriate  for, and may not be acquired by, any  person  who  cannot  make  this  certification,  and  agree to  indemnify
OppenheimerFunds,   Inc.  and  its  affiliates  and  hold  harmless  from  any liability  that you may incur as a result of this  certification  being untrue in any respect.

By:  ____________________        Print Name (and Title, if applicable):
----------------------

By:  ____________________        Print Name (and Title, if applicable):
----------------------

 * As used herein, "net worth" means the excess of total assets at fair market value over total liabilities. ** The Investor must cross out item (2)
if it has been notified by the IRS that it is currently subject to backup withholding because it has failed to report all interest and dividends on its tax return.

NOTE:  If  the  shareholders  of  a  joint  account  are  not  spouses,   both
shareholders must sign this certification.

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Sub-Adviser

Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank

Citibank, N.A.
111 Wall Street
New York, NY  10005

Independent Registered Public Accounting Firm
Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019-5820

INFORMATION AND SERVICES
For More Information on OFI Tremont Market Neutral Hedge Fund
The following additional information about the Fund is available without charge upon request:

Statement  of  Additional  Information.   This  document  includes  additional
information about the Fund's investment  policies,  risks, and operations.  It is incorporated  by reference into this Prospectus  (which means it is legally part of this Prospectus).

Annual  and  Semi-Annual  Reports.  Additional  information  about the  Fund's investments  and  performance  is  available in the Fund's  Annual  Reports to shareholders.

How to Get More Information:
You can request the Statement of Additional Information, the Annual and
Semi-Annual Reports, the notice explaining the Fund's privacy policy and other information about the Fund or your account:

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By Telephone:

---------------------------------------------------------------------------
Call OppenheimerFunds Services toll-free: 1.866.634.6220
---------------------------------------------------------------------------

By Mail:

---------------------------------------------------------------------------
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Write to:

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OppenheimerFunds Services
P.O. Box 5270
Denver, Colorado 80217-5270
---------------------------------------------------------------------------

On the Internet:

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You can request these  documents by e-mail or through the  OppenheimerFunds
website.   You  may  also  read  or  download  certain   documents  on  the
OppenheimerFunds website at:

---------------------------------------------------------------------------
www.oppenheimerfunds.com

Information  about the Fund including the Statement of Additional  Information can be reviewed and copied at the SEC's Public  Reference  Room in Washington,
D.C.  Information  on  the  operation  of the  Public  Reference  Room  may be obtained by calling the SEC at  1.202.942.8090.  Reports and other information about the Fund are available on the EDGAR  database on the SEC's  Internet web site  at  http://www.sec.gov.  Copies  may  be  obtained  after  payment  of a
          ------------------
duplicating   fee  by  electronic   request  at  the  SEC's  e-mail   address:
publicinfo@sec.gov  or by  writing  to the  SEC's  Public  Reference  Section,
Washington, D.C. 20549-0102.

No one has been authorized to provide any information about the Fund or to make any representations about the Fund other than what is contained in this
Prospectus. This Prospectus is not an offer to sell shares of the Fund, nor a solicitation of an offer to buy shares of the Fund, to any person in any state or other jurisdiction where it is unlawful to make such an offer.

 The  Fund's shares are
distributed by: OppenheimerFundsDistributor,Inc.

The Fund's SEC File No. is 811- 21109
PR0481.001.0705  Printed on recycled paper.

                    OFI Tremont Market Neutral Hedge Fund

                                July 29, 2005

                     STATEMENT OF ADDITIONAL INFORMATION

                          Two World Financial Center
                        225 Liberty Street, 11th Floor
                        New York, New York 10281-1008
                                (212) 323-0200
                           toll-free (866) 634-6220

      This  Statement of Additional  Information  ("SAI") is not a prospectus.
This SAI relates to and should be read in  conjunction  with the prospectus of
OFI Tremont  Market  Neutral Hedge Fund (the  "Fund"),  dated July 29, 2005. A copy  of  the  prospectus  may be  obtained  by  contacting  the  Fund  at the telephone numbers or address set forth above.

      This SAI is not an offer to sell these  securities and is not soliciting an offer to buy these  securities  in any state where the offer or sale is not permitted.

                                                                          PAGE

INVESTMENT POLICIES AND PRACTICES.........................................................

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES.......

BOARD OF TRUSTEES....................................................................................

INVESTMENT ADVISORY SERVICES................................................................

CONFLICTS OF INTEREST..............................................................................

TAX ASPECTS..............................................................................................

ERISA CONSIDERATIONS...............................................................................

BROKERAGE................................................................................................

VALUATION OF ASSETS.................................................................................

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL...

CUSTODIAN.................................................................................................

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES..........................

SUMMARY OF DECLARATION OF TRUST.........................................................

FUND ADVERTISING AND SALES MATERIAL....................................................

FINANCIAL STATEMENTS..............................................................................

APPENDIX A:  INDUSTRY CLASSIFICATIONS.................................................. A-1

                      INVESTMENT POLICIES AND PRACTICES
      The  investment  objective  and principal  investment  strategies of the
Fund, as well as the principal  risks  associated  with the Fund's  investment strategies,  are set forth in the prospectus.  Certain  additional  investment information is set forth below.

FUNDAMENTAL POLICIES

      The Fund's  stated  fundamental  policies,  which may only be changed by the  affirmative  vote of a majority of the outstanding  voting  securities of the Fund  ("shares"),  are listed below. As defined by the Investment  Company
Act of  1940,  as  amended  (the  "Investment  Company  Act"),  the  vote of a
"majority of the  outstanding  voting  securities of the Fund" means the vote, at an annual or special  meeting of security  holders duly called,  (a) of 67%
or more of the voting  securities  present at such meeting,  if the holders of more than 50% of the outstanding  voting securities of the Fund are present or represented  by  proxy;  or (b) of more  than  50% of the  outstanding  voting securities of the Fund, whichever is less.  The Fund may not:

o     Issue senior  securities,  except to the extent  permitted by Section 18
                  of  the   Investment   Company  Act  or  as  otherwise
                  permitted by the Securities  Exchange  Commission (the
                  "SEC").

o     Borrow  money,  except to the  extent  permitted  by  Section  18 of the
                  Investment  Company Act or as  otherwise  permitted by
                  the SEC.

o     Underwrite  securities of other issuers,  except insofar as the Fund may be deemed an  underwriter  under the Securities Act of
                  1933, as amended,  in connection  with the disposition
                  of its portfolio securities.

o     Make loans, except through purchasing fixed-income  securities,  lending portfolio  securities,  or  entering  into  repurchase
                  agreements  except as permitted  under the  Investment
                  Company Act.

o     Purchase,  hold or deal in real estate,  except that the Fund may invest in  securities  that are  secured by real  estate,  or
                  issued  by  companies  that  invest  or  deal  in real
                  estate or real estate investment trusts.

o     Invest in commodities or commodity  contracts,  except that the Fund may purchase and sell non-U.S. currency,  options, futures
                  and  forward  contracts,  including  those  related to
                  indexes, and options on indexes.

o     Invest  25% or more of the value of its total  assets in the  securities
                  (other  than U.S.  Government  securities)  of issuers
                  engaged in any  single  industry;  provided,  however,
                  that the Fund will  invest 25% or more of the value of
                  its total assets in private  investment  funds ("Hedge
                  Funds")   that  pursue   market   neutral   investment
                  strategies  (except  temporarily  during any period of
                  adverse market  conditions  affecting Hedge Funds that
                  pursue  such  strategies),  but will not invest 25% or
                  more of the value of its total  assets in Hedge  Funds
                  that, in the aggregate,  have investment programs that
                  focus on investing in any single industry.

      For purposes of the Fund's policy not to concentrate  its investments as described above, the Fund has adopted the industry  classifications  set forth in  Appendix A to this  Statement  of  Additional  Information.  This is not a fundamental policy.

      Currently,  under the  Investment  Company Act,  the maximum  amount the
Fund may borrow is to the extent  that the value of the  Fund's  assets,  less its  liabilities,  other  than  borrowings,  is equal to at least  300% of all borrowings (including the proposed borrowing).

      The Fund cannot issue  "senior  securities,"  but this does not prohibit certain  investment  activities for which assets of the Fund are designated as segregated, or margin,  collateral or escrow arrangements are established,  to cover the related obligations.  Examples of those activities include borrowing
money,  reverse  repurchase   agreements,   delayed-delivery  and  when-issued
arrangements for portfolio  securities  transactions,  and contracts to buy or sell derivatives, hedging instruments, options or futures.

      With  respect  to  these  investment  restrictions  and  other  policies described  in this  SAI or the  prospectus  (except  the  Fund's  policies  on
borrowings  and  senior   securities   set  forth  above),   if  a  percentage
restriction  is  adhered to at the time of an  investment  or  transaction,  a later  change  in  percentage  resulting  from  a  change  in  the  values  of investments or the value of the Fund's total assets,  unless otherwise stated, will not  constitute a violation  of such  restriction  or policy.  The Fund's investment  policies  and  restrictions  do not  apply to the  activities  and transactions of the investment  funds in which the Fund's assets are invested, but will apply to investments made by the Fund.

      The Fund's  investment  objective is fundamental  and may not be changed without the vote of a majority (as defined by the  Investment  Company Act) of the Fund's outstanding voting securities.

CERTAIN PORTFOLIO SECURITIES AND OTHER OPERATING POLICIES

      As  discussed  in the  prospectus,  the Fund will  invest  primarily  in private  investment  funds  ("Hedge  Funds")  that are managed by  alternative asset managers  ("Hedge Fund Managers") that employ market neutral  investment strategies.  The Fund may also on  occasion  retain a Hedge  Fund  Manager  to manage a designated  segment of the Fund's assets (a "Segregated  Account") in accordance  with the  Hedge  Fund  Manager's  investment  program.  Additional information  regarding the types of securities  and financial  instruments  in which Hedge Fund Managers may invest the assets of Hedge Funds and  Segregated
Accounts,  and certain of the investment  techniques that may be used by Hedge
Fund Managers, is set forth below.

EQUITY SECURITIES

      The investment  portfolios of Hedge Funds and  Segregated  Accounts will include  long and short  positions  in common  stocks,  preferred  stocks  and convertible  securities  of U.S.  and  foreign  issuers.  The  value of equity securities  depends on business,  economic and other factors  affecting  those issuers.  Equity  securities  fluctuate  in  value,  often  based  on  factors unrelated to the value of the issuer of the securities,  and such fluctuations can be pronounced.

      Hedge Fund  Managers may  generally  invest  Hedge Funds and  Segregated
Accounts in equity  securities  without  restriction.  These  investments  may
include   securities  issued  by  companies  having  relatively  small  market
capitalization,   including   "micro  cap"   companies.   The  prices  of  the
securities  of smaller  companies  may be  subject  to more  abrupt or erratic market  movements  than larger,  more  established  companies,  because  these securities  typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects.  These  securities are also subject to other risks that are less  prominent in the case of the  securities of larger companies.

 FIXED-INCOME SECURITIES

      Hedge  Funds  and  Segregated   Accounts  may  invest  in   fixed-income
securities.  A Hedge Fund Manager will invest in these  securities  when their yield and  potential  for capital  appreciation  are  considered  sufficiently attractive and also may invest in these securities for defensive  purposes and to  maintain  liquidity.  Fixed-income  securities  include  bonds,  notes and debentures  issued by U.S. and foreign  corporations  and  governments.  These securities  may pay fixed,  variable or floating  rates of  interest,  and may include zero coupon  obligations.  Fixed-income  securities are subject to the risk of the issuer's  inability to meet principal and interest payments on its obligations  (i.e.,  credit  risk)  and  are  subject  to the  risk  of  price
volatility  due  to  such  factors  as  interest  rate   sensitivity,   market
perception of the  creditworthiness  or financial  condition of the issuer and general market liquidity (i.e.,  market risk).  Certain portfolio  securities, such as those with interest rates that fluctuate  directly or indirectly based on  multiples  of a stated  index,  are  designed  to be highly  sensitive  to changes in interest  rates and can subject the holders  thereof to significant reductions of yield and possible loss of principal.

      Hedge Funds and Segregated  Accounts may invest in both investment grade and  non-investment  grade  debt  securities  (commonly  referred  to as "junk bonds").  Investment  grade debt  securities are securities that have received
a  rating  from  at  least  one  nationally   recognized   statistical  rating
organization (a "Rating Agency") in one of the four highest rating  categories or, if not rated by any Rating  Agency,  have been  determined by a Hedge Fund
Manager to be of comparable quality.

      A Hedge Fund's or Segregated  Account's  investments  in  non-investment grade debt securities,  including convertible debt securities,  are considered by the Rating  Agencies to be  predominantly  speculative  with respect to the issuer's  capacity to pay interest and repay principal.  Non-investment  grade securities in the lowest rating  categories may involve a substantial  risk of default or may be in  default.  Adverse  changes  in  economic  conditions  or developments  regarding the  individual  issuer are more likely to cause price volatility  and weaken the  capacity  of the issuers of  non-investment  grade securities  to make  principal  and  interest  payments  than is the  case for higher grade  securities.  In addition,  the market for lower grade securities may be thinner and less liquid than the market for higher grade securities.

NON-U.S. SECURITIES

      Hedge  Funds  and   Segregated   Accounts   may  invest  in  equity  and
fixed-income  securities of non-U.S.  issuers and in depositary receipts, such as American  Depositary  Receipts ("ADRs"),  that represent indirect interests in securities of non-U.S.  issuers.  Non-U.S.  securities in which Hedge Funds and  Segregated  Accounts  may  invest  may be listed on  non-U.S.  securities exchanges or traded in non-U.S.  over-the-counter  markets or may be purchased in private  placements  and not be publicly  traded.  Investments  in non-U.S.
securities  are affected by risk factors  generally  not thought to be present
in  the  U.S.  These  factors  are  listed  in  the  prospectus   under  "Risk
Factors--Non-U.S. Investments."

      As a  general  matter,  Hedge  Funds  and  Segregated  Accounts  are not required to hedge  against  non-U.S.  currency  risks,  including  the risk of changing  currency  exchange  rates,  which could reduce the value of non-U.S.
currency  denominated  portfolio  securities  irrespective  of the  underlying investment.  However,  from time to time, a Hedge Fund or  Segregated  Account may enter into forward currency exchange contracts  ("forward  contracts") for
hedging   purposes  and   non-hedging   purposes  to  pursue  its   investment
objective.  Forward  contracts are transactions  involving the Hedge Fund's or
Segregated  Account's  obligation to purchase or sell a specific currency at a future date at a specified price.  Forward  contracts may be used by the Hedge
Fund  or  Segregated   Account  for  hedging   purposes  to  protect   against
uncertainty in the level of future non-U.S.  currency  exchange rates, such as when the Hedge Fund or Segregated Account anticipates  purchasing or selling a
non-U.S.  security.  This  technique  would allow the Hedge Fund or Segregated
Account  to  "lock  in"  the  U.S.  dollar  price  of  the  security.  Forward contracts  also may be used to  attempt  to  protect  the  value of the  Hedge
Fund's or  Segregated  Account's  existing  holdings of  non-U.S.  securities.
There may be,  however,  imperfect  correlation  between  the Hedge  Fund's or
Segregated  Account's non-U.S.  securities  holdings and the forward contracts entered  into with respect to such  holdings.  Forward  contracts  also may be used  for  non-hedging  purposes  to  pursue  the  Fund's  or a  Hedge  Fund's investment  objective,  such as when a Hedge  Fund  Manager  anticipates  that particular  non-U.S.  currencies will appreciate or depreciate in value,  even though  securities  denominated  in such  currencies  are not then held in the
Fund's or Hedge Fund's investment portfolio.

      ADRs  involve  substantially  the same risks as  investing  directly  in securities  of  non-U.S.  issuers,  as  discussed  above.  ADRs  are  receipts typically  issued  by a U.S.  bank or trust  company  that  show  evidence  of
underlying   securities   issued  by  a  non-U.S.   corporation.   Issuers  of
unsponsored  Depository  Receipts  are  not  obligated  to  disclose  material
information  in  the  United  States,   and  therefore,   there  may  be  less
information available regarding such issuers.

MONEY MARKET INSTRUMENTS

      The Fund, Hedge Funds and Segregated  Accounts may invest during periods of adverse market or economic  conditions  for defensive  purposes some or all of their assets in high quality money market  instruments and other short-term obligations,  money market mutual funds or repurchase agreements with banks or broker-dealers  or may  hold  cash or cash  equivalents  in  such  amounts  as
Tremont Partners,  Inc., the Fund's sub-adviser (the "Sub-Adviser"),  or Hedge
Fund  Managers deem  appropriate  under the  circumstances.  The Fund or Hedge
Funds also may invest in these  instruments  for  liquidity  purposes  pending allocation  of their  respective  offering  proceeds and other  circumstances.
Money  market   instruments   are  high   quality,   short-term   fixed-income
obligations,  which  generally have remaining  maturities of one year or less, and may include U.S. Government Securities,  commercial paper, certificates of deposit and bankers'  acceptances issued by domestic branches of United States banks that are  members of the  Federal  Deposit  Insurance  Corporation,  and
repurchase agreements.

REPURCHASE AGREEMENTS

      Repurchase  agreements are agreements under which the Fund, a Hedge Fund or Segregated  Account  purchases  securities  from a bank that is a member of the Federal Reserve System, a foreign bank or a securities  dealer that agrees to  repurchase  the  securities  from  the  Company  at a  higher  price  on a designated  future date.  If the seller under a repurchase  agreement  becomes insolvent or otherwise  fails to repurchase the  securities,  the Fund,  Hedge
Fund or Segregated  Account would have the right to sell the securities.  This right, however, may be restricted,  or the value of the securities may decline before the securities can be liquidated.  In the event of the  commencement of bankruptcy  or  insolvency  proceedings  with  respect  to the  seller  of the securities  before  the  repurchase  of  the  securities  under  a  repurchase agreement is accomplished,  the Fund,  Hedge Fund or Segregated  Account might encounter  a delay and incur  costs,  including  a decline in the value of the securities,  before being able to sell the securities.  Repurchase  agreements that are subject to foreign law may not enjoy protections  comparable to those provided to certain repurchase  agreements under U.S. bankruptcy law, and they therefore may involve greater risks.  The Fund has adopted  specific  policies designed to minimize  certain of the risks of loss from its use of  repurchase agreements.

REVERSE REPURCHASE AGREEMENTS

      Reverse  repurchase  agreements involve the sale of a security to a bank or  securities  dealer  and  the  simultaneous  agreement  to  repurchase  the security  for a fixed  price,  reflecting  a  market  rate of  interest,  on a specific  date.  These  transactions  involve a risk that the other party to a reverse  repurchase  agreement  will be unable or  unwilling  to complete  the transaction  as  scheduled,  which may  result  in  losses to a Hedge  Fund or
Segregated  Account.  Reverse  repurchase  agreements  are a form of  leverage which  also may  increase  the  volatility  of a Hedge  Fund's  or  Segregated
Account's investment portfolio.

SPECIAL INVESTMENT TECHNIQUES

      Hedge  Funds  and  Segregated  Accounts  may use a  variety  of  special investment  techniques  as more  fully  discussed  below to hedge a portion of their  investment  portfolios  against  various  risks or other  factors  that
generally   affect  the  values  of  securities.   They  may  also  use  these
techniques for non-hedging  purposes in pursuing their investment  objectives.
These  techniques  may  involve  the  use  of  derivative  transactions.   The
techniques  Hedge  Funds and  Segregated  Accounts  may employ may change over time as new  instruments  and  techniques  are  introduced  or as a result  of regulatory  developments.  Certain of the special  investment  techniques that
Hedge Funds or Segregated  Accounts may use are speculative and involve a high degree  of risk,  particularly  when  used  for  non-hedging  purposes.  It is possible that any hedging  transaction may not perform as anticipated and that a Hedge  Fund or  Segregated  Account  may  suffer  losses  as a result of its hedging activities.

      DERIVATIVES.   Hedge  Funds  and  Segregated   Accounts  may  engage  in
transactions  involving  options,   futures  and  other  derivative  financial
instruments.  Derivatives  can be  volatile  and  involve  various  types  and degrees  of  risk,  depending  upon  the  characteristics  of  the  particular derivative  and the portfolio as a whole.  Derivatives  permit Hedge Funds and
Segregated  Accounts to increase or decrease the level of risk,  or change the character of the risk, to which their  portfolios are exposed in much the same way as they  can  increase  or  decrease  the  level of risk,  or  change  the character of the risk, of their  portfolios by making  investments in specific securities.

      Derivatives may entail investment  exposures that are greater than their cost would suggest,  meaning that a small investment in derivatives could have
a  large  potential   impact  on  a  Hedge  Fund's  or  Segregated   Account's
performance.

      If a  Hedge  Fund  or  Segregated  Account  invests  in  derivatives  at inopportune  times or judges market conditions  incorrectly,  such investments may lower  the Hedge  Fund's  or  Segregated  Account's  return or result in a loss. A Hedge Fund or Segregated  Account also could experience  losses if its derivatives  were  poorly  correlated  with its other  investments,  or if the
Hedge  Fund or  Segregated  Account  were  unable to  liquidate  its  position because of an illiquid  secondary market.  The market for many derivatives is, or  suddenly  can  become,  illiquid.  Changes  in  liquidity  may  result  in significant, rapid and unpredictable changes in the prices for derivatives.

      OPTIONS AND FUTURES.  The Hedge Fund  Managers  may utilize  options and
futures   contracts.   Such   transactions   may  be  effected  on  securities
exchanges,  in  the  over-the-counter  market,  or  negotiated  directly  with counterparties.  When such  transactions  are  purchased  over-the-counter  or negotiated  directly with  counterparties,  a Hedge Fund or Segregated Account bears the risk that the  counterparty  will be unable or  unwilling to perform its  obligations  under the option  contract.  Such  transactions  may also be illiquid and, in such cases, a Hedge Fund Manager may have difficulty  closing out its position.  Over-the-counter  options purchased and sold by Hedge Funds and Segregated Accounts may include options on baskets of specific securities.

      The Hedge Fund  Managers may  purchase  call and put options on specific securities,  on indices,  on currencies or on futures,  and may write and sell
covered  or  uncovered   call  and  put  options  for  hedging   purposes  and
non-hedging  purposes  to pursue  their  investment  objectives.  A put option gives the purchaser of the option the right to sell,  and obligates the writer to buy, the underlying  security at a stated  exercise price at any time prior to  the  expiration  of  the  option.  Similarly,  a  call  option  gives  the purchaser  of the option the right to buy, and  obligates  the writer to sell, the  underlying  security at a stated  exercise price at any time prior to the expiration  of the  option.  A  covered  call  option  is a call  option  with respect  to which a Hedge  Fund or  Segregated  Account  owns  the  underlying security.  The  sale of such an  option  exposes  a Hedge  Fund or  Segregated
Account  during  the term of the option to  possible  loss of  opportunity  to realize  appreciation  in the market  price of the  underlying  security or to possible  continued  holding of a security that might otherwise have been sold to  protect  against  depreciation  in the  market  price of the  security.  A covered  put  option is a put  option  with  respect  to which  cash or liquid securities  have been  placed in a  segregated  account  on a Hedge  Fund's or
Segregated  Account's  books.  The sale of such an option  exposes  the seller during  the  term of the  option  to a  decline  in  price  of the  underlying security  while also  depriving  the seller of the  opportunity  to invest the segregated  assets.  Options sold by the Hedge Funds need not be covered.  The
Fund will segregate  liquid assets to cover positions that could be considered to  potentially  leverage the Fund to the extent  required by applicable  laws and regulations.

      A Hedge  Fund or  Segregated  Account  may  close  out a  position  when writing  options by  purchasing  an option on the same  security with the same exercise  price  and  expiration  date as the  option  that it has  previously written on the security.  The Hedge Fund or Segregated  Account will realize a profit or loss if the amount paid to  purchase  an option is less or more,  as the case may be,  than the amount  received  from the sale  thereof.  To close out a position  as a  purchaser  of an  option,  a Hedge  Fund  Manager  would ordinarily  effect  a  similar  "closing  sale  transaction,"  which  involves liquidating position by selling the option previously purchased,  although the
Hedge Fund Manager could  exercise the option  should it deem it  advantageous to do so.

      The use of  derivatives  that are subject to regulation by the Commodity
Futures  Trading  Commission  (the  "CFTC")  by  Hedge  Funds  and  Segregated
Accounts could cause the Fund to be a commodity pool,  which would require the
Fund to comply with certain  rules of the CFTC.  However,  the Fund intends to
conduct  its  operations  to  avoid   regulation  as  a  commodity   pool.  If
applicable  CFTC rules change,  such  conditions  may be applied to the Fund's use of certain derivatives.

      Hedge Funds and Segregated  Accounts may enter into futures contracts in
U.S.  domestic  markets or on  exchanges  located  outside the United  States.
Foreign  markets  may  offer  advantages  such  as  trading  opportunities  or arbitrage  possibilities not available in the United States.  Foreign markets, however,  may have greater risk potential than domestic markets.  For example, some  foreign  exchanges  are  principal  markets  so that no common  clearing facility  exists and an investor  may look only to the broker for  performance of the  contract.  In addition,  any profits that might be realized in trading could be eliminated by adverse  changes in the exchange  rate, or a loss could be incurred as a result of those changes.  Transactions  on foreign  exchanges may include both commodities which are traded on domestic  exchanges and those which are not.  Unlike  trading on domestic  commodity  exchanges,  trading on foreign commodity exchanges is not regulated by the CFTC.

      Engaging  in  these  transactions  involves  risk of loss,  which  could adversely  affect the value of the  Fund's net  assets.  No  assurance  can be given that a liquid market will exist for any particular  futures  contract at any  particular  time.  Many futures  exchanges  and boards of trade limit the amount of  fluctuation  permitted in futures  contract  prices during a single trading day.  Once the daily limit has been reached in a particular  contract, no trades may be made that day at a price  beyond that limit or trading may be suspended  for  specified  periods  during the trading day.  Futures  contract prices  could  move to the limit for  several  consecutive  trading  days with little  or no  trading,  thereby  preventing  prompt  liquidation  of  futures positions and  potentially  subjecting a Hedge Fund or  Segregated  Account to substantial losses.

      Successful  use of futures  also is  subject  to a Hedge Fund  Manager's ability to  correctly  predict  movements  in the  direction  of the  relevant market,  and,  to the  extent the  transaction  is  entered  into for  hedging purposes,  to ascertain the  appropriate  correlation  between the transaction being hedged and the price movements of the futures contract.

      Some or all of the Hedge  Fund  Managers  may  purchase  and sell  stock index  futures  contracts  for a Hedge  Fund or  Segregated  Account.  A stock index future  obligates a Hedge Fund or  Segregated  Account to pay or receive an amount of cash equal to a fixed  dollar  amount  specified  in the  futures contract  multiplied by the  difference  between the  settlement  price of the contract on the  contract's  last trading day and the value of the index based on the stock  prices of the  securities  that  comprise  it at the  opening of trading in those securities on the next business day.

      Some or all of the Hedge Fund  Managers may  purchase and sell  interest rate futures  contracts  for a Hedge Fund or Segregated  Account.  An interest rate future  obligates  represents an obligation to purchase or sell an amount of a specific debt security at a future date at a specific price.

      Some or all of the Hedge Fund  Managers may  purchase and sell  currency futures.  A currency  future  creates an  obligation  to  purchase  or sell an amount of a specific currency at a future date at a specific price.

      OPTIONS ON  SECURITIES  INDEXES.  Some or all of the Hedge Fund Managers
may purchase  and sell for the Hedge Funds and  Segregated  Accounts  call and put  options on stock  indexes  listed on  national  securities  exchanges  or traded in the  over-the-counter  market for hedging  purposes and  non-hedging purposes to pursue  their  investment  objectives.  A stock  index  fluctuates with  changes  in the  market  values of the  stocks  included  in the  index.
Accordingly,  successful  use by a Hedge  Fund  Manager  of  options  on stock indexes  will be  subject  to the Hedge  Fund  Manager's  ability  to  predict correctly  movements in the  direction  of the stock market  generally or of a particular  industry or market  segment.  This requires  different  skills and techniques than predicting changes in the price of individual stocks.

      WARRANTS AND RIGHTS.  Warrants are derivative  instruments  that permit, but do  not  obligate,  the  holder  to  subscribe  for  other  securities  or commodities.  Rights are  similar to  warrants,  but  normally  have a shorter duration  and  are  offered  or  distributed  to  shareholders  of a  company.
Warrants  and rights do not carry with them the right to  dividends  or voting rights  with  respect  to the  securities  that  they  entitle  the  holder to purchase,  and they do not  represent  any rights in the assets of the issuer.
As a result,  warrants  and rights may be  considered  more  speculative  than certain  other types of  equity-like  securities.  In addition,  the values of warrants  and  rights  do  not  necessarily  change  with  the  values  of the underlying  securities  or  commodities  and these  instruments  cease to have value if they are not exercised prior to their expiration dates.

      SWAP  AGREEMENTS.  The  Hedge  Fund  Managers  may  enter  into  equity, interest  rate,  index and currency  rate swap  agreements  on behalf of Hedge
Funds and  Segregated  Accounts.  These  transactions  are entered  into in an attempt to obtain a particular  return when it is  considered  desirable to do so,  possibly at a lower cost than if an  investment  was made directly in the
asset  that  yielded  the  desired  return.   Swap  agreements  are  two-party
contracts  entered  into  primarily  by  institutional  investors  for periods
ranging  from  a  few  weeks  to  more  than  a  year.   In  a  standard  swap
transaction,  two parties agree to exchange the returns (or  differentials  in rates of return)  earned or realized on particular  predetermined  investments or  instruments,  which may be  adjusted  for an  interest  factor.  The gross returns to be  exchanged  or  "swapped"  between  the  parties  are  generally calculated  with  respect  to a  "notional  amount,"  i.e.,  the  return on or increase in value of a  particular  dollar  amount  invested  at a  particular interest  rate,  in  a  particular  foreign  currency,  or  in a  "basket"  of securities  representing a particular index.  Forms of swap agreements include interest rate caps, under which, in return for a premium,  one party agrees to make  payments to the other to the extent  interest  rates  exceed a specified rate or "cap";  interest  rate floors,  under which,  in return for a premium, one party agrees to make  payments to the other to the extent  interest  rates fall below a specified  level or "floor";  and interest  rate  collars,  under which a party  sells a cap and  purchases  a floor or vice versa in an attempt to protect itself against  interest rate movements  exceeding given minimum or maximum levels.

      Most swap agreements  entered into by a Hedge Fund or Segregated Account would  require  the  calculation  of the  obligations  of the  parties  to the agreements  on a "net  basis."  Consequently,  a Hedge  Fund's  or  Segregated
Account's  current  obligations  (or rights) under a swap agreement  generally will be  equal  only to the net  amount  to be  paid  or  received  under  the agreement  based on the relative values of the positions held by each party to the agreement  (the "net  amount").  The risk of loss with respect to swaps is limited to the net amount of interest  payments that a party is  contractually obligated to make.  If the other party to a swap  defaults,  a Hedge Fund's or
Segregated  Account's risk of loss consists of the net amount of payments that it contractually is entitled to receive.

      To achieve  investment  returns  equivalent to those achieved by a Hedge
Fund Manager in whose investment  vehicles the Fund could not invest directly, perhaps  because of its investment  minimum or its  unavailability  for direct investment,  the Fund may enter into swap agreements  under which the Fund may agree,  on a net basis,  to pay a return  based on a floating  interest  rate, such as LIBOR,  and to receive the total  return of the  reference  investment vehicle  over a stated  time  period.  The Fund may seek to  achieve  the same
investment   result   through  the  use  of  other   derivatives   in  similar
circumstances.  The federal income tax treatment of swap  agreements and other derivatives  used in the above manner is unclear.  The Fund does not currently intend to use swaps or other derivatives in this manner.

LENDING PORTFOLIO SECURITIES

      A Hedge  Fund  or  Segregated  Account  may  lend  securities  from  its portfolio  to brokers,  dealers and other  financial  institutions  needing to borrow  securities  to  complete  certain  transactions.  The  Hedge  Fund  or
Segregated  Account  continues to be entitled to payments in amounts  equal to
the  interest,   dividends  or  other  distributions  payable  on  the  loaned securities  which affords the Hedge Fund or Segregated  Account an opportunity to earn  interest  on the  amount  of the loan and on the  loaned  securities'
collateral.  A  Hedge  Fund  or  Segregated  Account  generally  will  receive collateral  consisting of cash,  U.S.  Government  Securities  or  irrevocable letters of credit which will be  maintained at all times in an amount equal to at least  100% of the  current  market  value of the  loaned  securities.  The
Hedge  Fund  or  Segregated  Account  might  experience  risk  of  loss if the institution  with  which  it  has  engaged  in a  portfolio  loan  transaction breaches its agreement with the Hedge Fund or Segregated Account.

WHEN-ISSUED, DELAYED DELIVERY AND FORWARD COMMITMENT SECURITIES

      To reduce the risk of changes in securities  prices and interest  rates, a Hedge  Fund or  Segregated  Account  may  purchase  securities  on a forward commitment,  when-issued or delayed  delivery basis,  which means delivery and payment  take  place a number  of days  after  the date of the  commitment  to purchase.  The  payment  obligation  and the  interest  rate  receivable  with respect to such purchases are fixed when the Hedge Fund or Segregated  Account enters into the commitment,  but the Hedge Fund or Segregated Account does not make payment until it receives delivery from the  counterparty.  After a Hedge
Fund or Segregated  Account  commits to purchase such  securities,  but before delivery and settlement, it may sell the securities if it is deemed advisable.

      Securities  purchased on a forward  commitment or when-issued or delayed delivery  basis are  subject to changes in value,  generally  changing  in the same way,  i.e.,  appreciating  when interest  rates decline and  depreciating
when  interest  rates  rise,  based  upon  the  public's   perception  of  the
creditworthiness of the issuer and changes, real or anticipated,  in the level of  interest  rates.  Securities  so  purchased  may  expose  a Hedge  Fund or
Segregated  Account to risks  because they may  experience  such  fluctuations prior to their actual  delivery.  Purchasing  securities on a  when-issued  or delayed  delivery  basis  can  involve  the  additional  risk  that the  yield available in the market when the delivery  takes place  actually may be higher than that  obtained in the  transaction  itself.  Purchasing  securities  on a forward  commitment,  when-issued or delayed  delivery basis when a Hedge Fund or Segregated  Account is fully or almost fully invested  results in a form of leverage and may result in greater  potential  fluctuation in the value of the net assets of a Hedge Fund or  Segregated  Account.  In  addition,  there is a risk that securities  purchased on a when-issued or delayed delivery basis may not be delivered and that the purchaser of securities  sold by a Hedge Fund or
Segregated   Account  on  a  forward   basis  will  not  honor  its   purchase
obligation.  In such cases,  the Hedge Fund or Segregated  Account may incur a loss.

PORTFOLIO TURNOVER

"Portfolio  turnover"  describes  the  rate  at  which  the  Fund  traded  its portfolio  investments  during its last fiscal year.  For  example,  if a fund sold all of its portfolio  investments during the year, its portfolio turnover rate would have been 100%.  The  Sub-Adviser  is not  limited in the amount of portfolio  trading it may  conduct on behalf of the Fund in seeking to achieve the Fund's  investment  objective  and will  invest in and  withdraw  from the
Hedge Funds held in the Fund's portfolio as it deems appropriate.  The rate of portfolio  turnover will not be treated as a limiting or relevant  factor when circumstances  exist that are considered by the  Sub-Adviser to make portfolio changes advisable.

Although the Sub-Adviser  expects that many of the Fund's investments in Hedge
Funds  will be  relatively  long term in  nature,  it may make  changes in the
Fund's  particular  portfolio  holdings  whenever  it is  considered  that  an investment  no longer has  substantial  growth  potential  or has  reached its anticipated  level of performance,  or (especially  when cash is not otherwise available)  that  another  investment  appears  to have a  relatively  greater opportunity for capital  appreciation.  The Sub-Adviser may also make strategy specific  reallocations  to certain Hedge Funds held in the Fund's  portfolio.
The  Sub-Adviser  may also make  general  portfolio  changes to  increase  the
Fund's cash to position it in a defensive  posture.  The  Sub-Adviser may make portfolio  changes  without  regard to the length of time the Fund has held an investment,  or  whether  a sale  results  in  profit  or loss,  or  whether a purchase  results in the  reacquisition  of an  investment  which the Fund may have only recently  sold.  The  portfolio  turnover rate may vary greatly from year to  year  as well as  during  a year  and may  also be  affected  by cash
requirements.   If  the  Fund  repurchases  large  amounts  of  shares  during
Repurchase Offers, it may have to sell portions of its securities  holdings to raise  cash to pay for those  repurchases.  That  might may result in a higher than usual portfolio turnover rate.

The annual rate of the Fund's total portfolio turnover for the fiscal years ended March 31, 2005 and March 31, 2004 was 66% and 22% respectively.  The increase in portfolio turnover for the fiscal year ended 2005 was due to strategy specific reallocations, and to redemptions from Hedge Funds that the
Sub-Adviser believed to have a decreased return potential.

          REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES
REPURCHASE OFFERS

      As  discussed in the  prospectus,  offers to  repurchase  shares will be made by the Fund at such times and on such terms as may be  determined  by the
Board  of  Trustees  of the  Fund  (the  "Trustees  &  Board"),  in  its  sole
discretion  in  accordance   with  the   provisions  of  applicable   law.  In
determining  whether  the Fund  should  repurchase  shares  from  shareholders
pursuant  to  written  tenders,   the  Trustees  &  Board  will  consider  the
recommendation of  OppenheimerFunds,  Inc., the Fund's investment adviser (the
"Adviser").   The  Trustees  &  Board  also  will  consider  various  factors, including  but not limited to those  listed in the  prospectus,  in making its determinations.
      The  Trustees & Board will cause the Fund to make  offers to  repurchase shares  from  shareholders  pursuant  to  written  tenders  only on  terms  it determines to be fair to the Fund and to all  shareholders.  When the Trustees
& Board  determines  that the Fund  will  repurchase  shares,  notice  will be provided to each  shareholder  describing  the terms  thereof,  and containing information  shareholders  should  consider  in  deciding  whether  and how to participate  in such  repurchase  opportunity.  Shareholders  who are deciding whether to tender  shares  during the period that a  repurchase  offer is open may  ascertain an  estimated  net asset value of their shares from the Adviser during such period.  If a repurchase offer is  oversubscribed by shareholders, the Fund will  repurchase  only a pro rata  portion of the shares  tendered by each shareholder.

      As discussed in the  prospectus,  the Fund will issue notes to tendering shareholders in connection with the repurchase of shares.  Upon its acceptance of tendered shares for  repurchase,  the Fund will maintain daily on its books a segregated  account  consisting of (i) cash, (ii) liquid securities or (iii)
interests  in Hedge Funds that the Fund has  requested  be  withdrawn  (or any combination of the foregoing),  in an amount equal to the aggregate  estimated unpaid dollar  amount of the notes issued by the Fund in  connection  with the repurchase offer.

      Payment  for  repurchased  shares  may  require  the  Fund to  liquidate portfolio  holdings  earlier than the Sub-Adviser  would  otherwise  liquidate these holdings,  potentially  resulting in losses, and may increase the Fund's portfolio  turnover.  The  Sub-Adviser  intends to take  measures  (subject to such  policies as may be  established  by the Board of Trustees) to attempt to avoid or minimize  potential losses and turnover resulting from the repurchase of shares.

MANDATORY REDEMPTIONS

      As noted in the  prospectus,  the Fund has the  right to  redeem  shares under certain circumstances.  Such mandatory redemptions may be made if:

o     shares  have been  transferred  or shares  have  vested in any person by
               operation   of   law  as  the   result   of  the   death,
               dissolution,    bankruptcy   or    incompetency    of   a
               shareholder;

o     ownership  of  shares  will  cause  the Fund to be in  violation  of, or
               subject   the   Fund  to   additional   registration   or
               regulation  under,  the securities,  commodities or other
               laws of the U.S. or any other relevant jurisdiction;

o     continued  ownership  of such shares may be harmful or  injurious to the business or  reputation  of the Fund or the  Adviser,  or
               may  subject  the  Fund or any  shareholders  to an undue
               risk of adverse tax or other fiscal consequences;

o     any of the  representations  and  warranties  made by a  shareholder  in connection  with the  acquisition  of shares was not true
               when made or has ceased to be true; or

o     it would be in the  best  interests  of the  Fund to  redeem  shares  or portion thereof.

TRANSFERS OF SHARES

      No shareholder  will be permitted to transfer  shares of the Fund unless after such  transfer  the value of the shares  remaining  is at least equal to
Fund's minimum investment requirement.

                              BOARD OF TRUSTEES

      The Fund is governed by a Board of Trustees,  which is  responsible  for protecting the interests of shareholders  under federal and Massachusetts law.
The  Trustees  meet  periodically  throughout  the year to oversee  the Fund's activities,  review its performance, and review the actions of the Adviser and
Sub-Adviser.  Although the Fund will not normally hold annual  meetings of its shareholders,  it may hold shareholder meetings from time to time on important matters,  and  shareholders  have the  right  to call a  meeting  to  remove a
Trustee or to take other action described in the Fund's Declaration of Trust.

      The Board of Trustees  has an Audit  Committee.  The Audit  Committee is
comprised solely of Independent  Trustees.  The members of the Audit Committee are Joseph M. Wikler  (Chairman),  Ronald  Abdow and Peter I. Wold.  The Audit
Committee  held 4 meetings  during the fiscal year ended March 31,  2005.  The
Audit  Committee  furnishes  the  Board  with  recommendations  regarding  the selection of the Fund's  independent  registered public accounting firm. Other main  functions of the Audit  Committee  include,  but are not limited to: (i)
reviewing  the scope and results of financial  statement  audits and the audit fees charged;  (ii) reviewing reports from the Fund's  independent  registered public  accounting  firm regarding the Fund's internal  accounting  procedures and  controls;  (iii)  reviewing  reports from the  Adviser's  Internal  Audit
Department;  (iv)  maintaining  a separate line of  communication  between the
Fund's  independent  registered  public  accounting  firm and its  Independent
Trustees;  and  (v)  reviewing  the  independence  of the  Fund's  independent registered public accounting firm; (vi)  pre-approving any non-audit  services
(including tax services) that are not prohibited by the  Sarbanes-Oxley Act by the Fund's  independent  registered  public  accounting firm for the Fund, the
Adviser and certain  affiliates  of the  Advisers;  and (vii)  exercising  all other functions outlined in the Audit Committee Charter.

      The Audit Committee's  functions  include  selecting and nominating,  to the  full  Board,  nominees  for  election  as  Trustees,  and  selecting  and nominating  Independent  Trustees for election.  The Audit  Committee may, but need not,  consider  the  advice and  recommendation  of the  Adviser  and its affiliates in selecting  nominees.  The full Board elects new trustees  except for those instances when a shareholder vote is required.

      To date,  the Audit  Committee  has been able to  identify  from its own resources an ample number of qualified candidates.  Nonetheless,  shareholders may submit names of individuals  for the Audit  Committee's  consideration  by mailing  to  the  Audit  Committee  in  care  of  the  Fund  such  information accompanied  by background  information  as requested by the Audit  Committee.
The Audit  Committee  may  consider  such  persons at such time as it meets to consider  possible  nominees.  The Audit  Committee,  however,  reserves  sole discretion  to  determine  the  candidates  to  present  to the  Board  and/or shareholders when it meets for the purpose of considering potential nominees.

Trustees  and  Officers of the Fund.  Except for Messrs.  Murphy and  Walcott,
each of the Trustees are "Independent  Trustees" under the Investment  Company
Act. Mr. Murphy is an "Interested  Trustee," because he is affiliated with the
Adviser by virtue of his  positions as an officer and director of the Adviser, and as a shareholder  of its parent  company.  Mr.  Walcott is an  "Interested
Trustee" due to current consulting agreements with an affiliated organization.

      The Fund's  Trustees and officers and their positions held with the Fund and length of service in such position(s) and their principal  occupations and business  affiliations  during  the past five  years  are  listed in the chart below.  The  information  for the Trustees  also  includes the dollar range of shares  of  the  Fund  as  well  as  the  aggregate  dollar  range  of  shares beneficially  owned in any of the Oppenheimer  funds overseen by the Trustees.
All  of  the  Trustees  are  also  trustees  or  directors  of  the  following
Oppenheimer funds (referred to as "Board IV Funds"):

----------------------------------------------------------------------------------
                                             OFI  Tremont  Market  Neutral  Hedge
OFI Tremont Core Strategies Hedge Fund       Fund
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Oppenheimer    Limited    Term    California Oppenheimer  International Large-Cap
Municipal Fund                               Core Fund
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Oppenheimer Select Value Fund                Oppenheimer Real Estate Fund
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                             Oppenheimer  Tremont  Market Neutral
Oppenheimer Total Return Bond Fund           Fund LLC
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Oppenheimer Tremont Opportunity Fund LLC     Oppenheimer International Value Fund
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Oppenheimer Portfolio Series                 Oppenheimer Dividend Growth Fund
   Conservative Investor Fund
   Moderate Investor Fund
   Aggressive Investor Fund
   Active Allocation Fund

----------------------------------------------------------------------------------

      Messrs.  Murphy,  Zack,  Gillespie,  Vandehey,  Vottiero,  Petersen  and
Wixted and Mses.  Ives and Bloomberg,  who are officers of the Fund,  hold the same  offices  with one or more of the other  Board IV Funds as with the Fund.
As of June 30, 2005 the Trustees and officers of the Fund,  as a group,  owned of  record  or  beneficially  less  than 1% of the  outstanding  shares of the
Fund.  The  foregoing  statement  does not reflect  ownership of shares of the
Fund held of record by an employee  benefit plan for employees of the Adviser, other than the shares  beneficially  owned  under the plan by the  officers of the Fund listed above. In addition,  each Independent  Trustee, and his family members,  do not own  securities of either the Adviser or  Distributor  of the
Board IV Funds or any person  directly or indirectly  controlling,  controlled by or under common control with the Adviser, Sub-Adviser or Distributor.

      The address of each Trustee and Interested Trustee in the charts below is 6803 S. Tucson Way, Centennial, CO 80112-3924. Each Trustee serves for an indefinite term, until his or her resignation, retirement, death or removal.

-------------------------------------------------------------------------------------
                                Independent Trustees
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  Any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service,   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,
                                                                       2004
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Peter I. Wold,       President of Wold Oil Properties, Inc.    None      Over
Chairman of the      (oil and gas exploration and production             $100,000
Board since          company) (since 1994); Vice President,
December 2004;       Secretary and Treasurer of Wold Trona
Trustee since 2002   Company, Inc. (soda ash processing and
Age:  57             production) (since 1996); Vice President
                     of Wold Talc Company, Inc. (talc mining)
                     (since 1999); Managing Member of
                     Hole-in-the-Wall Ranch (cattle ranching)
                     (since 1979); Director and Chairman of
                     the Denver Branch of the Federal Reserve
                     Bank of Kansas City (1993-1999); and
                     Director of PacifiCorp. (electric
                     utility) (1995-1999). Oversees 15
                     portfolios in the OppenheimerFunds
                     complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Ronald J. Abdow,     Chairman of Abdow Corporation (operator   None      Over
Trustee since 2002   of restaurants) (since 1959); Trustee of            $100,000
Age:  73             the following real estate businesses

                     (owners and operators of restaurants):

                     G&R Realty Co. (since 1973), G&R Trust

                     Co. (since 1973), Abdow Partnership
                     (since 1975), Auburn Associates (since
                     1983) and Hazard Associates (since

                     1985); Trustee of the following open-end
                     investment companies: MML Series
                     Investment Fund II (since 2005),
                     MassMutual Premier Funds (since 2004),
                     MML Series Investment Fund (1993-2004)
                     and of MassMutual Select Funds (formerly
                     MassMutual Institutional Funds)
                     (1994-2004); Trustee of Bay State Health
                     System (health services) (since 1994);

                     Chairman of Western Mass Development

                     Corp. (non-profit land development)
                     (since 1996); and Chairman of American

                     International College (non-profit

                     college) (since 1991). Oversees 17

                     portfolios in the OppenheimerFunds

                     complex.*

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Joseph M. Wikler,    Director of the following medical device  None      $50,001-$100,000
Trustee since 2002   companies: Medintec (since 1992) and
Age:  64             Cathco (since 1996); Director of Lakes
                     Environmental Association (since 1996);
                     Member of the Investment Committee of
                     the Associated Jewish Charities of
                     Baltimore (since 1994); Director of
                     Fortis/Hartford mutual funds
                     (1994-December 2001). Oversees 15
                     portfolios in the OppenheimerFunds
                     complex.

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
                                 Interested Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  Any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service,   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,
                                                                       2004
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Eustis Walcott,      Principal with Ardsley Associates         None      $10,001-$50,000
Trustee since 2002   (consulting firm) (since 2000); Director
Age:  67             of Cornerstone Real Estate Advisors LLC
                     (real estate equity investment
                     management services) (affiliate of the
                     Adviser) (since October 2000); Director
                     of MML Investors Services (individual
                     retirement, insurance, investment, and
                     life event planning products and
                     services company) (affiliate of the
                     Adviser) (since October 2000); Trustee
                     of OFI Trust Company (affiliate of the
                     Adviser) (since 2001); Trustee of the
                     American International College (private
                     educational institution) (1995-December
                     2003); Senior Vice President of
                     Massachusetts Mutual Life Insurance
                     Company (insurance and annuity products)
                     (Adviser's parent company) (May
                     1990-July 2000); Member of the Board of
                     MassMutual Foundation for Hartford, Inc.
                     (charitable organization) (since 1996);
                     Vice President of MassMutual Foundation
                     for Hartford, Inc. (since 1997).
                     Oversees 15 portfolios in the
                     OppenheimerFunds complex.

-------------------------------------------------------------------------------------

      The address of Mr. Murphy in the chart below is Two World Financial
Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008. Mr. Murphy
serves for an indefinite term, until his resignation, death or removal.

-------------------------------------------------------------------------------------
                           Interested Trustee and Officer
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service;   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,
                                                                       2004
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

John V. Murphy,      Chairman, Chief Executive Officer and               Over
President and        Director (since June 2001) and President            $100,000
Trustee since 2002   (since September 2000) of the Adviser;
Age: 55              President and Director or Trustee of

                     other Oppenheimer funds; President and

                     Director of Oppenheimer Acquisition
                     Corp. ("OAC") (the Adviser's parent

                     holding company) and of Oppenheimer
                     Partnership Holdings, Inc. (holding

                     company subsidiary of the Adviser)
                     (since July 2001); Director of
                     OppenheimerFunds Distributor, Inc.
                     (subsidiary of the Adviser) (since
                     November 2001); Chairman and Director of
                     Shareholder Services, Inc. and of
                     Shareholder Financial Services, Inc.
                     (transfer agent subsidiaries of the
                     Adviser) (since July 2001); President
                     and Director of OppenheimerFunds Legacy
                     Program (charitable trust program
                     established by the Adviser) (since July
                     2001); Director of the following
                     investment advisory subsidiaries of the
                     Adviser: OFI Institutional Asset
                     Management, Inc., Centennial Asset
                     Management Corporation, Trinity
                     Investment Management Corporation and
                     Tremont Capital Management, Inc. (since
                     November 2001), HarbourView Asset
                     Management Corporation and OFI Private
                     Investments, Inc. (since July 2001);
                     President (since November 1, 2001) and
                     Director (since July 2001) of
                     Oppenheimer Real Asset Management, Inc.;
                     Executive Vice President of
                     Massachusetts Mutual Life Insurance
                     Company (OAC's parent company) (since
                     February 1997); Director of DLB
                     Acquisition Corporation (holding company
                     parent of Babson Capital Management LLC)
                     (since June 1995); Member of the
                     Investment Company Institute's Board of
                     Governors (since October 3, 2003); Chief
                     Operating Officer of the Adviser
                     (September 2000-June 2001); President
                     and Trustee of MML Series Investment
                     Fund and MassMutual Select Funds
                     (open-end investment companies)
                     (November 1999-November 2001); Director
                     of C.M. Life Insurance Company
                     (September 1999-August 2000); President,
                     Chief Executive Officer and Director of
                     MML Bay State Life Insurance Company
                     (September 1999-August 2000); Director
                     of Emerald Isle Bancorp and Hibernia
                     Savings Bank (wholly-owned subsidiary of
                     Emerald Isle Bancorp) (June 1989-June
                     1998). Oversees 66 portfolios as a
                     trustee or director and 20 additional
                     portfolios as officer in the
                     OppenheimerFunds complex.

-------------------------------------------------------------------------------------

      The  address  of the  Officers  in the chart  below is as  follows:  for
Messrs. Zack and Gillespie and Ms. Bloomberg,  Two World Financial Center, 225
Liberty  Street,  New York, NY  10281-1008,  for Messrs.  Vandehey,  Vottiero,
Petersen  and  Wixted  and  Ms.  Ives,  6803 S.  Tucson  Way,  Centennial,  CO
80112-3924.  Each Officer  serves for an  indefinite  term or until his or her earlier resignation, death or removal.

-------------------------------------------------------------------------------------
                                Officers of the Fund
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                      Principal Occupation(s) During Past 5 Years
Position(s) Held with Fund
Length of Service,
Age
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Mark S. Vandehey,          Senior Vice President and Chief Compliance Officer of
Vice President and Chief   the Adviser (since March 2004); Vice President of
Compliance Officer since   OppenheimerFunds Distributor, Inc., Centennial Asset
2004                       Management Corporation and Shareholder Services, Inc.
Age:  54                   (since June 1983). Former Vice President and Director of
                           Internal Audit of the Adviser (1997-February 2004). An
                           officer of 86 portfolios in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Brian W. Wixted,           Senior Vice President and Treasurer of the Adviser
Treasurer since 2002       (since March 1999); Treasurer of the following:
Age:  45                   HarbourView Asset Management Corporation, Shareholder
                           Financial Services, Inc., Shareholder Services, Inc.,
                           Oppenheimer Real Asset Management Corporation, and
                           Oppenheimer Partnership Holdings, Inc. (since March
                           1999), OFI Private Investments, Inc. (since March 2000),
                           OppenheimerFunds International Ltd. (since May 2000),
                           OppenheimerFunds plc (since May 2000), OFI Institutional
                           Asset Management, Inc. (since November 2000), and
                           OppenheimerFunds Legacy Program (charitable trust
                           program established by the Adviser) (since June 2003);
                           Treasurer and Chief Financial Officer of OFI Trust
                           Company (trust company subsidiary of the Adviser) (since
                           May 2000); Assistant Treasurer of the following: OAC
                           (since March 1999),Centennial Asset Management
                           Corporation (March 1999-October 2003) and
                           OppenheimerFunds Legacy Program (April 2000-June 2003);
                           Principal and Chief Operating Officer of Bankers Trust
                           Company-Mutual Fund Services Division (March 1995-March
                           1999). An officer of 86 portfolios in the
                           OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Brian Petersen,            Assistant Vice President of the Adviser (since August
Assistant Treasurer since  2002); Manager/Financial Product Accounting of the
2004                       Adviser (November 1998-July 2002). An officer of 86
Age: 34                    portfolios in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Philip Vottiero,           Vice President/Fund Accounting of the Adviser (since
Assistant Treasurer since  March 2002); Vice President/Corporate Accounting of the
2002                       Adviser (July 1999-March 2002); Chief Financial Officer
Age:  41                   of Sovlink Corporation (April 1996-June 1999). An

                           officer of 86 portfolios in the OppenheimerFunds complex.
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Robert G. Zack,            Executive Vice President (since January 2004) and
Secretary since 2002       General Counsel (since March 2002) of the Adviser;
Age:  56                   General Counsel and Director of the Distributor (since
                           December 2001); General Counsel of Centennial Asset
                           Management Corporation (since December 2001); Senior
                           Vice President and General Counsel of HarbourView Asset
                           Management Corporation (since December 2001); Secretary
                           and General Counsel of OAC (since November 2001);
                           Assistant Secretary (since September 1997) and Director
                           (since November 2001) of OppenheimerFunds International
                           Ltd. and OppenheimerFunds plc; Vice President and
                           Director of Oppenheimer Partnership Holdings, Inc.
                           (since December 2002); Director of Oppenheimer Real
                           Asset Management, Inc. (since November 2001); Senior
                           Vice President, General Counsel and Director of
                           Shareholder Financial Services, Inc. and Shareholder
                           Services, Inc. (since December 2001); Senior Vice
                           President, General Counsel and Director of OFI Private
                           Investments, Inc. and OFI Trust Company (since November
                           2001); Vice President of OppenheimerFunds Legacy Program
                           (since June 2003); Senior Vice President and General
                           Counsel of OFI Institutional Asset Management, Inc.
                           (since November 2001); Director of OppenheimerFunds
                           (Asia) Limited (since December 2003); Senior Vice
                           President (May 1985-December 2003), Acting General
                           Counsel (November 2001-February 2002) and Associate
                           General Counsel (May 1981-October 2001) of the Adviser;
                           Assistant Secretary of the following: Shareholder
                           Services, Inc. (May 1985-November 2001), Shareholder
                           Financial Services, Inc. (November 1989-November 2001),
                           and OppenheimerFunds International Ltd. (September
                           1997-November 2001). An officer of 86 portfolios in the
                           OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Kathleen T. Ives,          Vice President (since June 1998) and Senior Counsel and
Assistant Secretary since  Assistant Secretary (since October 2003) of the Adviser;
2002                       Vice President (since 1999) and Assistant Secretary
Age:  39                   (since October 2003) of the Distributor; Assistant

                           Secretary of Centennial Asset Management Corporation
                           (since October 2003); Vice President and Assistant
                           Secretary of Shareholder Services, Inc. (since 1999);
                           Assistant Secretary of OppenheimerFunds Legacy Program
                           and Shareholder Financial Services, Inc. (since December
                           2001); Assistant Counsel of the Adviser (August
                           1994-October 2003). An officer of 86 portfolios in the
                           OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Lisa I. Bloomberg,         Vice President and Associate Counsel of the Adviser
Assistant Secretary since  (since May 2004); First Vice President (April 2001-April
2004                       2004) Associate General Counsel (December 2000-April
Age:  37                   2004), Corporate Vice President (May 1999-April 2001)
                           and Assistant General Counsel (May 1999-December 2000)
                           of UBS Financial Services Inc. (formerly, PaineWebber
                           Incorporated). An officer of 86 portfolios in the
                           OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Phillip S. Gillespie,      Senior Vice President and Deputy General Counsel of the
Assistant Secretary since  Adviser (since September 2004); Mr. Gillespie held the
2004                       following positions at Merrill Lynch Investment
Age:  41                   Management: First Vice President (2001-September 2004);
                           Director (2000-September 2004) and Vice President
                           (1998-2000). An officer of 86 portfolios in the
                           OppenheimerFunds complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Aggregate Compensation from Fund(1)
Total Compensation From Fund and Fund Complex Paid to Trustees (15 funds)(2)

     |X| Remuneration of Trustees.  The officers of the Fund and Mr. Murphy (who is an officer  and  Trustee  of the Fund) who are  affiliated  with the  Adviser receive  no salary  or fee from the Fund.  The  remaining  Trustees  of the Fund received the  compensation  shown below from the Fund with respect to the Fund's fiscal year ended March 31, 2005. The Total  Compensation  from all of the Board
IV Funds (including the Fund) represents  compensation received for serving as a trustee and member of a committee (if  applicable)  of the boards of those funds during the calendar year ended December 31, 2004.

Trustee Name and Other
Fund Position(s) (as
applicable)(5)

-------------------------------------------------------------------------------------
-----------------------------------------------------------------------------

Ronald J. Abdow                       $2,000               $81,833(3)
Trustee, Audit Committee
Member

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Eustis Walcott                        $1,800                 $18,500
Trustee
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
Joseph M. Wikler

Trustee, Audit Committee              $2,583                 $23,000
Chairman

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Peter I. Wold(4)
Trustee, Chairman of the
Board and Audit Committee             $2,333                 $20,500

Member
-----------------------------------------------------------------------------
1.    Aggregate   Compensation  from  the  Fund  includes  fees  and  deferred compensation, if any, for a Trustee.

2.    For  purposes  of  this  section  only,  "Fund  Complex"   includes  the
   Oppenheimer   funds,   MassMutual   Institutional   Funds  and  MML  Series
   Investment  Fund in accordance with SEC  regulations.  The Adviser does not consider  MassMutual  Institutional Funds and MML Series Investment Fund to
   be  part of the  OppenheimerFunds'  "Fund  Complex"  as  that  term  may be otherwise interpreted.
3.    Includes  $61,333  compensation  paid  to Mr.  Abdow  for  serving  as a trustee for two open-end  investment  companies  (MassMutual  Institutional
   Funds and MML Series  Investment Fund) the investment  adviser for which is the indirect parent company of the Fund's Adviser.  The Adviser also serves as the  Sub-Adviser to the MassMutual  International  Equity Fund, a series of MassMutual Institutional Funds.
4.    Elected as Board Chairman as of 12/8/04.
5.    Messrs. Abdow, Wikler and Wold are Independent Trustees and Mr. Walcott
   is an Interested Trustee.

      The  Trustees  who are  not  employees  of the  Adviser,  including  its affiliates,  are each paid an annual  retainer of $16,000 and per meeting fees of $500.  The  Chairman of the Board and the Audit  Committee  each receive an additional fee of $10,000 per year.  The other  Trustees  receive no annual or other fees from the Fund.  All Trustees are  reimbursed  by the Fund for their reasonable  travel and  out-of-pocket  expenses.  The  Trustees do not receive any pension or  retirement  benefits  from the Fund.  The officers of the Fund do not receive any additional compensation from the Fund.

      The  Trustees  serve on the Board for terms of  indefinite  duration.  A
Trustee's  position  in  that  capacity  will  terminate  if  the  Trustee  is removed,  resigns or is subject to various  disabling  events such as death or incapacity.  A Trustee may resign upon 90 days'  prior  written  notice to the other  Trustees,  and may be  removed  either  by vote  of  two-thirds  of the
Trustees not subject to the removal vote or vote of the  shareholders  holding not less than  two-thirds of the total number of votes  eligible to be cast by all  shareholders.  The Trustees will render assistance to shareholders on the question of the removal of  Trustees in the manner  required by Section  16(c)
of the  Investment  Company  Act. In the event of any vacancy in the  position of a Trustee,  the remaining  Trustees may appoint an individual to serve as a
Trustee,  so long as immediately after such appointment at least two-thirds of the Trustees  then serving  would have been elected by the  shareholders.  The
Trustees  may  call a  meeting  of  shareholders  to fill any  vacancy  in the position  of a Trustee,  and must do so within 60 days after any date on which
Trustees who were elected by the  shareholders  cease to constitute a majority of the Trustees  then  serving.  If no Trustee  remains to manage the business of the Fund,  the Adviser may manage and control the Fund,  but must convene a meeting of shareholders  within 60 days for the purpose of either electing new
Trustees or dissolving the Fund.

                         INVESTMENT ADVISORY SERVICES
THE INVESTMENT ADVISER

      The Adviser commenced  serving as the Fund's investment  adviser on June
2, 2004,  subject to the ultimate  supervision  of and subject to any policies established  by the Trustees & Board.  Prior to that time,  OFI  Institutional
Asset  Management,  Inc., a wholly-owned  subsidiary of the Adviser  ("OFII"), served as  investment  adviser.  The Adviser is a  wholly-owned  subsidiary of
Oppenheimer  Acquisition   Corporation,   which  in  turn  is  a  wholly-owned
subsidiary of Massachusetts Mutual Life Insurance Company ("MassMutual").

      The Adviser is responsible for developing,  implementing and supervising the Fund's investment program and in connection  therewith regularly providing investment  advice  and  recommendations  to  the  Fund  with  respect  to its investments,  investment  policies and purchases  and sales of securities  for the Fund and arranging for the purchase and sale of such  securities  pursuant to an  investment  advisory  agreement  entered  into between the Fund and the
Adviser (the "Advisory Agreement").

      The  Adviser  is  authorized,  subject  to the  approval  of the Board &
Trustees,  to  retain  one  of its  affiliates  to  provide  any or all of the investment  advisory services required to be provided to the Fund or to assist the Adviser in providing these services.

      As  compensation  for  services  required  to be provided by the Adviser under the  Advisory  Agreement,  the Fund pays the  Adviser a monthly fee (the
"Advisory  Fee")  computed at the annual rate of 1.25% of the aggregate  value of outstanding  shares  determined as of the last day of the month (before any repurchases of shares, as defined below).

      The  Advisory  Agreement  has an initial term of two years from the date of its execution,  and may be continued in effect from year to year thereafter if such  continuance  is approved  annually by the Trustees & Board or by vote of a majority of the outstanding voting securities of the Fund;  provided that in  either  event  the  continuance  is also  approved  by a  majority  of the
Independent  Trustees  by vote  cast in person  at a  meeting  called  for the purpose of voting on such  approval.  The  Advisory  Agreement  is  terminable without  penalty,  on 60 days' prior written notice:  by the Trustees & Board;
by vote of a majority of the outstanding  voting securities of the Fund; or by the Adviser.  The Advisory  Agreement  also  provides  that it will  terminate automatically  in the event of its  "assignment," as defined by the Investment
Company Act and the rules thereunder.

The Advisory  Agreement  provides that in the absence of willful  misfeasance, bad faith,  gross  negligence  in the  performance  of its duties or  reckless disregard of its  obligations  and duties under the  Advisory  Agreement,  the
Adviser  is not  liable  for any loss the Fund  sustains  for any  investment, adoption of any investment  policy, or the purchase,  sale or retention of any security.  In  addition,  it provides  that the Adviser may act as  investment
adviser  for  any  other  person,   firm  or  corporation  and  use  the  name
"Oppenheimer" in connection with other  investment  companies for which it may act as  investment  adviser or general  distributor.  If the Adviser  shall no longer act as  investment  adviser of the Fund,  the Adviser may  withdraw the right of the Fund to use the name "Oppenheimer" as part of its name.

      The Adviser or its designee  maintains  the Fund's  accounts,  books and other documents  required to be maintained under the Investment Company Act at
OppenheimerFunds,  Inc., Two World Financial Center,  225 Liberty Street,  New
York, NY 10281-1008.

      During the fiscal years ended March 31,  2005,  March 31, 2004 and March
31, 2003, the Fund paid $528,214, $452,615 and $251,256,  respectively, to the
Adviser pursuant to the Investment Advisory Agreement.

THE SUB-ADVISER

      As authorized by the Advisory  Agreement,  Tremont  Partners,  Inc. (the
"Sub-Adviser"),  an affiliate of the Adviser, has been assigned responsibility for providing day-to-day  investment  management services to the Fund, subject to the supervision of the Adviser.  The  Sub-Adviser is primarily  responsible for the selection of Hedge Fund  Managers and the  allocation of the assets of the Fund for  investment  among the Hedge  Fund  Managers.  In  addition,  the
Sub-Adviser  is  responsible  for  investing  the cash  portion  of the Fund's assets  not  invested  in Hedge  Funds or  through  Segregated  Accounts.  The
Sub-Adviser  is  a  majority-owned   subsidiary  of  Oppenheimer   Acquisition
Corporation, which in turn is a wholly owned subsidiary of MassMutual.

      The Sub-Adviser  provides  services to the Fund pursuant to the terms of a Sub-Advisory  Agreement entered into between the Adviser and the Sub-Adviser
(the "Sub-Advisory  Agreement").  In consideration of the services provided by the  Sub-Adviser,  the Adviser pays a monthly fee to the Sub-Adviser  equal to
50% of the amount of the  Advisory  Fee earned by the Adviser  pursuant to the
Advisory Agreement.

      The  Sub-Advisory  Agreement  has an initial  term of two years from the date of its  execution,  and may be  continued  in  effect  from  year to year thereafter if such  continuance  is approved  annually by the Trustees & Board or by vote of a majority of the  outstanding  voting  securities  of the Fund;
provided that in either event the  continuance  is also approved by a majority of the  Independent  Trustees  by vote cast in person at a meeting  called for the  purpose  of  voting  on such  approval.  The  Sub-Advisory  Agreement  is terminable without penalty,  on 60 days' prior written notice: by the Trustees
& Board;  by vote of a majority of the  outstanding  voting  securities of the
Fund; by the Adviser; or by the Sub-Adviser.  The Sub-Advisory  Agreement also
provides  that  it  will   terminate   automatically   in  the  event  of  its
"assignment,"  as  defined  by  the  Investment  Company  Act  and  the  rules thereunder.

      The  Sub-Advisory  Agreement  provides  that in the  absence  of willful misfeasance,  bad faith,  gross negligence in the performance of its duties or
reckless   disregard  of  its   obligations  and  duties  under  the  Advisory
Agreement,  the  Sub-Adviser  is not liable to the Fund or to the  Adviser for any loss the Fund  sustains  for any  investment,  adoption of any  investment policy, or the purchase,  sale or retention of any security.  In addition,  it provides  that the  Sub-Adviser  may act as  investment  adviser for any other person,  firm or  corporation  and use the name  "Tremont" in connection  with other  investment  companies  for which it may act as investment  adviser.  If the  Sub-Adviser  shall  no  longer  act  as  Sub-Adviser  of  the  Fund,  the
Sub-Adviser  may withdraw  the right of the Fund to use the name  "Tremont" as part of its name.

      During the fiscal years ended March 31,  2005,  March 31, 2004 and March
31, 2003, the Fund paid $528,214, $542615 and $251,256,  respectively,  to the
Adviser pursuant to the Sub-Advisory Agreement.

      A discussion  regarding the basis of the Board of Trustees approving any investment  advisory or sub-advisory  contract of the Fund is available in the
Fund's annual report to shareholders.

Administrative  Services.  Under the terms of an administration agreement with the Fund,  the Adviser will  provide  certain  administrative  services to the
Fund,  including,  among  others:  providing  office  space and other  support services and  personnel  as  necessary  to provide such  services to the Fund;
supervising the entities retained by the Fund to provide accounting  services,
investor  services  and  custody  services;   handling  shareholder  inquiries
regarding the Fund,  including but not limited to questions  concerning  their investments in the Fund;  preparing or assisting in the preparation of various reports,  communications and regulatory filings of the Fund;  assisting in the review  of  investor  applications;  monitoring  the  Fund's  compliance  with federal  and state  regulatory  requirements  (other  than those  relating  to investment compliance);  coordinating and organizing meetings of the Board and meetings of shareholders and preparing related materials;  and maintaining and preserving  certain books and records of the Fund. In consideration  for these services,  the Fund will pay the Adviser a monthly fee  computed at the annual rate of 0.15% of the aggregate  value of outstanding  shares  determined as of the last day of each calendar  month (the  "Administration  Fee").  Related to this, the Adviser (in its capacity as administrator)  and the Sub-Adviser have entered  into a  sub-administration  agreement,  pursuant to which the Adviser may  delegate  some  or  all  of the  administrative  responsibilities  to the
Sub-Adviser.  The Adviser,  in its capacity as administrator of the Fund, will pay the Sub-Adviser, in its capacity as sub-administrator,  some or all of the
Administration Fee.

      During the fiscal years ended March 31,  2005,  March 31, 2004 and March
31, 2003, the Fund paid $126,787,  $92,812 and $42,420,  respectively,  to the
Adviser pursuant to the Administration Agreement.

CODES OF ETHICS

      The Fund, the Adviser,  the Sub-Adviser  and the  Distributor  have each adopted  codes of  ethics.  The  codes are  designed  to  detect  and  prevent improper personal trading by their personnel,  including investment personnel, that might compete with or otherwise  take  advantage of the Fund's  portfolio transactions.  Covered  persons  include the  Trustees  and the  officers  and directors  of the Adviser and the  Sub-Adviser,  as well as  employees  of the
Adviser  and  the  Sub-Adviser   having   knowledge  of  the  investments  and
investment  intentions  of the  Fund.  The  codes  of  ethics  permit  persons subject to the Code to invest in securities,  including securities that may be purchased  or held by the  Fund,  subject  to a  number  of  restrictions  and controls.  Compliance  with the  codes of ethics is  carefully  monitored  and enforced.

      The codes of ethics are included as exhibits to the Fund's  registration statement  filed  with  the  Securities  and  Exchange  Commission  and can be reviewed and copied at the SEC's Public  Reference  Room in  Washington,  D.C.
Information  on the operation of the Public  Reference Room may be obtained by calling the SEC at  1-202-942-8090.  The codes of ethics are  available on the
EDGAR database on the SEC's Internet site at http://www.sec.gov,  and also may be obtained,  after paying a  duplicating  fee, by  electronic  request at the following E-mail address:  publicinfo@sec.gov,  or by writing the SEC's Public
Reference Section, Washington, D.C. 20549-0102.

PORTFOLIO PROXY VOTING

      The Adviser has delegated to the Sub-Adviser  responsibility  for voting proxies relating to securities  owned by the Fund. The Fund invests  primarily in private investment partnerships and similar investment vehicles,  which are not voting  securities.  To the extent the Fund invests in voting  securities, if any, the Fund's primary  consideration in voting portfolio proxies would be the financial  interests of the Fund and its shareholders.  For the purpose of voting portfolio  proxies  relating to voting  securities held by the Fund, if any,  the  Fund  has  adopted  the  OppenheimerFunds  Portfolio  Proxy  Voting
Policies and  Procedures.  The  OppenheimerFunds  Proxy Voting  Guidelines  on
routine and non-routine proxy proposals are summarized below.

o     The Fund votes with the  recommendation  of the issuer's  management  on routine  matters,  including  election of  directors  nominated by management  and  ratification  of auditors,  unless  circumstances indicate otherwise.
o     In  general,  the Fund  opposes  anti-takeover  proposals  and  supports
         elimination   of   anti-takeover    proposals,    absent   unusual
         circumstances.
o     The Fund supports shareholder  proposals to reduce a super-majority vote
         requirement,   and   opposes   management   proposals   to  add  a
         super-majority vote requirement.
o     The Fund opposes proposals to classify the board of directors.
o     The Fund supports proposals to eliminate cumulative voting.
o     The Fund opposes re-pricing of stock options.
o     The Fund generally  considers executive  compensation  questions such as stock  option  plans  and  bonus  plans  to be  ordinary  business
         activity.   The  Fund   analyzes   stock  option   plans,   paying
         particular  attention  to their  dilutive  effect.  While the Fund would generally  support  management  proposals,  the Fund opposes plans it considers to be excessive.

      The Fund is  required  to file new Form N-PX,  with its  complete  proxy voting  record for the 12 months ended June 30th, no later than August 31st of each year. The Fund's Form N-PX filing is available (i) without  charge,  upon request,  by calling  the Fund  toll-free  at  1.800.525.7048  and (ii) on the
SEC's website at www.sec.gov.
                 -----------

 PORTFOLIO MANAGER

      The Fund's  portfolio  is managed by Timothy J. Birney  (referred  to as the  "Portfolio  Manager").  He is the person  responsible  for the day-to-day management of the Fund's investments.

OtherAccounts Managed. In addition to managing the Fund's investment  portfolio,
     Mr. Birney also manages other  investment  portfolios and other accounts on behalf of the Sub-Adviser or its  affiliates.  The following table provides
     information   regarding  the  other  portfolios  and  accounts  managed  by
     Mr. Birney as of March 31, 2005.

     --------------------------------------------------------------------------

                                   Registered     Other Pooled
                                   Investment      Investment
                                   Companies        Vehicles    Other Accounts
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------
                                       4               9             None
     Accounts Managed
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------
                                     $484.0          $871.0          None
     Total Assets Managed*
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

     Accounts with
     Performance-Based                 2               9             None
     Advisory Fees
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

     Total Assets in Accounts
     with Performance-Based          $144.8          $871.0          None
     Advisory Fees*
     --------------------------------------------------------------------------
      *  In millions.

      As indicated above,  the Portfolio  Manager also manages other funds and accounts.  Potentially,  at times, those  responsibilities could conflict with the interests of the Fund.  That may occur whether the  investment  objectives and  strategies  of the other funds and accounts are the same as, or different from,  the Fund's  investment  objectives  and  strategies.  For  example  Mr.
Birney may need to  allocate  investment  opportunities  between  the Fund and another fund or account  having similar  objectives or  strategies,  or he may need to execute  transactions  for another  fund or account  that could have a negative  impact on the value of  securities  held by the Fund.  Not all funds and accounts  advised by the Sub-Adviser  have the same management fee. If the management  fee structure of another fund or account is more  advantageous  to the  Sub-Adviser  than the fee structure of the Fund,  the  Sub-Adviser  could
have  an  incentive  to  favor  the  other  fund  or  account.   However,  the
Sub-Adviser's   compliance   procedures  and  Code  of  Ethics  recognize  the
Sub-Adviser's fiduciary obligation to treat all of its clients,  including the
Fund,  fairly and  equitably,  and are  designed to preclude  Mr.  Birney from favoring  one client  over  another.  It is  possible,  of course,  that those compliance  procedures and the Code of Ethics may not always be adequate to do
so. At different  times,  Mr.  Birney may manage other funds or accounts  with investment  objectives and strategies  similar to those of the Fund, or he may manage funds or accounts with different investment objectives and strategies.

        Compensation  of the Portfolio  Manager.  Mr. Birney is employed
and  compensated  by  the  Sub-Adviser,   not  the  Fund.  The   Sub-Adviser's
compensation  structure  is designed to attract  and retain  highly  qualified
investment  management   professionals  and  to  reward  contributions  toward
creating  shareholder  value. As of March 31, 2005, Mr. Birney's  compensation consisted  of three main  elements:  a base  salary,  an annual  discretionary bonus and  eligibility  to  participate  in  long-term  awards of options  and appreciation  rights  in  regard  to the  common  stock  of the  Sub-Adviser's holding company parent.

            The base pay component is reviewed  regularly to ensure that it is commensurate  with the  requirements  of the  portfolios  under  Mr.  Birney's management,  reflects any specific competence or specialty of the manager, and is  competitive  with other  comparable  positions.  The annual  discretionary bonus is determined by senior  management of the Sub-Adviser and is based on a number of factors,  including  management's  evaluation of the Fund's  pre-tax performance for periods since Mr. Birney became the Fund's portfolio  manager.
Other factors  include  management  quality (such as style  consistency,  risk management,  sector coverage, team leadership and coaching) and organizational development.  The  performance of other pooled  investment  vehicles and other accounts are also  considered in determining Mr.  Birney's  compensation.  Mr.
Birney's  compensation  with  respect  to the Fund is not  based on the  total
value  of  the  Fund's  portfolio  assets,   although  the  Fund's  investment
performance  may increase  those assets.  The  compensation  structure is also intended to reduce potential  conflicts of interest between the Fund and other funds managed by Mr.  Birney.  The  compensation  structure of the other funds managed by Mr. Birney is the same as the  compensation  structure of the Fund, described above.

Ownership of Fund Shares.  As of March 31, 2005, Mr. Birney did not beneficially own any shares of the Fund.

FUND EXPENSES

      The Fund will bear all costs and  expenses  incurred in its business and operations other than those  specifically  required to be borne by the Adviser pursuant  to the  Advisory  Agreement.  Costs and  expenses  borne by the Fund include, but are not limited to, the following:

o     all costs and expenses  directly related to investment  transactions and positions for the Fund's account,  including,  but not
                  limited  to,  brokerage  commissions,  research  fees,
                  interest  and  commitment  fees  on  loans  and  debit
                  balances,  borrowing charges on securities sold short,
                  dividends on  securities  sold but not yet  purchased,
                  custodial  fees,  margin  fees,   transfer  taxes  and
                  premiums,  taxes  withheld  on foreign  dividends  and
                  indirect expenses from investments in Hedge Funds;

o     all costs and expenses  associated  with the operation and  registration of the Fund,  ongoing  offering costs and the costs of
                  compliance  with,  any  applicable  federal  and state
                  laws;

o     all costs and expenses  associated with the  organization  and operation of  separate  investment  funds  managed by Hedge Fund
                  Managers retained by the Fund;
o     the costs and  expenses of holding  meetings of the Trustees & Board and
                  any   meetings  of   shareholders,   including   costs
                  associated with the preparation and  dissemination  of
                  proxy materials;
o     the  fees  and  disbursements  of Fund  counsel,  legal  counsel  to the
                  Independent    Trustees,     Advisers,     Independent
                  Registered  Public  Accounting  Firm  for the Fund and
                  other consultants and professionals  engaged on behalf
                  of the Fund;
o     the Advisory Fee;

o     the  fees   payable   to   custodians   and  other   persons   providing
                  administrative services to the Fund;

o     the costs of a fidelity  bond and any  liability  insurance  obtained on behalf of the Fund or the Trustees & Board;

o     all costs and  expenses  of  preparing,  setting in type,  printing  and
                  distributing   reports  and  other  communications  to
                  shareholders; and

o     such other types of  expenses  as may be  approved  from time to time by the Trustees & Board.

      The Hedge  Funds will bear all  expenses  incurred  in  connection  with their  operations.  These  expenses are similar to those incurred by the Fund.
The Hedge Fund Managers  generally will charge asset-based fees to and receive performance-based  allocations  from the Hedge Funds,  which  effectively will reduce  the  investment  returns  of the  Hedge  Funds  and the  amount of any distributions  from the Hedge  Funds to the  Fund.  These  expenses,  fees and allocations will be in addition to those incurred by the Fund itself.

                            CONFLICTS OF INTEREST
THE ADVISER

            The Adviser  and its  affiliates  manage the assets of  registered investment  companies  other  than the Fund and  provide  investment  advisory services to other  accounts.  The Fund has no  interest  in these  activities.
The Adviser and its officers or employees who assist in providing  services to the Fund will be engaged  in  substantial  activities  other than on behalf of the Fund and may have  conflicts  of  interest  in  allocating  their time and activity  between  the Fund and  other  registered  investment  companies  and accounts  managed by the Adviser.  The Adviser and its officers and  employees will  devote  so much of  their  time to the  affairs  of the Fund as in their judgment is necessary and appropriate.

THE SUB-ADVISER

      The Sub-Adviser  also provides  investment  advisory and other services, directly and through  affiliates,  to various entities and accounts other than
the  Fund   ("Tremont   Accounts").   The  Fund  has  no   interest  in  these
activities.  The Sub-Adviser and the investment  professionals  who, on behalf of the  Sub-Adviser,  will provide  investment  advisory  services to the Fund will be engaged in  substantial  activities  other than on behalf of the Fund, may have differing economic  interests in respect of such activities,  and may have conflicts of interest in allocating  their time and activity  between the
Fund and the Tremont  Accounts.  Such persons will devote only so much time to the affairs of the Fund as in their judgment is necessary and appropriate.

PARTICIPATION IN INVESTMENT OPPORTUNITIES

      The  Sub-Adviser  expects to employ an  investment  program for the Fund that is  substantially  similar to the investment  program  employed by it for certain Tremont Accounts,  including a private investment partnership that has an investment  program that is substantially the same as the Fund's investment program.  As a general matter, the Sub-Adviser will consider  participation by
the  Fund  in  all  appropriate   investment   opportunities  that  are  under
consideration  for those other Tremont  Accounts.  There may be circumstances, however,  under which the Sub-Adviser  will cause one or more Tremont Accounts to commit a larger  percentage  of their  respective  assets to an  investment opportunity  than to which the  Sub-Adviser  will  commit the  Fund's  assets.
There also may be  circumstances  under which the  Sub-Adviser  will  consider participation  by Tremont  Accounts in investment  opportunities  in which the
Sub-Adviser does not intend to invest on behalf of the Fund, or vice versa.

      The Sub-Adviser  will evaluate for the Fund and for each Tremont Account a variety of factors that may be relevant in determining  whether a particular investment  opportunity or strategy is  appropriate  and feasible for the Fund or a Tremont Account at a particular time, including,  but not limited to, the following:  (1) the nature of the investment  opportunity taken in the context of the other  investments  at the time;  (2) the  liquidity of the  investment
relative  to  the  needs  of  the  particular  entity  or  account;   (3)  the
availability of the opportunity (i.e., size of obtainable  position);  (4) the transaction costs involved;  and (5) the investment or regulatory  limitations applicable to the particular entity or account.  Because these  considerations may  differ  for the Fund  and the  Tremont  Accounts  in the  context  of any particular investment  opportunity,  the investment activities of the Fund and the Tremont  Accounts may differ from time to time. In addition,  the fees and expenses  of  the  Fund  will  differ  from  those  of the  Tremont  Accounts.
Accordingly,  the future performance of the Fund and the Tremont Accounts will vary.

      When the  Sub-Adviser  determines  that it would be appropriate  for the
Fund  and  one or  more  Tremont  Accounts  to  participate  in an  investment transaction  in the same Hedge Fund or other  investment  at the same time, it will  attempt  to  aggregate,  place and  allocate  orders on a basis that the
Sub-Adviser   believes  to  be  fair  and  equitable,   consistent   with  its
responsibilities   under   applicable  law.   Decisions  in  this  regard  are
necessarily  subjective and there is no requirement that the Fund participate, or participate to the same extent as the Tremont Accounts,  in all investments
or  trades.   However,  no  participating   entity  or  account  will  receive
preferential  treatment over any other and the Sub-Adviser  will take steps to ensure  that  no  participating  entity  or  account  will  be  systematically disadvantaged  by the  aggregation,  placement  and  allocation  of orders and investments.

      Situations  may occur,  however,  where the Fund could be  disadvantaged because of the  investment  activities  conducted by the  Sub-Adviser  for the
Tremont  Accounts.  Such  situations may be based on, among other things,  the
following:   (1)   legal   restrictions   or  other   limitations   (including
limitations  imposed by Hedge Fund  Managers  with  respect to Hedge Funds) on the combined size of positions  that may be taken for the Fund and the Tremont
Accounts,   thereby   limiting  the  size  of  the  Fund's   position  or  the
availability of the investment opportunity;  (2) the difficulty of liquidating an investment  for the Fund and the Tremont  Accounts  where the market cannot absorb the sale of the combined  positions;  and (3) the determination  that a particular  investment  is  warranted  only if hedged  with an option or other instrument  and  there is a  limited  availability  of such  options  or other instruments.  In particular,  the Fund may be legally restricted from entering into a "joint  transaction"  (as defined in the  Investment  Company Act) with the Tremont  Accounts  with  respect to the  securities  of an issuer  without first obtaining exemptive relief from the SEC.  See "Other Matters" below.

      Directors,  officers,  employees and affiliates of the  Sub-Adviser  may buy and sell  securities or other  investments  for their own accounts and may have actual or  potential  conflicts of interest  with respect to  investments made on behalf of the Fund.  As a result of differing  trading and  investment strategies or  constraints,  positions  may be taken by  directors,  officers, employees and affiliates of the  Sub-Adviser,  or by the  Sub-Adviser  for the
Tremont  Accounts,  that are the same,  different or made at a different  time than positions taken for the Fund.

OTHER MATTERS

      Except in accordance with  applicable law, the Adviser,  the Sub-Adviser and their  affiliates  are not permitted to buy  securities or other  property from, or sell securities or other property to, the Fund.  However,  subject to certain  conditions  imposed by applicable rules under the Investment  Company
Act, the Fund may effect certain  principal  transactions  in securities  with one or more  accounts  managed by the Adviser or the  Sub-Adviser,  except for accounts as to which the Adviser,  the Sub-Adviser or any of their  affiliates serves  as a  general  partner  or as to  which  they may be  deemed  to be an affiliated  person (or an affiliated  person of such a person),  other than an affiliation  that results solely from the Adviser,  the  Sub-Adviser or one of their  affiliates  serving  as an  investment  adviser to the  account.  These transactions  would  be  made  in  circumstances  where  the  Sub-Adviser  has determined  it would be  appropriate  for the Fund to purchase (or sell),  and the Adviser or the  Sub-Adviser  has  determined it would be  appropriate  for another account to sell (or purchase),  the same security or instrument on the same day.

      Future investment  activities of the Adviser,  the Sub-Adviser and their affiliates,  and of their  respective  directors,  officers or employees,  may give rise to additional conflicts of interest.

                                 TAX ASPECTS
      This summary of certain  aspects of the federal  income tax treatment of the Fund is based upon the  Internal  Revenue  Code of 1986,  as amended  (the
"Code"), judicial decisions,  Treasury Regulations and rulings in existence on the date  hereof,  all of which are subject to change.  This  summary does not discuss the impact of various  proposals  to amend the Code which could change certain of the tax  consequences  of an investment  in the Fund.  This summary also does not  discuss  tax  consequences  that may be relevant to persons who are neither  U.S.  persons  within the meaning of the Code nor persons  exempt from federal income tax.

Tax Treatment of Fund Operations
--------------------------------

      Qualification as a Regulated Investment Company.  As a regulated
      -----------------------------------------------
investment company, the Fund is not subject to federal income tax on the portion of its net investment income (that is, taxable interest, dividends, and other taxable ordinary income, net of expenses and net short-term capital gain in excess of long-term capital loss) and capital gain net income (that is, the excess of net long-term capital gains over net short-term capital losses) that it distributes to shareholders.  That qualification enables the
Fund to "pass through" its income and realized capital gains to shareholders without the Fund having to pay tax on them.  The Code contains a number of complex tests relating to qualification that the Fund might not meet in a particular year. If it did not qualify as a regulated investment company, the
Fund would be treated for federal income tax purposes as an ordinary corporation and would receive no tax deduction for payments made to shareholders.

      To qualify as a regulated investment company, the Fund must distribute at least 90% of its investment company taxable income (in brief, net investment income and the excess of net short-term capital gain over net long-term capital loss) for the taxable year. The Fund must also satisfy certain other requirements of the Code, some of which are described below.
Distributions by the Fund made during the taxable year or, under specified circumstances, within twelve months after the close of the taxable year, will be considered distributions of income and gains for the taxable year and will therefore count toward satisfaction of the above-mentioned requirement.

      To qualify as a regulated investment company, the Fund must derive at least 90% of its gross income each taxable year from dividends, interest, certain payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies (to the extent such currency gains are directly related to the regulated investment company's principal business of investing in stock or securities) and certain other income.

      In addition to satisfying the requirements described above, the Fund must satisfy an asset diversification test in order to qualify as a regulated investment company.  Under that test, at the close of each quarter of the
Fund's taxable year, at least 50% of the value of the Fund's assets must consist of cash and cash items, U.S. government securities, securities of other regulated investment companies, and securities of "other issuers". As to each of those "other issuers", the Fund must not have invested more than
5% of the value of the Fund's total assets in securities of each such issuer and the Fund must not hold more than 10% of the outstanding voting securities of each such issuer.  In addition, no more than 25% of the value of the
Fund's total assets may be invested in the securities of any one issuer
(other than U.S. government securities and securities of other regulated investment companies) or in two or more issuers which the Fund controls and which are engaged in the same or similar trades or businesses or related trades or businesses.  For purposes of this test, obligations issued or guaranteed by certain agencies or instrumentalities of the U.S. government are treated as U.S. government securities.

      Excise Tax on Regulated Investment Companies. Under the Code, by
      --------------------------------------------
December 31 of each year, the Fund must distribute at least 98% of its taxable investment income earned from January 1 through December 31 of that year and at least 98% of its capital gains realized in the period from
November 1 of the prior year through October 31 of the current year. If it does not, the Fund must pay an excise tax on the amounts not distributed. It is presently anticipated that the Fund will meet those requirements. To meet these requirements, in certain circumstances the Fund might be required to liquidate portfolio investments to make sufficient distributions. However, the Trustees & Board and the Adviser might determine in a particular year that it would be in the best interests of shareholders for the Fund not to make such distributions at the required levels and to pay the excise tax on the undistributed amounts. That would reduce the amount of income or capital gains available for distribution to shareholders.

Unrelated Business Taxable Income
---------------------------------

      Generally,  an exempt  organization is exempt from federal income tax on its  passive  investment  income,  such as  dividends,  interest  and  capital gains.(1)  This general  exemption  from tax does not apply to the  "unrelated business  taxable  income"  ("UBTI")  of an  exempt  organization.  Generally, income and gain derived by an exempt  organization from the ownership and sale of debt-financed  property is taxable in the proportion to which such property is  financed  by  "acquisition  indebtedness"  during the  relevant  period of time.  Accordingly,  a tax-exempt U.S.  person  investing in the Fund will not realize UBTI with respect to an unleveraged  investment in shares.  Tax-exempt
U.S.  persons are urged to consult their own tax advisors  concerning the U.S.
tax consequences of an investment in the Fund.

                             ERISA CONSIDERATIONS
      Persons who are fiduciaries  with respect to an employee benefit plan or other  arrangement  subject to the Employee  Retirement Income Security Act of
1974, as amended (an "ERISA Plan" and "ERISA," respectively),  and persons who are fiduciaries  with respect to an IRA or Keogh Plan, which is not subject to
ERISA but is subject to the  prohibited  transaction  rules of Section 4975 of the Code (together with ERISA Plans,  "Benefit Plans") should consider,  among other  things,  the matters  described  below  before  determining  whether to invest in the Fund.

      ERISA imposes certain general and specific  responsibilities  on persons who are  fiduciaries  with  respect  to an  ERISA  Plan,  including  prudence, diversification,  an obligation not to engage in a prohibited  transaction and
other   standards.   In  determining   whether  a  particular   investment  is
appropriate  for an  ERISA  Plan,  Department  of  Labor  ("DOL")  regulations provide that a fiduciary of an ERISA Plan must give appropriate  consideration to,  among  other  things,  the role  that the  investment  plays in the ERISA
Plan's  portfolio,   taking  into  consideration  whether  the  investment  is
designed  reasonably to further the ERISA Plan's  purposes,  an examination of the risk and  return  factors,  the  portfolio's  composition  with  regard to diversification,  the  liquidity  and  current  return of the total  portfolio relative to the anticipated  cash flow needs of the ERISA Plan, the income tax consequences of the investment (see "Tax  Aspects--Certain  Issues  Pertaining to  Specific  Exempt  Organizations")  and the  projected  return of the total portfolio  relative to the ERISA Plan's funding  objectives.  Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine  whether such an investment is consistent with its fiduciary  responsibilities  and the foregoing  regulations.  For example,  a fiduciary  should consider whether an investment  in  the  Fund  may  be  too  illiquid  or  too  speculative  for a particular  ERISA  Plan,  and  whether  the  assets of the ERISA Plan would be sufficiently  diversified.  If a fiduciary with respect to any such ERISA Plan breaches its or his  responsibilities  with regard to selecting an  investment or an investment  course of action for such ERISA Plan,  the fiduciary  itself or  himself  may be held  liable for  losses  incurred  by the ERISA Plan as a result of such breach.

      Because  the Fund is  registered  as an  investment  company  under  the
Investment  Company  Act,  the  underlying  assets of the Fund  should  not be considered  to be "plan  assets" of the ERISA Plans  investing in the Fund for purposes of ERISA's (or the Code's)  fiduciary  responsibility  and prohibited transaction  rules.  Thus,  neither the Adviser  nor the  Sub-Adviser  will be fiduciaries  within  the  meaning of ERISA by reason of their  authority  with respect to the Fund.

      A Benefit Plan which  proposes to invest in the Fund will be required to
represent  that  it,  and  any   fiduciaries   responsible   for  such  Plan's
investments,  are aware of and  understand  the Fund's  investment  objective, policies and  strategies,  that the decision to invest plan assets in the Fund was made with appropriate  consideration of relevant  investment  factors with
regard  to  the  Benefit   Plan  and  is   consistent   with  the  duties  and
responsibilities  imposed  upon  fiduciaries  with regard to their  investment decisions under ERISA and/or the Code.

      Certain   prospective   Benefit  Plan  Members  may  currently  maintain
relationships with the Adviser,  the Sub-Adviser or their affiliates.  Each of such  persons may be deemed to be a party in interest to and/or a fiduciary of any  Benefit  Plan to  which it  provides  investment  management,  investment advisory or other  services.  ERISA prohibits (and the Code penalizes) the use of ERISA and Benefit  Plan  assets for the benefit of a party in interest  and also  prohibits (or  penalizes) an ERISA or Benefit Plan  fiduciary from using its  position  to  cause  such  Plan to make an  investment  from  which it or certain third parties in which such  fiduciary has an interest would receive a fee or other  consideration.  ERISA and Benefit  Plan Members  should  consult with counsel to determine if  participation  in the Fund is a transaction that is  prohibited  by ERISA or the Code.  Fiduciaries  of ERISA or  Benefit  Plan
Members will be required to represent  that the decision to invest in the Fund was  made by them as  fiduciaries  that  are  independent  of such  affiliated persons,  that such  fiduciaries  are duly  authorized to make such investment decision  and that  they  have not  relied  on any  individualized  advice  or recommendation  of  such  affiliated  persons,  as a  primary  basis  for  the decision to invest in the Fund.

      The  provisions  of ERISA  and the Code are  subject  to  extensive  and
continuing   administrative  and  judicial   interpretation  and  review.  The
discussion of ERISA and the Code  contained in this SAI and the  prospectus is general  and  may  be  affected  by  future  publication  of  regulations  and rulings.  Potential  Benefit Plan Members  should consult their legal advisers regarding the  consequences  under ERISA and the Code of the  acquisition  and ownership of shares.

BROKERAGE

      Each Hedge Fund Manager is directly  responsible  for placing orders for the  execution  of  portfolio  transactions  for the Hedge Fund or  Segregated
Account that it manages and for the allocation of brokerage.  Transactions  on
U.S. stock exchanges and on some foreign stock  exchanges  involve the payment of negotiated  brokerage  commissions.  On the great majority of foreign stock
exchanges,   commissions  are  fixed.   No  stated   commission  is  generally
applicable to securities traded in  over-the-counter  markets,  but the prices of those securities include undisclosed commissions or mark-ups.

      In selecting brokers and dealers to execute  transactions on behalf of a
Hedge Fund or Segregated Account,  each Hedge Fund Manager will generally seek to obtain the best  price and  execution  for the  transactions,  taking  into account  factors such as price,  size of order,  difficulty  of execution  and operational  facilities  of  a  brokerage  firm,  the  scope  and  quality  of brokerage  services  provided,  and the firm's risk in  positioning a block of securities.  Although it is expected  that each Hedge Fund  Manager  generally will seek reasonably  competitive  commission rates, a Hedge Fund Manager will not necessarily pay the lowest commission  available on each transaction.  The
Hedge Fund Managers will  typically have no obligation to deal with any broker or group  of  brokers  in  executing  transactions  in  portfolio  securities.
Brokerage  practices  adopted by Hedge  Fund  Managers  with  respect to Hedge
Funds  may vary and  will be  governed  by each  Hedge  Fund's  organizational documents.

      Consistent  with the  principle of seeking best price and  execution,  a
Hedge Fund  Manager may place  orders for a Hedge Fund or  Segregated  Account with  brokers  that  provide the Hedge Fund  Manager and its  affiliates  with supplemental research,  market and statistical  information,  including advice as to the value of securities,  the  advisability of investing in,  purchasing or selling  securities,  and the  availability  of securities or purchasers or
sellers  of  securities,   and  furnishing  analyses  and  reports  concerning
issuers,  industries,  securities,  economic  factors  and  trends,  portfolio strategy  and the  performance  of  accounts.  The  expenses of the Hedge Fund
Managers  are not  necessarily  reduced  as a result  of the  receipt  of this supplemental  information,  which may be useful to the Hedge Fund  Managers or their  affiliates in providing  services to clients other than the Hedge Funds and  the  Segregated  Accounts  they  manage.  In  addition,  not  all  of the supplemental  information  is  necessarily  used by a Hedge  Fund  Manager  in connection with the Hedge Fund or Segregated  Account it manages.  Conversely, the  information  provided  to a Hedge Fund  Manager by  brokers  and  dealers through  which  other  clients  of the Hedge Fund  Manager  or its  affiliates effect  securities  transactions  may be useful to the Hedge  Fund  Manager in providing services to the Hedge Fund or a Segregated Account.

      It is anticipated  that Hedge Fund Managers  (including  each Hedge Fund
Manager  retained  to  manage a  Segregated  Account)  will  generally  follow
brokerage   placement   practices   similar  to  those  described  above.  The
brokerage  placement  practices  described  above will also be followed by the
Sub-Adviser  to the  extent it  places  transactions  for the  Fund.  However, certain Hedge Fund Managers  (other than those managing  Segregated  Accounts)
may have  policies  that permit the use of  brokerage  commissions  of a Hedge
Fund to obtain  products or services  that are not  research  related and that may benefit the Hedge Fund Manager.

                             VALUATION OF ASSETS

      The net asset value of the Fund is computed,  generally  monthly,  as of the close of business on the following  days:  (i) the last day of each fiscal year,  (ii) the date preceding the date as of which any shares of the Fund are purchased,  and  (iii) any day as of which the Fund  repurchases  any  shares.
The  Fund's  net  asset  value is the  value  of the  Fund's  assets  less its liabilities  divided  by the  shares  outstanding.  The  net  asset  value  is computed in accordance  with the pricing  policies and  procedures  adopted by the Trustees & Board.

      The  Fund's  investment  in Hedge  Funds  are  subject  to the terms and conditions of the respective operating  agreements and offering memoranda,  as appropriate,  pursuant to which the Fund will value its  investments  in Hedge
Funds at fair  value.  The Fund's  investments  in Hedge  Funds are carried at fair value as determined by the Fund's pro-rata  interest in the net assets of each Hedge Fund.  These Hedge Funds  value  their  underlying  investments  in accordance  with  policies  established  by such Hedge Funds,  as described in each of their  financial  statements  and offering  memoranda.  All valuations utilize  financial  information  supplied  by each  Hedge  Fund and are net of management and performance  incentive fees or allocations payable to the Hedge
Fund  Managers  pursuant  to the Hedge  Funds'  agreements.  Where no value is readily  available  from a Hedge Fund or where a value is  supplied by a Hedge
Fund is deemed  not to be  indicative  of its  value,  the Hedge  Fund will be valued at fair value as  determined  in good faith by the  Trustees & Board or in  accordance  with the  procedures  adopted  by the  Trustees  &  Board.  In accordance with the Advisory  Agreement,  the Adviser values the Fund's assets based  on such  reasonably  available  relevant  information  as it  considers material.  Because of the inherent  uncertainty  of  valuation,  the values of the Fund's  investments  may differ  significantly  from the values that would have been used had a ready  market for the  investments  held by the Fund been available.
      To the extent Hedge Fund Managers are engaged to manage the Segregated
Accounts, the Fund will value portfolio securities of the Segregated Accounts managed by the Hedge Fund Managers as described below:

            Equity  securities,  puts,  calls  and  futures  traded  on a U.S.
            securities exchange or on NASDAQ are valued as follows:

                  (1) if last sale information is regularly reported,  they
                     are  valued  at the last  reported  sale  price on the
                     principal  exchange  on which  they are  traded  or on
                     NASDAQ, as applicable, on that day, or

                  (2)  if  last  sale  information  is not  available  on a
                     valuation  date,  they are valued at the last reported
                     sale  price  preceding  the  valuation  date  if it is
                     within the  spread of the  closing  "bid" and  "asked"
                     prices  on the  valuation  date  or,  if  not,  at the
                     closing "bid" price on the valuation date.

            Equity  securities  traded  on  a  foreign   securities   exchange
            generally are valued in one of the following ways:

                  (1) at the  last  sale  price  available  to the  pricing
                     service approved by the Trustees & Board, or

                  (2) at the last sale price  obtained by the Adviser  from
                     the  report  of the  principal  exchange  on which the
                     security is traded at its last  trading  session on or
                     immediately before the valuation date, or

                  (3) at the mean  between  the  "bid" and  "asked"  prices
                     obtained  from the  principal  exchange  on which  the
                     security  is traded  or,  on the  basis of  reasonable
                     inquiry, from two market makers in the security.

            The following  securities are valued at the mean between the "bid"
            and "asked"  prices  determined by a pricing  service  approved by the  Trustees & Board or obtained  by the Adviser  from two active market makers in the security on the basis of reasonable inquiry:

                  (1) debt  instruments  that have a maturity  of more than
                     397 days when issued,

                  (2) debt  instruments  that had a maturity of 397 days or
                     less when  issued  and have a  remaining  maturity  of
                     more than 60 days,

                  (3)  non-money   market  debt   instruments  that  had  a
                     maturity  of 397 days or less  when  issued  and which
                     have a remaining maturity of 60 days or less, and
                  (4) puts,  calls and  futures  that are not  traded on an
                     exchange or on NASDAQ.

            Money market debt  securities that had a maturity of less than 397 days when  issued  that have a  remaining  maturity  of 60 days or less are valued at cost,  adjusted  for  amortization  of premiums and accretion of discounts.

            Securities   (including   restricted    securities)   not   having
            readily-available  market  quotations  are  valued  at fair  value determined under  procedures  established by the Trustees & Board.
            If the  Adviser is unable to locate two market  makers  willing to give  quotes,  a security  may be priced at the mean  between  the
            "bid" and "asked" prices  provided by a single active market maker
            (which  in  certain  cases may be the  "bid"  price if no  "asked"
            price is  available).  The Fund's  interests  in Hedge  Funds will not have readily  available  market  quotations and will be valued at their "fair value," as determined under procedures  established by the  Trustees & Board.  As described  in the  prospectus,  with respect to its  interests in Hedge Funds,  the Fund will  normally rely on valuation  information  provided by Hedge Fund Managers as being  the  "fair  value"  of such  investments.  The  Trustees  &
            Board,  however,  will consider such information provided by Hedge
            Fund Managers,  as well as other  available  information,  and may possibly  conclude in unusual  circumstances  that the information provided  by a Hedge Fund  Manager  does not  represent  the "fair value" of the Fund's interests in Hedge Funds.

            In  the  case  of  U.S.  government  securities,   mortgage-backed
            securities,  corporate  bonds and foreign  government  securities, when  last  sale  information  is  not  generally  available,  the
            Adviser  may use  pricing  services  approved  by the  Trustees  &
            Board.  The pricing  service may use "matrix"  comparisons  to the prices for comparable instruments on the basis of quality,  yield, and maturity.  Other special  factors may be involved (such as the tax-exempt  status of the interest paid by municipal  securities).
            The Adviser  will  monitor the  accuracy of the pricing  services.
            That  monitoring may include  comparing  prices used for portfolio valuation to actual sales prices of selected securities.

            The  closing  prices in the London  foreign  exchange  market on a particular  business  day that are  provided by a bank,  dealer or pricing  service  that the Adviser has  determined  to be reliable are used to value  foreign  currency,  including  forward  foreign currency  contracts,  and to  determine  the U.S.  dollar value of securities that are denominated or quoted in foreign currency.

           INDEPENDENT REGISTERED ACCOUNTING FIRM AND LEGAL COUNSEL

      Ernst  &  Young  LLP  serves  as  the  Independent   Registered   Public
Accounting  Firm  of the  Fund.  Its  principal  business  address  is 5 Times
Square, New York, NY 10036.

      Mayer,  Brown,  Rowe & Maw LLP, 1675 Broadway,  New York, New York, acts as Fund Counsel and Independent Trustee Counsel.

                                  CUSTODIAN

      Citibank,  N.A. (the "Custodian")  serves as the custodian of the Fund's assets,  and may  maintain  custody of the Fund's  assets  with  domestic  and
non-U.S.  subcustodians  (which  may be  banks,  trust  companies,  securities depositories and clearing agencies)  approved by the Trustees & Board.  Assets of the Fund are not held by the Adviser or the  Sub-Adviser or commingled with the assets of other accounts  except to the extent that securities are held in the  name of a  custodian  in a  securities  depository,  clearing  agency  or
omnibus  customer  account  of  such  custodian.   The  Custodian's  principal
business address is 111 Wall Street, New York, New York 10005.

             CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES
      As of June  30,  2005,  the  Adviser  owned  approximately  0.18% of the shares of the Fund. The Adviser is a corporation  organized  under the laws of
Colorado and  maintains its principal  office at Two World  Financial  Center,
225 Liberty  Street,  New York,  New York  10281-1008.  Any  shareholder  that holds  more  than 25% of the  shares  may be deemed  to  control  the Fund and generally  would be in a position  to control the outcome of voting on matters as to which shareholders are entitled to vote.

      In addition,  as of June 30, 2005, the following  persons are all of the other  persons who own of record or are known by the Fund to own  beneficially
5% or more of the outstanding shares of record:

-------------------------------------------------------------------------------
Name                                   Address                  Percentage of
                                                                Shares Owned
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Hawaii Electricians Pension Fund       1935 Hau Street #300     8.28%
                                       Honolulu, Hawaii 96819

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Hawaii Electricians Annuity Fund       1935 Hau Street #300     8.28%
                                       Honolulu, Hawaii 96819

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Hawaii Carpenters Financial Security   1199  Dillingham   Blvd. 16.55%
Fund                                   #200
                                       Honolulu, Hawaii 96817

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

SCI Cash Balance Plan                  1929 Allen Parkway       38.90%
                                       Houston, Texas 77070

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

HEB Savings & Retirement Plan Trust    646 S. Main Avenue       8.11%
                                       San Antonio, Texas 78204

-------------------------------------------------------------------------------

                       SUMMARY OF DECLARATION OF TRUST
      The  following  is a  summary  description  of  additional  items and of select  provisions  of  the  Declaration  of  Trust  that  are  not  described elsewhere in this SAI or in the Fund's  prospectus.  The  description  of such items and  provisions is not  definitive  and reference  should be made to the complete  text of the  Declaration  of Trust filed as an exhibit to the Fund's
Registration Statement.

TERM, DISSOLUTION AND LIQUIDATION

      The  liquidation  of the Fund may be authorized at any time by vote of a majority of the Trustees or instrument  executed by a majority of their number then in office,  provided the Trustees find that it is in the best interest of the  shareholders  of the Fund or as otherwise  provided in the Declaration of
Trust.

      Upon the  occurrence of any event of  dissolution,  the Trustees & Board or the  Adviser,  acting as  liquidator  under  appointment  by the Trustees &
Board (or  another  liquidator,  if the  Trustees & Board does not appoint the
Adviser  to act as  liquidator  or is unable to  perform  this  function),  is charged with winding up the affairs of the Fund and liquidating its assets.

      Upon the  dissolution of the Fund, its assets are to be distributed  (1)
first to satisfy the debts,  liabilities  and  obligations of the Fund,  other than  debts to  shareholders,  including  actual  or  anticipated  liquidation expenses, and (2) then to satisfy debts,  liabilities and obligations owing to the  shareholders.  Assets may be  distributed  in-kind on a pro rata basis if the Trustees & Board or liquidator  determines that such a distribution  would
be  in  the  interests  of  the   shareholders   in  facilitating  an  orderly
liquidation.

VOTING

      Each  shareholder  has the right to cast a number of votes  equal to the number of shares owned at a meeting of  shareholders  called by the Trustees &
Board or by  shareholders  holding not less than one-third of the total number of votes  eligible  to be cast.  Shareholders  will be entitled to vote on any matter on which  shareholders of a registered  investment company organized as a business  trust would  normally be entitled to vote,  including the election of  Trustees,  approval  of the  Fund's  investment  advisory  agreement,  and approval of the Fund's auditors,  and on certain other matters,  to the extent that the Investment  Company Act requires a vote of  shareholders  on any such matters.  Except for the exercise of their voting privileges,  shareholders in their  capacity as such are not entitled to  participate  in the management or control of the Fund's business, and may not act for or bind the Fund.

REPORTS TO SHAREHOLDERS

      The Fund will furnish to shareholders  as soon as practicable  after the end of each taxable year such  information as is necessary for shareholders to complete federal and state income tax or information  returns,  along with any other tax  information  required by law. The Fund will send to  shareholders a semi-annual  and an audited  annual  report  within 60 days after the close of the  period  for  which it is being  made,  or as  otherwise  required  by the
Investment   Company   Act.   Quarterly   reports  from  the  Adviser  or  the
Sub-Adviser  regarding the Fund's  operations  during each fiscal quarter also will be sent to shareholders.

FISCAL YEAR

      For accounting  purposes,  the Fund's fiscal year is the 12-month period ending  on March  31st.  For tax  purposes,  the  Fund  intends  to adopt  the
12-month period ending December 31 of each year as its taxable year.

                     FUND ADVERTISING AND SALES MATERIAL

      Advertisements and sales literature  relating to the Fund and reports to shareholders  may  include  quotations  of  investment  performance.  In these materials,  the Fund's  performance  will  normally  be  portrayed  as the net return to an  investor  in the Fund during each month or quarter of the period for which  investment  performance  is being  shown.  In addition to reporting standardized  return  performance,  cumulative  performance  and  year-to-date performance computed by aggregating  quarterly or monthly return data may also be used.  Investment  returns will be reported on a net basis,  after all fees
and  expenses.   Other  methods  may  also  be  used  to  portray  the  Fund's investment performance.

      The Fund's investment  performance will vary from time to time, and past results are not necessarily representative of future results.

      Comparative performance  information,  as well as any published ratings, rankings and analyses,  reports and articles  discussing the Fund, may also be used to advertise or market the Fund,  including  data and materials  prepared by  recognized  sources of such  information.  Such  information  may  include comparisons  of  the  Fund's  investment  performance  to the  performance  of recognized  market  indices  and  indices,  including  but not  limited to the
CSFB/Tremont  Hedge Fund Index, an index prepared in part by Tremont Advisers,
Inc., an affiliate of the Adviser and the  Sub-Adviser.  Comparisons  may also be made to economic  and  financial  trends and data that may be relevant  for investors to consider in determining whether to invest in the Fund.

                             FINANCIAL STATEMENTS

      The Fund's audited financial statements for the year ended March 31,
2005 immediately follow.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
TO THE SHAREHOLDERS AND BOARD OF TRUSTEES OF OFI TREMONT MARKET NEUTRAL HEDGE
FUND

We have  audited the  accompanying  statement of assets and  liabilities  of OFI
Tremont  Market  Neutral  Hedge Fund (the  "Fund"),  including  the statement of investments,  as of March 31, 2005, and the related statements of operations and cash flows for the year then ended,  the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended and for the period  from  January
2,  2003  (commencement  of  operations)  to March  31,  2003.  These  financial statements  and  financial  highlights  are  the  responsibility  of the  Fund's management.  Our  responsibility  is to express  an  opinion on these  financial statements and financial highlights based on our audits.

     We  conducted  our audits in  accordance  with the  standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain  reasonable  assurance about whether the financial statements and financial highlights are free of material misstatement.
We were not  engaged to perform an audit of the  Fund's  internal  control  over financial reporting.  Our audit included  consideration of internal control over financial  reporting  as  a  basis  for  designing  audit  procedures  that  are appropriate  in the  circumstances,  but not for the  purpose of  expressing  an opinion on the  effectiveness  of the Fund's  internal  control  over  financial reporting.  Accordingly,  we express  no such  opinion.  An audit also  includes examining,  on a test basis,  evidence supporting the amounts and disclosures in the financial  statements  and financial  highlights,  assessing the  accounting principles used and significant estimates made by management, and evaluating the overall financial statement  presentation.  Our procedures included confirmation of investments owned as of March 31, 2005, by correspondence  with management of the  investment  funds and the  custodian.  We believe that our audits provide a reasonable basis for our opinion.

     In our opinion,  the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of OFI
Tremont  Market  Neutral  Hedge  Fund at March  31,  2005,  the  results  of its operations  and its cash flows for the year then  ended,  the changes in its net assets  for each of the two years in the  period  then  ended and the  financial highlights for each of the two years in the period then ended and for the period from  January  2, 2003 to March 31,  2003,  in  conformity  with U.S.  generally accepted accounting principles.

    ERNST & YOUNG LLP
--------------------------
/S/ ERNST & YOUNG LLP

New York, New York
May 19, 2005

STATEMENT OF INVESTMENTS  March 31, 2005
--------------------------------------------------------------------------------

                                                      %
OF                                     % OF

INVESTMENT                           FAIR       NET
ACQUISITION
                                                 FUND HELD
COST           VALUE    ASSETS     LIQUIDITY 1           DATE 2
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS IN INVESTMENT FUNDS
------------------------------------------------------------------------------------------------------------------------------------
CONVERTIBLE ARBITRAGE
Akanthos Arbitrage Fund Ltd                            0.4%   $ 1,800,000
$  1,746,145       2.4%    Quarterly              02/05
------------------------------------------------------------------------------------------------------------------------------------
EQUITY MARKET NEUTRAL
AQR Global Stock Selection Offshore Fund, (USD) Ltd.   0.3
1,900,001       2,322,101       3.2     Quarterly        01/03-04/04
The 32 Capital Fund Ltd.                               0.8
5,015,001       5,971,130       8.4     Monthly          01/03-04/04

-------------------------------------
TOTAL EQUITY MARKET NEUTRAL
6,915,002       8,293,231      11.6

------------------------------------------------------------------------------------------------------------------------------------
EVENT DRIVEN
Avenue Investments, L.P.                               0.7
2,200,001       2,698,708       3.8     Annually         01/03-04/04
Bear Stearns High-Grade Structured
  Credit Strategies, L.P.                              0.4
5,000,000       5,251,343       7.3     Monthly                11/04
GoldenTree Credit Opportunities, L.P.                  3.2
2,684,740       2,797,133       3.9     Semi-Annually          12/04
Perry Partners, L.P.                                   0.1
2,800,000       2,840,237       4.0     Semi-Annually          02/05

-------------------------------------
TOTAL EVENT DRIVEN
12,684,741      13,587,421      19.0

------------------------------------------------------------------------------------------------------------------------------------
FIXED INCOME ARBITRAGE
Endeavour Fund I LLC                                   1.6
4,450,000       4,860,310       6.8     Quarterly        10/03-05/04
Julius Baer Diversified Fixed Income
  Hedge Fund                                           2.5
2,000,000       2,076,311       2.9     Quarterly              11/04
Oak Hill CCF Partners, L.P.                            0.8
2,850,000       3,073,620       4.3     Monthly          01/04-05/04

-------------------------------------
TOTAL FIXED INCOME ARBITRAGE
9,300,000      10,010,241      14.0

------------------------------------------------------------------------------------------------------------------------------------
GLOBAL MACRO
Vega Feeder Fund Ltd                                   0.3
2,000,000       2,035,493       2.9     Monthly                01/05

------------------------------------------------------------------------------------------------------------------------------------
LONG/SHORT EQUITY
Cantillon US Low Volatility Ltd.                       0.4
3,600,000       4,034,540       5.6     Monthly                04/04
Hunter Global Investors Fund I, L.P                    1.3
3,500,000       4,074,211       5.7     Quarterly        01/04-04/04
Pegasus Fund, Ltd.                                     1.1
4,600,000       4,764,960       6.7     Monthly                05/04
Whitney New Japan Partners, L.P.                       3.9
3,000,000       3,842,621       5.4     Quarterly        08/03-07/04

-------------------------------------
TOTAL LONG/SHORT EQUITY
14,700,000      16,716,332      23.4

------------------------------------------------------------------------------------------------------------------------------------
MANAGED FUTURES
Graham Global Investment Fund II Ltd                   0.1
2,000,000       1,857,263       2.6     Monthly                11/04
The Blenheim Fund Ltd.                                 1.5
2,000,000       2,199,451       3.1     Monthly                11/04

-------------------------------------
TOTAL MANAGED FUTURES
4,000,000       4,056,714       5.7

------------------------------------------------------------------------------------------------------------------------------------
MULTI STRATEGY
Canyon Value Realization Fund, L.P.                    0.2
2,750,000       3,485,881       4.9     Annually         01/03-04/04
Stark Investments, L.P.                                0.3
5,100,000       5,588,103       7.8     Annually         01/04-04/04

-------------------------------------
TOTAL MULTI STRATEGY
7,850,000       9,073,984      12.7

-------------------------------------
Total Investments in Investment Funds
59,249,743      65,519,561      91.7

------------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM INVESTMENT
------------------------------------------------------------------------------------------------------------------------------------
Citibank II Money Market Deposit Account
3,857,764       3,857,764       5.4
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INVESTMENTS IN INVESTMENT FUNDS
AND SHORT-TERM INVESTMENT                                     $63,107,507
$ 69,377,325      97.1
                                                              ===========
OTHER ASSETS IN EXCESS OF
LIABILITIES                                           2,080,619       2.9

----------------------
NET ASSETS
$ 71,457,944     100.0%

======================

Detailed information about the Investment Funds' portfolios is not available.

1. Available frequency of redemptions after initial lock-up period.

2. Represents initial through most recent month of investment purchases.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  March 31, 2005
--------------------------------------------------------------------------------

ASSETS
---------------------------------------------------------------------------------------------------------------
Investments in investment funds, at fair value (cost
$59,249,743)                                $  65,519,561
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents (cost
$3,857,764)                                                          3,857,764
---------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Investment funds
sold
4,753,049
Receivable from
Adviser
28,657
Other
assets
30,875

--------------
Total
assets
74,189,906

---------------------------------------------------------------------------------------------------------------
LIABILITIES
---------------------------------------------------------------------------------------------------------------
Payables:
Shareholder
redemptions
2,500,733
Management
fee
136,544
Professional
fees
71,175
Administration
fee
18,518
Trustees' fees and
expenses
200
Miscellaneous
fees
4,792

--------------
Total
liabilities
2,731,962

---------------------------------------------------------------------------------------------------------------
NET
ASSETS
$  71,457,944

==============

---------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
---------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest ($0.001 par value, unlimited
shares authorized)       $          75
---------------------------------------------------------------------------------------------------------------
Additional paid-in
capital
69,972,765
---------------------------------------------------------------------------------------------------------------
Accumulated net investment
loss
(2,909,721)
---------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investment
transactions                                            (1,874,993)
---------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on
investments
6,269,818

--------------
NET
ASSETS
$  71,457,944

---------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
---------------------------------------------------------------------------------------------------------------
(based on net assets of $71,457,944 and 74,611.389 shares of beneficial
interest outstanding)    $      957.74

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS For the Year Ended March 31, 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INVESTMENT INCOME
--------------------------------------------------------------------------------
Interest                                                           $
57,961

--------------------------------------------------------------------------------
EXPENSES
--------------------------------------------------------------------------------
Management fee
1,056,429
--------------------------------------------------------------------------------
Administration fee
126,787
--------------------------------------------------------------------------------
Registration fees
108,982
--------------------------------------------------------------------------------
Professional fees
96,841
--------------------------------------------------------------------------------
Trustees' fees and expenses
7,755
--------------------------------------------------------------------------------
Miscellaneous fees
14,804

-------------
Total expenses
1,411,598
Less: Waiver of expenses by the Adviser
(183,730)

-------------
Net expenses
1,227,868

--------------------------------------------------------------------------------
NET INVESTMENT LOSS
(1,169,907)

--------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN
--------------------------------------------------------------------------------
Net realized gain on investments
1,265,724
--------------------------------------------------------------------------------
Net change in unrealized appreciation on investments
2,537,395

--------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS               $
2,633,212

=============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED MARCH
31,
2005           2004
--------------------------------------------------------------------------------------------------------------------------------

OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
Net investment
loss
$ (1,169,907)  $   (521,394)
--------------------------------------------------------------------------------------------------------------------------------
Net realized gain on
investments
1,265,724        258,554
--------------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation on
investments                                                   2,537,395
3,185,721

----------------------------
Net increase in net assets resulting from
operations                                                   2,633,212
2,922,881

--------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------------------------
Dividends from net investment
income
(1,341,379)      (443,193)
--------------------------------------------------------------------------------------------------------------------------------
Distributions from net realized
gain
(1,822,133)      (998,487)
--------------------------------------------------------------------------------------------------------------------------------
Tax return of capital
distribution
(1,208,656)    (2,621,167)

--------------------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
--------------------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from beneficial interest
transactions                            14,425,430     34,360,014

--------------------------------------------------------------------------------------------------------------------------------
NET ASSETS
--------------------------------------------------------------------------------------------------------------------------------
Total
increase
12,686,474     33,220,048
--------------------------------------------------------------------------------------------------------------------------------
Beginning of
year
58,771,470     25,551,422

----------------------------
End of year [including accumulated net investment loss of $2,909,721 and
$943,962, respectively]    $ 71,457,944   $ 58,771,470

============================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF CASH FLOWS For the Year Ended March 31, 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
--------------------------------------------------------------------------------
Net increase in net assets resulting from operations               $
2,633,212
--------------------------------------------------------------------------------
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Net realized gain on investments
(1,265,724)
Net change in unrealized appreciation on investments
(2,537,395)
Purchases of investments
(51,884,740)
Proceeds from sales of investments
50,385,735
Increase in receivable for investment funds sold
(4,716,968)
Increase in receivable from Adviser
(5,231)
Decrease in other assets
16,199
Increase in management fee payable
75,284
Increase in professional fees payable
36,775
Increase in administration fee payable
11,166
Decrease in Trustees' fees and expenses
(2,580)
Decrease in payable for investment fund purchased
(2,000,000)
Decrease in miscellaneous fees payable
(10,150)

-------------
Net cash used in operating activities
(9,264,417)

--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES 1
--------------------------------------------------------------------------------
Proceeds from shares of beneficial interest sold
41,057,790
Payments of shares of beneficial interest redeemed
(28,606,694)

-------------
Net cash provided by financing activities
12,451,096
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents
3,186,679
--------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year
671,085

-------------
Cash and cash equivalents, end of year                             $
3,857,764

=============

1. Non-cash financing activities not included herein consist of reinvestment of
dividends and distributions of $4,372,168.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. ORGANIZATION

OFI Tremont Market Neutral Hedge Fund (the "Fund") was organized as a business trust in the Commonwealth of Massachusetts on May 24, 2002 and commenced operations on January 2, 2003 as a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek long-term capital appreciation consistent with preservation of capital while attempting to generate positive returns over various market cycles. The Fund seeks to achieve
this objective by investing primarily in private investment partnerships and similar investment vehicles ("Investment Funds") that are managed by a select group of alternative asset managers that employ various "market neutral"
investment strategies. These strategies encompass a broad range of investment programs that historically have exhibited a low correlation to the general performance of equity, debt and other markets.

      Commencing on June 2, 2004, OppenheimerFunds, Inc. (the "Adviser" or
"OFI") began serving as the Fund's investment adviser subject to the ultimate supervision of and subject to any policies established by the Board of
Trustees
(the "Board") of the Fund, pursuant to the terms of the investment advisory agreement with the Fund (the "Advisory Agreement"). Prior to June 2, 2004, the
Adviser's wholly-owned subsidiary, OFI Institutional Asset Management, Inc.
("OFIIAMI"), served as the Fund's investment adviser. Pursuant to the Advisory
Agreement, the Adviser is responsible for developing, implementing and supervising the Fund's investment program. The Adviser is authorized, subject to
the approval of the Board, to retain one of its affiliates to provide any or all
of the investment advisory services required to be provided to the Fund or to assist the Adviser in providing its services.

      Tremont Partners, Inc. (the "Investment Manager"), an affiliate of the
Adviser, has been retained to serve as the Fund's Investment Manager and is responsible for providing day-to-day investment management services to the
Fund,
subject to the supervision of the Adviser.

      The Adviser is wholly owned by Oppenheimer Acquisition Corp., a holding company ultimately controlled by Massachusetts Mutual Life Insurance Company.
The Adviser and the Investment Manager are registered as investment advisers under the Investment Advisers Act of 1940, as amended.

      Shares are offered and may be purchased on a monthly basis, or at such other times as may be determined by the Board based on the net asset value per share of the Fund. Shares are being offered only to qualified investors that meet all requirements to invest in the Fund. The Fund's shares are not listed for trading on a securities exchange.

      The Fund from time to time may offer to repurchase outstanding shares based on the Fund's net asset value per share pursuant to written tenders from shareholders. Repurchase offers are made at such times and on such terms as may
be determined by the Board, in its sole discretion, and generally will be offered to repurchase at a specified dollar amount of outstanding shares.
Generally, the Fund will offer to repurchase shares four times each year, as of
the last business day of March, June, September and December. A redemption fee payable to the Fund equal to 1.00% of the value of shares repurchased by the
Fund will apply if the date as of which the shares are to be valued for purposes
of repurchase is less than one year following the date of a shareholder's initial investment in the Fund. If applicable, the redemption fee will be deducted before payment of the proceeds of a repurchase. The fee, which is retained by the Fund, is accounted for as an addition to paid-in capital. The
Fund anticipates that the Board will limit each repurchase to no more than 25%
of the Fund's total assets, although the limit for any one repurchase may be lower. The Fund will generally pay the value of the shares repurchased approximately one month after the value of the shares to be repurchased is determined. If all shares owned by a shareholder are repurchased, the shareholder will receive an initial payment equal to 95% of the estimated value
of the shares and the balance due will be determined and paid promptly after completion of the year end audit of the Fund.

NOTES TO FINANCIAL STATEMENTS  Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies are in conformity with U.S.
generally accepted accounting principles, which require the Adviser to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements, including the estimated fair value of investments.
Such policies are consistently followed by the Fund in preparation of its financial statements. The Adviser believes that the estimates utilized in preparing the Fund's financial statements are reasonable and prudent; however, actual results could differ from these estimates.

--------------------------------------------------------------------------------
PORTFOLIO VALUATION. The net asset value of the Fund is computed, generally monthly, as of the close of business on the following days: (i) the last day of
each fiscal year, (ii) the date preceding the date as of which any shares of the
Fund are purchased, and (iii) any day as of which the Fund repurchases any shares. The Fund's net asset value is the value of the Fund's assets less its liabilities divided by the shares outstanding. The net asset value is computed in accordance with the pricing policies and procedures adopted by the Board.

      The Fund's investments in Investment Funds are subject to the terms and conditions of the respective operating agreements and offering memoranda, as appropriate. The Fund's investments in Investment Funds are carried at fair value as determined by the Fund's pro-rata interest in the net assets of each
Investment Fund. These Investment Funds value their underlying investments in accordance with policies established by such Investment Funds, as described in each of their financial statements and offering memoranda. All valuations utilize financial information supplied by each Investment Fund and are net of management and performance incentive fees or allocations payable to the
Investment Funds' managers pursuant to the Investment Funds' agreements. Where no value is readily available from an Investment Fund or where a value supplied
by an Investment Fund is deemed not to be indicative of its value, the
Investment Fund will be valued at fair value as determined in good faith by the
Board or in accordance with procedures adopted by the Board. In accordance with
the Advisory Agreement, the Adviser values the Fund's assets based on such reasonably available relevant information as it considers material. Because of the inherent uncertainty of valuation, the values of the Fund's investments may
differ significantly from the values that would have been used had a ready market for the investments held by the Fund been available.

--------------------------------------------------------------------------------
INCOME RECOGNITION AND EXPENSES. Interest income is recorded on the accrual basis. Income, expenses and realized and unrealized gains and losses are recorded monthly. The change in an Investment Fund's net asset value is included
in net change in unrealized appreciation (depreciation) on investments on the statement of operations. Realized gains and losses on withdrawals from
Investment Funds are recognized on a cost recovery basis.

      The Fund bears all expenses incurred in its business, including, but not limited to, the following: all costs and expenses related to investment transactions and positions for the Fund's account; legal fees; accounting and auditing fees; custodial fees; costs of computing the Fund's net asset value;
costs of insurance; registration expenses; expenses of meetings of the Board
and
shareholders; all costs with respect to communications to shareholders; and
other types of expenses as may be approved from time to time by the Board.
Ongoing offering costs are capitalized and amortized to expense over twelve months on a straight-line basis.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with the provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders. Therefore, no federal income or excise tax provision is required.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years
and
unrealized appreciation and depreciation on Investment Funds for federal income
tax purposes.

                                                                NET UNREALIZED
                                                                  APPRECIATION
                                                              BASED ON COST OF
   UNDISTRIBUTED       UNDISTRIBUTED        ACCUMULATED       INVESTMENT FUNDS
   NET INVESTMENT          LONG-TERM               LOSS     FOR FEDERAL INCOME
   INCOME                       GAIN     CARRYFORWARD 1           TAX PURPOSES
   ---------------------------------------------------------------------------
   $--                           $--           $133,733             $1,618,836

1. The Fund had $133,733 of post-October foreign currency losses which were deferred.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in
which the income or net realized gain was recorded by the Fund. Accordingly, the
following amounts have been reclassified for March 31, 2005. Net assets of the
Fund were unaffected by the reclassifications.

                                                                   INCREASE TO
                                       REDUCTION TO            ACCUMULATED NET
                                        ACCUMULATED              REALIZED LOSS
   REDUCTION TO                      NET INVESTMENT              ON INVESTMENT
   PAID-IN CAPITAL                             LOSS               TRANSACTIONS
   ---------------------------------------------------------------------------
   $1,195,132                            $1,754,183                   $559,051

The tax character of distributions paid during the years ended March 31, 2005 and March 31, 2004 was as follows:

                                           YEAR ENDED               YEAR ENDED
                                       MARCH 31, 2005           MARCH 31, 2004
   ---------------------------------------------------------------------------
   Distributions paid from:
   Ordinary income                     $    2,036,722           $    1,363,296
   Long-term capital gain                   1,126,790                   78,384
   Return of capital                        1,208,656                2,621,167
                                       ---------------------------------------
   Total                               $    4,372,168           $    4,062,847
                                       =======================================

The primary difference between the book and tax appreciation or depreciation of
Investment Funds is attributable to adjustments to the tax basis of Investment
Funds based on allocation of income and distributions from Investment Funds
and
the tax realization of financial statement unrealized gain or loss. In addition,
the cost of Investment Funds for Federal income tax purposes is adjusted for items of taxable income allocated to the Fund from the Investment Funds. The allocated taxable income is reported to the Fund by each Investment Fund on
Schedule K-1. The aggregate cost of Investment Funds and the composition of unrealized appreciation and depreciation on Investment Funds for federal income
tax purposes as of March 31, 2005 as noted below.

   Federal tax cost of Investment Funds                  $ 63,900,725
                                                         ============
   Gross unrealized appreciation                         $  1,618,836
   Gross unrealized depreciation                                   --
                                                         ------------
   Net unrealized appreciation                           $  1,618,836
                                                         ============

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if
any, are declared and paid annually.

NOTES TO FINANCIAL STATEMENTS  Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES Continued

CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of monies invested
in money market deposit accounts sponsored by Citibank, N.A. The Fund treats all
financial instruments that mature within three months as cash equivalents.
Cash
equivalents are valued at cost plus accrued interest, which approximates market
value.

--------------------------------------------------------------------------------
RECLASSIFICATIONS. Certain of the amounts presented in the statement of assets and liabilities for the period ended March 31, 2004 have been reclassified to conform to the current year's presentation for the statement of cash flows.

--------------------------------------------------------------------------------
3. MANAGEMENT FEE, RELATED PARTY TRANSACTIONS AND OTHER

As compensation for services provided by the Adviser under the Advisory
Agreement, the Fund pays the Adviser a monthly fee (the "Management Fee")
computed at an annual rate of 1.25% of the Fund's net assets determined as of the last day of each month (before any repurchases of shares). For the year ended March 31, 2005, the Management Fee incurred by the Fund was $1,056,429.
The Adviser pays a monthly fee to the Investment Manager equal to 50% of the
Management Fee earned by the Adviser pursuant to the Advisory Agreement. This fee is payable to the Investment Manager by the Adviser and not the Fund.

      In addition, the Adviser has voluntarily agreed to waive a portion of its
Management Fee in order to limit total expenses of the Fund to 1.50% of the average monthly net assets of the Fund. For the year ended March 31, 2005, the
Adviser waived management fees in the amount of $183,730.

      Under the terms of an administration agreement (the "Administration
Agreement") with the Fund, the Adviser provides certain administrative services
to the Fund, including, among other things, providing office space and other support services and personnel as necessary to provide such administration, accounting and shareholder services to the Fund. In consideration for these services, the Fund pays the Adviser a monthly fee (the "Administration Fee")
computed at an annual rate of 0.15% of the Fund's net assets determined as of the last day of each month. For the year ended March 31, 2005, the
Administration Fee incurred by the Fund was $126,787. The Adviser has retained the Investment Manager to provide the administration services subject to the supervision of the Adviser. The Adviser pays a monthly fee to the Investment
Manager equal to 100% of the Administration Fee earned by the Adviser pursuant to the Administration Agreement. This fee is payable to the Investment Manager by the Adviser and not the Fund.

      The Adviser intends to pay a portion of its Management Fee, not to exceed
..25% (on an annualized basis) of the aggregate value of outstanding shares held
by such shareholders, to qualifying brokers, dealers and financial advisers that
provide ongoing investor services and account maintenance services to shareholders that are their customers ("Investor Service Providers"). These services include, but are not limited to, handling shareholder inquiries regarding the Fund; assisting in the enhancement of relations and communications
between shareholders and the Fund; assisting in the establishment and maintenance of shareholder accounts with the Fund; assisting in the maintenance
of Fund records containing shareholder information; and providing such other information and shareholder liaison services as the Adviser may reasonably request. This fee is payable by the Adviser and not the Fund.

      OFI owned 118.791 and 28,376.843 shares of the Fund, valued at $113,771 and $27,667,292, respectively, as of March 31, 2005 and March 31, 2004. At
March
31, 2005, $355,515 of the shareholder redemptions payable was due to a redemption made by OFI.

      Under the General Distributor's Agreement with the Fund,
OppenheimerFunds
Distributor, Inc. (the "Distributor") acts as the distributor of the Fund's shares. The Distributor is an affiliate of the Adviser and the Investment
Manager.

      A majority of the Board is comprised of persons who are independent with respect to the Fund. Each Board member who is not an employee of the Adviser,
or
one of its affiliates, receives an annual retainer, plus a fee for each meeting
attended. Additionally, these Board members are reimbursed for all reasonable out of pocket expenses. These fees and out of pocket expenses are paid by the funds that the Board members oversee, including the Fund.

      Citibank, N.A. serves as custodian of the Fund's assets and provides custodial services for the Fund.

--------------------------------------------------------------------------------
4. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $.001 par value shares of beneficial interest. Transactions in shares of beneficial interest were as follows:

                                             YEAR ENDED MARCH 31, 2005
YEAR ENDED MARCH 31, 2004
                                                 SHARES
AMOUNT           SHARES        AMOUNT
------------------------------------------------------------------------------------------------------

Subscriptions 1                              42,128.653   $ 41,057,790
33,545.349   $32,355,144
Dividends and/or distributions reinvested     4,418.741      4,372,168
3,795.989     4,062,847
Redemptions                                 (32,214.718)   (31,004,528)
(2,162.625)   (2,057,977)

----------------------------------------------------------
Net increase                                 14,332.676   $ 14,425,430
35,178.713   $34,360,014

==========================================================

1. Includes redemption fees received of $20,788 during the year ended March
31,
2004.

--------------------------------------------------------------------------------
5. INVESTMENTS IN INVESTMENT FUNDS

At March 31, 2005, the Fund had investments in Investment Funds, none of which were related parties. The agreements related to investments in Investment
Funds
provide for compensation to the Investment Funds' managers/general partners in the form of management fees ranging from 1.0% to 2.0% annually of net assets
and
performance incentive fees/allocations ranging from 10% to 25% of net profits earned. The Investment Funds provide for periodic redemptions ranging from monthly to annually with lock up provisions of up to two years from initial investment. Information related to each Investment Fund is included on the statement of investments. At March 31, 2005, the Fund had approximately 2.8%
of
capital invested in Investment Funds with lock-up provisions extending one year
or more from March 31, 2005.

      For the year ended March 31, 2005, the aggregate cost of purchases and proceeds from sales of Investment Funds were $51,884,740 and $50,385,735, respectively.

--------------------------------------------------------------------------------
6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

      In the normal course of business, the Investment Funds in which the Fund invests trade various financial instruments and enter into various investment activities with off-balance sheet risk. These activities may include, but are not limited to, short selling activities, writing option contracts and interest
rate, credit default and total return equity swap contracts. The Fund's risk of
loss in these Investment Funds is limited to the value of these investments reported by the Fund.

--------------------------------------------------------------------------------
7. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class
actions against the Adviser, OppenheimerFunds Services and the Distributor
(collectively, the "Oppenheimer defendants"), as well as 51 of the Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former
Directors or Trustees and 8 present and former officers of the funds. This complaint, initially filed in the U.S. District Court for the Southern
District
of New York on January 10, 2005 and amended on March 4, 2005, consolidates into
a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges
that the Adviser charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the Investment
Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the
Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common
law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

NOTES TO FINANCIAL STATEMENTS  Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7. LITIGATION Continued

      The Oppenheimer defendants believe that the allegations contained in the
Complaint are without merit and that they, the funds named as Nominal
Defendants, and the directors/trustees of those funds have meritorious defenses
against the claims asserted. The Oppenheimer defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The Oppenheimer defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

FEDERAL INCOME TAX INFORMATION  Unaudited
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
In early 2006, if applicable, shareholders of record will receive information regarding all dividends and distributions paid to them by the Fund during calendar year 2005. Regulations of the U.S. Treasury Department require the
Fund
to report this information to the Internal Revenue Service.

      Dividends and distributions of $50.24 per share were paid to shareholders
on December 1, 2004, of which $12.95 was designated as a "capital gain distribution" for federal income tax purposes. Whether received in stock or in cash, the capital gain distribution should be treated by shareholders as a gain
from the sale of the capital assets held for more than one year (long-term capital gains).

      If applicable, dividends paid by the Fund during the fiscal year ended
March 31, 2005 which are not designated as capital gain distributions should be
multiplied by 4.04% to arrive at the amount eligible for the corporate dividend
received deduction.

      A portion of the dividends paid by the Fund are eligible for the lower individual income tax rates to the extent that the Fund has received qualified dividend income. $100,495 of the Fund's fiscal year taxable income is qualified
dividend income. If applicable, dividends paid by the Fund during the fiscal year ended March 31, 2005 which are not designated as capital gain distributions
should be multiplied by 4.93% to arrive at the amount eligible for the individual qualified dividend income tax rate.

      Some states or localities do not tax registered investment company dividends that are derived, in whole or in part, from interest earned on securities issued by the U.S. Government, its agencies or instrumentalities.
If
applicable, dividends paid by the Fund during the fiscal year ended March 31,
2005 which are not designated as capital gain distributions should be multiplied
by 19.92% to arrive at the amount of interest earned by the Fund on securities issued by the US Treasury.

      The foregoing information is presented to assist shareholders in reporting
distributions received from the Fund to the Internal Revenue Service. Because of
the complexity of the federal regulations which may affect your individual tax return and the many variations in state and local tax regulations, we recommend
that you consult your tax advisor for specific guidance.

PORTFOLIO PROXY VOTING POLICIES AND PROCEDURES;
UPDATES TO STATEMENTS OF INVESTMENTS  Unaudited

The Fund invests primarily in investment partnerships and similar investment vehicles that are not voting securities. To the extent the Fund invests in voting securities, if any, it has adopted the Portfolio Proxy Voting Policies and Procedures of OppenheimerFunds, Inc. A description of the Fund's Portfolio
Proxy Voting Policies and Procedures is available (i) without charge, upon request, by calling the Fund toll-free at 1.800.858.9826, (ii) on the Fund's website at www.oppenheimerfunds.com, and (iii) on the SEC's website at
www.sec.gov.

      In addition, the Fund is required to file new Form N-PX, with its complete
proxy voting record for the 12 months ended June 30th, no later than August
31st
of each year. The Fund's Form N-PX filing is available (i) without charge, upon
request, by calling the Fund toll-free at 1.800.525.7048, and (ii) on the
SEC's
website at www.sec.gov.

      The Fund files its complete schedule of portfolio holdings with the SEC for the first quarter and the third quarter of each fiscal year on form N-Q.
The
Fund's Form N-Q filings are available on the SEC's website at www.sec.gov.
Those
forms may be reviewed and copied at the SEC's Public Reference Room in
Washington D.C. Information on the operation of the Public Reference Room may be
obtained by calling 1-800-SEC-0330.

--------------------------------------------------------------------------------
FEES AND EXPENSES INCURRED INDIRECTLY  Unaudited
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Fund indirectly paid management fees of $1,008,347 during the period April
1, 2004 through March 31, 2005 as a result of its investments in Investment
Funds. This amount represents 1.2% of the Fund's average net assets. The
$1,008,347 only includes management fees incurred to Investment Funds that reported this detail to the Fund. Two Investment Funds that received management
fees from the Fund did not report this detail to the Fund. In addition, the
Fund
indirectly incurred incentive allocation of $1,092,102 during the period
January
1, 2004 through December 31, 2004 as a result of its investments in Investment
Funds. This amount represents 1.3% of the Fund's average net assets. All
Investment Funds that may have received incentive allocation from the Fund did report this detail to the Fund.

BOARD APPROVAL OF THE FUND'S
INVESTMENT ADVISORY AGREEMENTS  Unaudited
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Each year, the Board of Managers (the "Board" or the "Directors"), including a majority of the independent Directors, is required to determine whether to renew
the Fund's advisory and sub-advisory agreements (the "Advisory Agreements")
with
OppenheimerFunds, Inc. (the "Adviser") and Tremont Partners, Inc. (the
"Investment Manager"), respectively. The Investment Company Act of 1940, as amended, requires that the Board request and evaluate, and that the Adviser
and
Investment Manager provide, such information as may be reasonably necessary to evaluate the terms of the Advisory Agreements. The Board employs an independent
consultant to prepare a report that provides information, including comparative
information that the Board requests for this purpose. In addition, the Board receives information throughout the year regarding Fund services, fees, expenses
and performance.

      NATURE AND EXTENT OF SERVICES. In considering the renewal of the Fund's
Advisory Agreements for the current year, the Board evaluated the nature and extent of the services provided by the Adviser and Investment Manager and their
affiliates. The Adviser and Investment Manager provide the Fund with office space, facilities and equipment; administrative, clerical, legal, accounting
and
compliance personnel; securities trading services; oversight of third party service providers and the services of the portfolio manager and the Investment
Manager's investment team, who provide research, analysis and other advisory services in regard to the Fund's investments.

      QUALITY OF SERVICES. The Board also considered the quality of the services
provided and the quality of the Adviser's and Investment Manager's resources that are available to the Fund. The Board noted that the Adviser has had over forty years of experience as an investment adviser and that its assets under management rank it among the top mutual fund managers in the United States.
The
Investment Manager is one of the largest advisory firms of funds of hedge funds
and has had over 21 years of experience as an investment adviser of alternative
investments. The Board evaluated the Adviser's and Investment Manager's administrative, accounting, legal and compliance services and information the
Board received regarding the experience and professional qualifications of the
Adviser's and Investment Manager's personnel and the size and functions of its staff. The Board members also considered their experiences as directors of the
Fund and other funds advised by the Adviser and the Investment Manager. The
Board received and reviewed information regarding the quality of services provided by affiliates of the Adviser, which it also reviews at other times during the year in connection with the renewal of the Fund's service agreements.
      PORTFOLIO MANAGEMENT SERVICES AND PERFORMANCE. In its evaluation of the quality of the portfolio management services provided, the Board considered the
experience of Timothy Birney and the Investment Manager's investment management
team. Mr. Birney has been a member of the portfolio team since November 2003 and, since January 2005, has been the person primarily responsible for the day-to-day management of the Fund's portfolio and a Vice President of the
Investment Manager. From May 2002 through November 2003, Mr. Birney served as
Vice President at Asset Alliance Corporation and from March 1998 through May
2002, Mr. Birney served as Vice President and Research Portfolio Manager of
Alternative Asset Management at Nikko Securities Co. International, Inc. He
also
worked as a Research Associate at Yamaichi International (America) from April
1996 through March 1998 and as a Foreign Exchange Trader with Credit Suisse in
New York from April 1995 until April 1996. Mr. Birney has had over nine years of
experience investing in hedge funds.

      The Board also reviewed information, prepared by the Adviser and
Investment Manager and by the independent consultant, comparing the Fund's historical performance to relevant market indices and to certain other comparable funds. The Board also receives and reviews comparative performance information regarding the Fund and other funds at each Board meeting. The
Board
noted that the Fund's year to date performance was better than its peer group average, although its one year performance was slightly below its peer group average and its performance since inception was below its peer group average.

      MANAGEMENT FEES AND EXPENSES. The Board also reviewed information, including comparative information, regarding the fees paid to the Adviser and its affiliates and to the Investment Manager, and the other expenses borne by the Fund. The Board noted that the Investment Manager's fee is paid by the
Adviser, not by the Fund. The independent consultant provided comparative data in regard to the fees and expenses of the Fund and certain unregistered funds of
hedge funds with comparable asset levels and distribution features. The Board noted that the Fund's management fees were lower than the average of its expense
peer group and that the Fund has no contractual incentive fee. In addition, the
Board evaluated the comparability of the fees charged and services provided to the Fund to the fees charged and services provided to other types of entities advised by the Adviser and Investment Manager.

      PROFITABILITY OF THE MANAGER AND AFFILIATES. The Board also reviewed information regarding the cost of services provided by the Adviser and its affiliates and discussed the cost of services provided by the Investment
Manager, and each company's profitability with respect to the Fund. The Board considered that the Adviser and Investment Manager must be able to pay and retain experienced professional personnel at competitive rates to provide services to the Fund and that maintaining the financial viability of the
Adviser
and Investment Manager is important in order for the Adviser and Investment
Manager to continue to provide significant services to the Fund and its investors. In addition the Board considered direct and indirect benefits the
Adviser and its affiliates and the Investment Manager receive as a result of their relationship with the Fund.

      ECONOMIES OF SCALE. The Board reviewed the extent to which the Adviser
and
Investment Manager may realize economies of scale in managing and supporting the
Fund and the current level of Fund assets in relation to the Fund's management fee. The Board noted that the Fund has experienced moderate asset growth over the last year and that current asset levels remain relatively low.

      CONCLUSIONS. These factors were also considered by the independent
Directors meeting separately from the full Board, assisted by experienced counsel to the Fund. Fund counsel is independent of the Adviser and Investment
Manager within the meaning and intent of the Securities and Exchange
Commission
Rules. The Board was aware that there are alternatives to retaining the
Adviser
and Investment Manager.

      Based on its review of the information it received and its evaluations described above, the Board, including a majority of the independent Directors, concluded that the nature, extent and quality of the services provided to the
Fund by the Adviser and Investment Manager are a benefit to the Fund and in the
best interest of the Fund's investors and that the amount and structure of the compensation received by the Adviser and Investment Manager and affiliates are reasonable in relation to the services provided. Accordingly, the Board elected
to continue the Advisory Agreements for another year. In arriving at this decision, the Board did not single out any factor or factors as being more important than others, but considered all of the factors together. The Board judged the terms and conditions of the Advisory Agreements, including the management fee, in light of all of the surrounding circumstances.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 and the
Investment Company Act of 1940, the registrant has duly caused this report to be
signed on its behalf by the undersigned, thereunto duly authorized.

OFI Tremont Market Neutral Hedge Fund

By:   /s/ John V. Murphy
      ----------------------------
      John V. Murphy
      Principal Executive Officer

Date: May 13, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934 and the
Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:   /s/ John V. Murphy
      ----------------------------
      John V. Murphy
      Principal Executive Officer

Date: May 13, 2005

By:   /s/ Brian W. Wixted
      ----------------------------
      Brian W. Wixted
      Chief Financial Officer

Date: May 13, 2005

                                  Appendix A

                           Industry Classifications
Interrogatory no. 1.

A)    Basic Materials

1)    Chemicals
2)    Forest Products & Paper
3)    Iron/Steel
4)    Mining
B)    Communications

5)    Advertising
6)    Internet
7)    Media
8)    Telecommunications
C)    Consumer, (Cyclical)

9)    Airlines
10)   Apparel
11)   Auto Manufacturers
12)   Auto Parts & Equipment
13)   Distribution/Wholesale
14)   Entertainment
15)   Food Service
16)   Home Builders
17)   Home Furnishings
18)   Housewares
19)   Leisure Time
20)   Lodging
21)   Office furnishings
22)   Retail
23)   Storage/Warehousing
24)   Textiles
25)   Toys/Games/Hobbies
D)    Consumer, (Non-Cyclical)

26)   Agriculture
27)   Beverages
28)   Biotechnology
29)   Commercial Services
30)   Cosmetics/Personal Carte
31)   Food
32)   Healthcare-Products
33)   Healthcare-Services
34)   Household Products/Wares
35)   Pharmaceuticals
E)    Diversified

36)   Holding Companies-Divers
F)    Energy

37)   Coal
38)   Energy-alternate Sources
39)   Oil & Gas
40)   Oil & Gas Services
41)   Pipelines
G)    Financial

42)   Banks
43)   Closed-end Funds
44)   Country Funds-Closed-end
45)   Diversified Financial Service
46)   Insurance
47)   Investment Companies
48)   REITS
49)   Real Estate
50)   Savings 7 Loans
51)   Venture Capital
H)    Industrial

52)   Aerospace/Defense
53)   Building Materials
54)   Electrical Company & Equipment
55)   Electronics
56)   Engineering & construction
57)   Environmental Control
58)   Hand & Machine Tools
59)   Machinery - Construction & mining
60)   Machinery - Diversified
61)   Metal Fabricates/Hardware
62)   Miscellaneous Manufacture
63)   Packaging & Containers
64)   Shipbuilding
65)   Transportation
66)   Trucking & Leasing
I)    Technology

67)   Computers
68)   Office/Business Equipment
69)   Semiconductors
70)   Software
J)    Utilities

71)   Electric
72)   Gas
73)   Water

(1)   With  certain  exceptions,  tax-exempt  organizations  which are private foundations  are subject to a 2% federal  excise tax on their "net  investment income."  The rate of the  excise tax for any  taxable  year may be reduced to
1% if the private foundation meets certain  distribution  requirements for the taxable  year.  A private  foundation  will be  required  to make  payments of estimated tax with respect to this excise tax.

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Sub-Adviser

Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank

Citibank, N.A.
111 Wall Street
New York, NY  10005

Independent Registered Public Accounting Firm
Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019-5820

PX0481.0705

                     OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                    FORM N-2

                                     PART C
                                OTHER INFORMATION

Item 24. Financial Statements and Exhibits
------------------------------------------

(1.) Financial Statements: Filed herewith.

     Part A:  Financial Highlights. Filed herewith.

     Part  B:  Report  of   Independent   Auditors,   Statement   of  Assets  and
Liabilities, Notes to Financial Statements.  Filed herewith.

(2)  Exhibits:

(a)   (i)   Declaration  of Trust  dated  as of May 24,  2002:  Previously  filed
        with   Registrant's   Initial   Registration   Statement,   6/4/02,   and
        incorporated herein by reference.

        (ii)Amended and  Restated  Declaration  of Trust dated  October 16, 2002:
        Previously  filed  with  Registrant's   Pre-Effective  Amendment  No.  1,
        10/18/02, and incorporated herein by reference.

(b)   By-Laws:  Previously filed with  Registrant's  Pre-Effective  Amendment No.
        2, 12/18/02, and incorporated herein by reference.

(c)   Not applicable.

(d)   Not applicable.

(e)   Not applicable.

(f)   Not applicable.

(a)   (i)     Amended and Restated  Investment  Advisory  Agreement dated January
        1, 2005:  Previously  filed with  Registrant's  Post-Effective  Amendment
        No. 9, 6/2/05, and incorporated herein by reference.

        (ii)Amended and Restated  Sub-Advisory  Investment  Management  Agreement
        dated  as  of  June  2,  2004:   Previously   filed   with   Registrant's
        Post-Effective  Amendment  No. 7,  6/10/04,  and  incorporated  herein by reference.

(h)   (i)   General    Distributor's    Agreement:    Previously    filed    with
        Registrant's  Pre-Effective  Amendment No. 1, 10/22/02,  and incorporated herein by reference.

        (ii)Form  of  Selling  Agreement  between  OppenheimerFunds  Distributor,
        Inc.  and  selected   dealers:   Previously   filed  with   Pre-Effective
        Amendment  No. 1 to the  Registration  Statement of  Oppenheimer  Tremont
        Market   Neutral   Fund,   LLC  (Reg.   No.   333-71716,   12/7/01)   and
        incorporated herein by reference.

        (iii)     Form   of   Selling    Agreement    between    OppenheimerFunds
        Distributor,   Inc.  and   selected   registered   investment   advisers:
        Previously  filed  with  Registrant's   Pre-Effective  Amendment  No.  1,
        10/22/02, and incorporated herein by reference.

(i)   Not applicable.

(j)   Custody  Agreement  -  Previously  filed  with  Registrant's  Pre-Effective
        Amendment No. 1, 10/22/02, and incorporated herein by reference.

(k)   (i)   Escrow   Agreement  with  Citibank,   N.A.:   Previously  filed  with
        Registrant's  Pre-Effective  Amendment No. 1, 10/22/02,  and incorporated herein by reference.

        (ii)Amended   and   Restated   Administration   Agreement   between   the
        Registrant  and  OppenheimerFunds,  Inc.  dated June 2, 2004:  Previously filed with  Registrant's  Post-Effective  Amendment No. 9,  6/10/04,  and
        incorporated herein by reference.

        (iii)     Amended  and  Restated  Sub-Administration   Agreement  between
        OppenheimerFunds,  Inc.  and Tremont  Partners,  Inc.:  Previously  filed
        with   Registrant's   Post-Effective   Amendment  No.  9,  6/10/04,   and
        incorporated herein by reference.

        (iv)Fund   and   Investor    Accounting    Services   Agreement   between
        OppenheimerFunds,   Inc.   and  selected   broker-dealers   or  financial
        advisers:  Previously  filed with  Registrant's  Pre-Effective  Amendment
        No. 2, 12/18/02, and incorporated herein by reference.

(l)   Opinion  and Consent of Mayer,  Brown,  Rowe & Maw:  Previously  filed with
        Registrant's  Pre-Effective  Amendment No. 2, 12/18/02,  and incorporated herein by reference.

(m)   Not applicable.

(n)   Independent Registered Public Accounting Firm's Consent: Filed herewith.

(o)   Not applicable.

(p)   Investment Letter from OFI  Institutional  Investment  Management,  Inc. to
        Registrant:  Previously filed with Registrant's  Pre-Effective  Amendment
        No. 2, 12/18/02, and incorporated herein by reference.

(q)   Not applicable.

(r)   Amended  and  Restated  Code of  Ethics of  Tremont  Partners,  Inc.  dated
        February  1, 2005  under  Rule  17j-1 of the  Investment  Company  Act of
        1940:  Filed herewith.

Item 25.    Marketing Arrangements
----------------------------------

        Not applicable.

Item 26.    Other Expenses of Issuance and Distribution
-------------------------------------------------------

        Registration fees     N/A
        Legal fees            N/A
        NASD fees             N/A
        Blue Sky fees         N/A
        Accounting fees       N/A
        Printing              N/A
        Miscellaneous         N/A

           Total              N/A

Item 27.    Persons Controlled by or Under Common Control with the Registrant
-----------------------------------------------------------------------------

        None.

Item 28.    Number of Holders of Securities
-------------------------------------------

        As of June 1, 2005, the number of record holders of each class of securities of the registrant, is shown below:

                         (1)                             (2)
                    Title of Class             Number of Recordholders
                    --------------             -----------------------

            Shares of beneficial interest                19

Item 29.    Indemnification
---------------------------

        Reference  is made to the  provisions  of Article  Seven of  Registrant's
Amended  and  Restated  Declaration  of  Trust  filed as  Exhibit  24 (1) to this
Registration Statement, and incorporated herein by reference.

        Insofar   as   indemnification   for   liabilities   arising   under  the
Securities  Act of 1933 may be permitted to  trustees,  officers and  controlling persons  of  Registrant  pursuant  to  the  foregoing  provisions  or  otherwise,
Registrant  has been advised that in the opinion of the  Securities  and Exchange
Commission  such  indemnification  is against  public  policy as expressed in the
Securities  Act of 1933 and is,  therefore,  unenforceable.  In the event  that a claim for  indemnification  against such  liabilities  (other than the payment by
Registrant  of  expenses  incurred or paid by a trustee,  officer or  controlling
person  of  Registrant  in  the  successful  defense  of  any  action,   suit  or
proceeding)  is  asserted  by  such  trustee,   officer  or  controlling  person,
Registrant  will,  unless in the  opinion  of its  counsel  the  matter  has been settled by controlling precedent,  submit to a court of appropriate  jurisdiction the  question  whether such  indemnification  by it is against  public  policy as expressed  in the  Securities  Act of 1933  and  will be  governed  by the  final adjudication of such issue.

Item 30.    Business and Other Connections of the Investment Adviser
--------------------------------------------------------------------

(a)     OppenheimerFunds, Inc. is the investment adviser of the Registrant; it and certain subsidiaries and affiliates act in the same capacity to other investment companies, including without limitation those described in Parts A and B hereof and listed in Item 26(b) below.

(b)     There is set forth below information as to any other business, profession, vocation or employment of a substantial nature in which each officer and director of OppenheimerFunds, Inc. is, or at any time during the past two fiscal years has been, engaged for his/her own account or in the capacity of director, officer, employee, partner or trustee.

---------------------------------------------------------------------------------
Name  and   Current   Position
with OppenheimerFunds, Inc.    Other Business and Connections During the Past
                               Two Years
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Timothy L. Abbuhl,             Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Emeline S. Adwers,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Agan,                   Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.,  Shareholder Financial Services,  Inc., OFI
                               Private  Investments,  Inc. and Centennial  Asset
                               Management Corporation;  Senior Vice President of
                               Shareholders Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Carl Algermissen,              Formerly  Associate  Counsel and Legal Compliance
Vice President & Associate     Officer at Great  West-Life  & Annuity  Insurance
Counsel                        Co.  (February  2004-October  2004);   previously
                               with   INVESCO    Funds   Group,    Inc.    (June
                               1993-December  2003),  most  recently  as  Senior
                               Staff Attorney.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Amato,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik Anderson,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Beck Apostolopoulos,    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Janette Aprilante,             Secretary     (since     December    2001)    of:
Vice President & Secretary     OppenheimerFunds  Distributor,  Inc.,  Centennial
                               Asset   Management    Corporation,    Oppenheimer
                               Partnership  Holdings,   Inc.,  Oppenheimer  Real
                               Asset  Management,  Inc.,  Shareholder  Financial
                               Services,  Inc.,  Shareholder Services,  Inc. and
                               OppenheimerFunds  Legacy Program;  (since January
                               2005)   of    Trinity    Investment    Management
                               Corporation.  Secretary  (since  June  2003)  of:
                               HarbourView  Asset  Management  Corporation,  OFI
                               Private  Investments,  Inc. and OFI Institutional
                               Asset  Management,   Inc.   Assistant   Secretary
                               (since December 2001) of OFI Trust Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hany S. Ayad,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Baker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Michael Baldwin,               Formerly   Managing  Director  at  Deutsche  Bank
Executive Vice President       (March 2001 - March 2005)s

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Banta,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joanne Bardell,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Baum,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeff Baumgartner,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Todd Becerra,                  None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lalit K. Behal                 Assistant    Secretary   of   HarbourView   Asset
Assistant Vice President       Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen Beichert,             Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gerald Bellamy,                Assistant  Vice  President  of OFI  Institutional
Assistant Vice President       Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik S. Berg,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Bertucci                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rajeev Bhaman,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig Billings,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Binning,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert J. Bishop,              Treasurer     (since     October     2003)     of
Vice President                 OppenheimerFunds     Distributor,     Inc.    and
                               Centennial Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John R. Blomfield,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa I. Bloomberg,             Formerly   First  Vice  President  and  Associate
Vice President & Associate     General  Counsel of UBS  Financial  Services Inc.
Counsel                        (May 1999-May 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Veronika Boesch,               Formerly  (until  February  2004) an  independent
Assistant Vice President       consultant/coach in organizational development.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Chad Boll,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antulio N. Bomfim,             A  senior  economist  with  the  Federal  Reserve
Vice President                 Board (June 1992-October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John C. Bonnell,               Vice  President of  Centennial  Asset  Management
Vice President                 Corporation.  Formerly  a  Portfolio  Manager  at
                               Strong Financial Corporation (May 1999-May 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michelle Borre Massick,        None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lori E. Bostrom,               Formerly Vice President and Corporate  Counsel at
Vice President & Senior        Prudential   Financial   Inc.   (October  2002  -
Counsel                        November 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Bourgeois,                Assistant    Vice    President   of   Shareholder
Assistant Vice President       Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Boydell,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Bromberg,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lowell Scott Brooks,           Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joan Brunelle,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Kristine Bryan-Levin,          Formerly  Senior Vice President at Brown Brothers
Vice President                 Harriman (November 2002 - May 2005)

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Burke,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Burns,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Geoffrey Caan,                 None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine Carroll,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Debra Casey,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Maria Castro,                  None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Chaffee,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

May Chen,                      Formerly  Assistant  Vice President of Enterprise
Assistant Vice President       Services at MassMutual  Financial Group (May 2002
                               - April 2005)

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Chibnik,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brett Clark,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
H.C. Digby Clements,           None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Peter V. Cocuzza,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gerald James Concepcion,       Formerly  (until  November 2004) an RIA Marketing
Assistant Vice President       Associate of OppenheimerFunds, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Corbett,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Cornwell,                Vice  President of  Centennial  Asset  Management
Vice President                 Corporation,   Shareholder   Financial  Services,
                               Inc. and OppenheimerFunds  Legacy Program; Senior
                               Vice President of Shareholder Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott Cottier,                 None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Coulston,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie C. Cusker,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George Curry,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Damian,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John M. Davis,                 Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig P. Dinsell,              None
Executive Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randall C. Dishmon,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rebecca K. Dolan               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven D. Dombrower,           Senior    Vice    President    of   OFI   Private
Vice President                 Investments,     Inc.;    Vice    President    of
                               OppenheimerFunds Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Doyle,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bruce C. Dunbar,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Dvorak,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Edmiston,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel R. Engstrom,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Robert Erven             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George R. Evans,               None
Senior Vice President and
Director of International
Equities
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward N. Everett,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathy Faber,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Falicia,                 Assistant   Secretary   (as  of  July   2004)  of
Assistant Vice President       HarbourView Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Farrell,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Emmanuel Ferreira,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ronald H. Fielding,            Vice President of  OppenheimerFunds  Distributor,
Senior Vice President;         Inc.;  Director of ICI Mutual Insurance  Company;
Chairman of the Rochester      Governor of St. John's  College;  Chairman of the
Division                       Board of  Directors  of  International  Museum of
                               Photography at George Eastman House.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bradley G. Finkle,             Formerly Head of Business  Management/Proprietary
Vice President                 Distribution   at  Citigroup   Asset   Management
                               (August 1986-September 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Finley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John E. Forrest,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jordan Hayes Foster,           Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Foxhoven,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Colleen M. Franca,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dominic Freud,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dan Gagliardo,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hazem Gamal,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Seth Gelman,                   Formerly  an  Associate  in the Asset  Management
Vice President                 Legal   Department   at   Goldman   Sachs  &  Co.
                               (February 2003-August 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Subrata Ghose,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles W. Gilbert,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Phillip S. Gillespie,          Formerly  First Vice  President of Merrill  Lynch
Senior Vice President &        Investment Management (2001 to September 2004).
Deputy General Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alan C. Gilston,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jill E. Glazerman,             None
Senior Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Benjamin J. Gord,              Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset

                               Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Granger,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert B. Grill,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Haley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marilyn Hall,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kelly Haney,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Hauenstein,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas B. Hayes,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jennifer Heathwood,            None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dennis Hess,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph Higgins,                Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dorothy F. Hirshman,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel Hoelscher,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward Hrybenko,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott T. Huebl,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Margaret Hui,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Huttlin,                  Senior   Vice   President    (Director   of   the
Vice President                 International  Division)  (since January 2004) of
                               OFI   Institutional   Asset   Management,   Inc.;
                               Director  (since  June 2003) of  OppenheimerFunds
                               (Asia) Limited
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James G. Hyland,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve P. Ilnitzki,             Vice President of  OppenheimerFunds  Distributor,
Senior Vice President          Inc.;   Senior  Vice  President  of  OFI  Private
                               Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kelly Bridget Ireland,         Vice   President    (since   January   2004)   of
Vice President                 OppenheimerFunds   Distributor   Inc.   Formerly,
                               Director  of  INVESCO  Distributors  Inc.  (April
                               2000-December 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen T. Ives,              Vice   President  and   Assistant   Secretary  of
Vice President, Senior         OppenheimerFunds     Distributor,     Inc.    and
Counsel and Assistant          Shareholder  Services,  Inc.; Assistant Secretary
Secretary                      of  Centennial  Asset   Management   Corporation,
                               OppenheimerFunds  Legacy Program and  Shareholder
                               Financial Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Jaume,                 Senior  Vice  President  of   HarbourView   Asset
Vice President                 Management   Corporation  and  OFI  Institutional
                               Asset  Management,  Inc.;  Director  of OFI Trust
                               Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Frank V. Jennings,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Jennings,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Johnson,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Kadehjian,                Formerly Vice President,  Compensation Manager at
Assistant Vice President       The  Bank  of New  York  (November  1996-November
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Kandilis,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lynn O. Keeshan,               Assistant  Treasurer of  OppenheimerFunds  Legacy
Senior Vice President          Program
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas W. Keffer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cristina J. Keller,            Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Keogh,                 Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martin S. Korn,                Formerly  a  Senior  Vice  President  at  Bank of
Senior Vice President          America   (Wealth   and   Investment   Management
                               Technology Group) (March 2002-August 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Dimitrios Kourkoulakos,        None
Senior Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Kramer,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Kunz,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Lamentino,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Lange,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey P. Lagarce,            President  and  Chief  Marketing  Officer  of OFI
Senior Vice President          Institutional   Asset  Management,   Inc.  as  of
                               January    2005.    Formerly    Executive    Vice
                               President-Head  of Fidelity  Tax-Exempt  Services
                               Business   at   Fidelity    Investments   (August
                               1996-January 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Latino,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristina Lawrence,             Formerly     Assistant    Vice    President    of
Vice President                 OppenheimerFunds,   Inc.   (November   2002-March
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gayle Leavitt,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher M. Leavy,          None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randy Legg,                    Formerly   an   associate    with   Dechert   LLP
Vice President & Assistant     (September 1998-January 2004).
Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Leitzinger,              Senior Vice  President of  Shareholder  Services,
Vice President                 Inc.;  Vice  President of  Shareholder  Financial
                               Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Justin Leverenz,               Formerly,   a   research/technology   analyst  at
Vice President                 Goldman Sachs, Taiwan (May 2002-May 2004)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael S. Levine,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gang Li,                       None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Shanquan Li,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Julie A. Libby,                Formerly   Executive  Vice  President  and  Chief
Senior Vice President          Operating Officer at Fred Alger Management,  Inc.
                               (July 1996 - February 2005)

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel Lifshey,                Formerly a  Marketing  Manager at PIMCO  Advisors
Assistant Vice President       (January 2002-September 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mitchell J. Lindauer,          None
Vice President & Assistant
General Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bill Linden,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Malissa B. Lischin,            Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Lolli,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel G. Loughran             None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patricia Lovett,               Vice   President   of    Shareholder    Financial
Vice President                 Services,  Inc.  and  Senior  Vice  President  of
                               Shareholder Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Steven Lucaccini,              Formerly  Director and High Yield  Analyst at UBS
Assistant Vice President       Global Asset  Management  (November  2001 - April
                               2005)

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dongyan Ma,                    Formerly  an  Assistant   Vice   President   with
Assistant Vice President       Standish   Mellon   Asset   Management   (October
                               2001-October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Macchia,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark H. Madden,                Formerly   Senior  Vice   President   and  Senior
Vice President                 Portfolio Manager with Pioneer Investments,  Inc.
                               (July 1990-July 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen Mandzij,              Formerly   Marketing   Manager   -  Sales   Force
Assistant Vice President       Marketing     (March     2003-June    2004)    of
                               OppenheimerFunds, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry Mandzij,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angelo G. Manioudakis          Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation and of OFI  Institutional
                               Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
LuAnn Mascia,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Mattisinko,              Assistant    Secretary   of   HarbourView   Asset
Vice President & Associate     Management  Corporation,  OppenheimerFunds Legacy
Counsel                        Program,  OFI  Private  Investments,   Inc.,  OFI
                               Institutional Asset Management,  Inc., Centennial
                               Asset  Management  Corporation,  Oppenheimer Real
                               Asset  Management,  Inc.  and Trinity  Investment
                               Management Corporation.  Formerly an Associate at
                               Sidley  Austin Brown and Wood LLP (1995 - October
                               2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Elizabeth McCormack,           Vice   President  and   Assistant   Secretary  of
Vice President                 HarbourView Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph McGovern,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles L. McKenzie,           Chairman  of the Board and  Director of OFI Trust
Senior Vice President          Company;   Chairman,   Chief  Executive  Officer,
                               Senior  Managing  Director  and  Director  of OFI
                               Institutional   Asset  Management,   Inc.;  Chief
                               Executive  Officer,  President,  Senior  Managing
                               Director  and  Director  of   HarbourView   Asset
                               Management Corporation;  Chairman,  President and
                               Director   of   Trinity   Investment   Management
                               Corporation
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Michael Medev,                 None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lucienne Mercogliano,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jason Meshnick,                Formerly  Financial  Analyst  at Wall  Street  On
Assistant Vice President       Demand (April 2003 - May 2005)

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Andrew J. Mika,                None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nikolaos D. Monoyios,          None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Moon,                  Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset
                               Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

John V. Murphy,                President and Management  Director of Oppenheimer
Chairman, President, Chief     Acquisition  Corp.;  President  and  Director  of
Executive Officer & Director   Oppenheimer   Partnership   Holdings,   Inc.  and

                               Oppenheimer   Real   Asset   Management,    Inc.;
                               Chairman  and Director of  Shareholder  Services,
                               Inc. and Shareholder  Financial  Services,  Inc.;
                               Director   of   Centennial    Asset    Management
                               Corporation,  OppenheimerFunds Distributor, Inc.,
                               Institutional  Asset  Management,  Inc.,  Trinity
                               Investment   Management   Corporation,    Tremont
                               Capital  Management,   Inc.,   HarbourView  Asset
                               Management    Corporation    and   OFI    Private
                               Investments,  Inc.;  Executive  Vice President of
                               Massachusetts   Mutual  Life  Insurance  Company;
                               Director  of  DLB  Acquisition   Corporation;   a
                               member  of  the  Investment  Company  Institute's
                               Board of Governors.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Meaghan Murphy,                Formerly  Marketing  Professional,  RFP Writer at
Assistant Vice President       JP Morgan  Fleming Asset  Management  (May 2002 -
                               October 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Suzanne Murphy,                Formerly  (until December 2003) a Vice President,
Vice President                 Senior Marketing Manager with Citigroup.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas J. Murray,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth Nadler,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christina Nasta,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Nichols,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Norman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James B. O'Connell,            Formerly   a   Senior    Designer    Manager   of
Assistant Vice President       OppenheimerFunds,  Inc.  (April  2002 -  December
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Matthew O'Donnell,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

John O'Hare,                   None
Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John J. Okray,                 Formerly   Vice   President,    Head   of   Trust
Vice President                 Operations at Lehman Brothers (June  2004-October
                               2004)  prior to which  he was an  Assistant  Vice
                               President,   Director   of  Trust   Services   at
                               Cambridge Trust Company (October 2002-June 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lerae A. Palumbo,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Pellegrino,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allison C. Pells,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert H. Pemble,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lori L. Penna,                 Formerly  an RFP  Manager/Associate  at  JPMorgan
Assistant Vice President       Chase & Co. (June 2001-September 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Petersen,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marmeline Petion-Midy,         Formerly a Senior Financial  Analyst with General
Assistant Vice President       Motors,  NY Treasurer's  Office (July  2000-Augut
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Pfeffer,                 Senior  Vice  President  of   HarbourView   Asset
Senior Vice President and      Management   Corporation   since  February  2004.
Chief Financial Officer        Formerly,  Director and Chief  Financial  Officer
                               at   Citigroup   Asset    Management    (February
                               2000-February 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James F. Phillips,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott Phillips,                Formerly   Vice   President   at  Merrill   Lynch
Vice President                 Investment Management (June 2000-July 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gary Pilc,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Nicolas Pisciotti,             Formerly  Assistant  Vice President at ING (April
Assistant Vice President       2002 - May 2005)

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jason Pizzorusso,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Poiesz,                  Formerly  a Senior  Portfolio  Manager at Merrill
Senior Vice President, Head    Lynch (October  2002-May 2004).  Founding partner
of Growth Equity Investments   of  RiverRock,   a  hedge  fund  product   (April
                               1999-July 2001).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey Portnoy,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Raghaw Prasad,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Preuss,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jane C. Putnam,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael E. Quinn,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie S. Radtke,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Norma J. Rapini,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Corry E. Read,                 None
Assistant Vice President

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian N. Reid,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marc Reinganum,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Reiter,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Claire Ring,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Robertson,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antoinette Rodriguez,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacey Roode,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey S. Rosen,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacy Roth,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James H. Ruff,                 President   and   Director  of   OppenheimerFunds
Executive Vice President       Distributor,    Inc.   and    Centennial    Asset
                               Management Corporation;  Executive Vice President
                               of OFI Private Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Adrienne Ruffle,               Formerly an Associate  with Sidley Austin Brown &
Assistant Vice President and   Wood LLP (September 2002-February 2005).
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kim Russomanno,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Timothy Ryan,                  Formerly   a   research   analyst  in  the  large
Vice President                 equities group at Credit Suisse Asset  Management
                               (August 2001-June 2004)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rohit Sah,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Valerie Sanders,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Karen Sandler,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rudi W. Schadt,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ellen P. Schoenfeld,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maria Schulte,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott A. Schwegel,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allan P. Sedmak                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer L. Sexton,            Senior    Vice    President    of   OFI   Private
Vice President                 Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Navin Sharma,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bonnie Sherman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David C. Sitgreaves,           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward James Sivigny           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Enrique H. Smith,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Louis Sortino,                 None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith J. Spencer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marco Antonio Spinar,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard A. Stein,              None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur P. Steinmetz,           Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer Stevens,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John P. Stoma,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Stricker,              Vice President of Shareholder Services, Inc.
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Deborah A. Sullivan,           Secretary of OFI Trust Company.
Vice President & Assistant
Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Sussman,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian C. Szilagyi,             Director of Financial  Reporting  and  Compliance
Assistant Vice President       at First Data Corporation (April 2003-June 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martin Telles,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Temple,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeaneen Terrio,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Toner,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith Tucker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cameron Ullyat,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angela Uttaro,                 None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark S. Vandehey,              Vice President of  OppenheimerFunds  Distributor,
Senior Vice President and      Inc.,  Centennial  Asset  Management  Corporation
Chief Compliance Officer       and Shareholder  Services,  Inc.; Chief Financial
                               Officer   of   HarbourView    Asset    Management
                               Corporation,  Oppenheimer  Partnership  Holdings,
                               Inc.,  Oppenheimer Real Asset  Management,  Inc.,
                               Shareholder     Financial     Services,     Inc.,
                               OppenheimerFunds   Legacy  Program,  OFI  Private
                               Investments,  Inc.,  OFI  Trust  Company  and OFI
                               Institutional  Asset  Management,  Inc.  Formerly
                               (until    March   2004)   Vice    President    of
                               OppenheimerFunds, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maureen Van Norstrand,         None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nancy Vann,                    Formerly  Assistant  General  Counsel  at Reserve
Vice President and Assistant   Management  Company,   Inc.  (April  to  December
Counsel                        2004);  attorney  at Sidley  Austin  Brown & Wood
                               LLP (October 1997 - April 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Rene Vecka,                    None
Assistant Vice President,
Rochester Division

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Vermette,              Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Phillip F. Vottiero,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Walsh,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Teresa M. Ward,                Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry A. Webman,               Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher D. Weiler,         None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Adam Weiner,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Barry D. Weiss,                Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and of Centennial  Asset  Management
                               Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Melissa Lynn Weiss,            None
Vice President & Associate
Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christine Wells,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph J. Welsh,               Vice  President of HarbourView  Asset  Management
Vice President                 Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Diederick Wermolder,           Director of  OppenheimerFunds  International Ltd.
Senior Vice President          and  OppenheimerFunds  plc  and  OppenheimerFunds
                               (Asia) Limited;  Senior Vice President  (Managing
                               Director of the  International  Division)  of OFI
                               Institutional Asset Management, Inc..
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine M. White,            Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor,   Inc.;   member  of  the   American
                               Society of Pension Actuaries (ASPA) since 1995.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Annabel Whiting,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William L. Wilby,              None
Senior Vice President and
Senior Investment Officer,
Director of Equities
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Donna M. Winn,                 President,  Chief Executive  Officer and Director
Senior Vice President          of OFI Private  Investments,  Inc.;  Director and
                               President  of  OppenheimerFunds  Legacy  Program;
                               Senior   Vice   President   of   OppenheimerFunds
                               Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Philip Witkower,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian W. Wixted,               Treasurer   of   HarbourView   Asset   Management
Senior Vice President and      Corporation;    OppenheimerFunds    International
Treasurer                      Ltd.,  Oppenheimer  Partnership  Holdings,  Inc.,
                               Oppenheimer   Real   Asset   Management,    Inc.,
                               Shareholder    Services,     Inc.,    Shareholder
                               Financial    Services,    Inc.,    OFI    Private
                               Investments,   Inc.,  OFI   Institutional   Asset
                               Management,   Inc.,   OppenheimerFunds   plc  and
                               OppenheimerFunds  Legacy  Program;  Treasurer and
                               Chief  Financial  Officer  of OFI Trust  Company;
                               Assistant  Treasurer of  Oppenheimer  Acquisition
                               Corp.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Carol E. Wolf,                 Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation  and of Centennial  Asset
                               Management  Corporation;  serves  on the Board of
                               the Colorado Ballet.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kurt Wolfgruber,               Director  of Tremont  Capital  Management,  Inc.,
Executive Vice President,      HarbourView Asset Management  Corporation and OFI
Chief Investment Officer and   Institutional Asset Management,  Inc. (since June
Director                       2003)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Caleb C. Wong,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward C. Yoensky,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lucy Zachman,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert G. Zack                 General Counsel and Director of  OppenheimerFunds
Executive Vice President and   Distributor,  Inc.; General Counsel of Centennial
General Counsel                Asset   Management   Corporation;   Senior   Vice
                               President  and  General  Counsel  of  HarbourView
                               Asset    Management     Corporation    and    OFI
                               Institutional  Asset  Management,   Inc.;  Senior
                               Vice  President,  General Counsel and Director of
                               Shareholder     Financial     Services,     Inc.,
                               Shareholder    Services,    Inc.,   OFI   Private
                               Investments,  Inc.  and OFI Trust  Company;  Vice
                               President    and    Director    of    Oppenheimer
                               Partnership   Holdings,    Inc.;   Director   and
                               Assistant Secretary of  OppenheimerFunds  plc and
                               OppenheimerFunds  International  Ltd.;  Secretary
                               and General  Counsel of  Oppenheimer  Acquisition
                               Corp.;   Director  of   Oppenheimer   Real  Asset
                               Management,   Inc.  and  OppenheimerFunds  (Asia)
                               Limited);   Vice  President  of  OppenheimerFunds
                               Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Neal A. Zamore,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark D. Zavanelli,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alex Zhou,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur J. Zimmer,              Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------

The Oppenheimer Funds include the following:

Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust

Limited Term New York Municipal Fund (a series of Rochester Portfolio Series)
OFI Tremont Core Strategies Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Convertible Securities Fund (a series of Bond Fund Series)
Oppenheimer Core Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Dividend Growth Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.

Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer High Yield Fund
Oppenheimer International Bond Fund
Oppenheimer International Growth Fund
Oppenheimer International Large-Cap Core Fund (a series of Oppenheimer
International Large-

     Cap Core Trust)

Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International
Value Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-Sector Income Trust
Oppenheimer Multi-State Municipal Trust (3 series):
     Oppenheimer New Jersey Municipal Fund
     Oppenheimer Pennsylvania Municipal Fund
     Oppenheimer Rochester National Municipals
Oppenheimer Portfolio Series (4 series)
     Active Allocation Fund
     Aggressive Investor Fund
     Conservative Investor Fund
     Moderate Investor Fund
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer
Principal
     Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer
Principal

     Protected Trust II)

Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer
Principal

     Protected Trust III)
Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest For Value Funds (3 series)
     Oppenheimer Quest Balanced Fund
     Oppenheimer Quest Opportunity Value Fund
     Oppenheimer Small- & Mid- Cap Value Fund

Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Asset Fund
Oppenheimer Real Estate Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (2 series):
     Oppenheimer Disciplined Allocation Fund
     Oppenheimer Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer Total Return Bond Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust
Oppenheimer Variable Account Funds (11 series):
     Oppenheimer Aggressive Growth Fund/VA
     Oppenheimer Balanced Fund/VA
     Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Core Bond Fund/VA
     Oppenheimer Global Securities Fund/VA
     Oppenheimer High Income Fund/VA
     Oppenheimer Main Street Fund/VA
     Oppenheimer Main Street Small Cap Fund/VA
     Oppenheimer Money Fund/VA
     Oppenheimer Strategic Bond Fund/VA
     Oppenheimer Value Fund/VA

Panorama Series Fund, Inc. (4 series):
     Government Securities Portfolio
     Growth Portfolio
     Oppenheimer International Growth Fund/VA
     Total Return Portfolio

Rochester Fund Municipals

The address of the Oppenheimer funds listed above, Shareholder Financial
Services, Inc., Shareholder Services, Inc., OppenheimerFunds Services,
Centennial Asset Management Corporation, Centennial Capital Corp., Oppenheimer
Real Asset Management, Inc. and OppenheimerFunds Legacy Program is 6803 South
Tucson Way, Centennial, Colorado 80112-3924.

The address of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc.,
HarbourView Asset Management Corporation, Oppenheimer Partnership Holdings,
Inc., Oppenheimer Acquisition Corp., OFI Private Investments, Inc., OFI
Institutional Asset Management, Inc. and Oppenheimer Trust Company is Two World
Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008.

The address of Tremont Advisers, Inc. is 555 Theodore Fremd Avenue, Suite
206-C, Rye, New York 10580.

The address of OppenheimerFunds International Ltd. is Bloc C, Irish Life
Center, Lower Abbey Street, Dublin 1, Ireland.

The address of Trinity Investment Management Corporation is 301 North Spring
Street, Bellefonte, Pennsylvania 16823.

Item 31.    Location of Accounts and Records
--------------------------------------------

        The  accounts,  books and other  documents  required to be  maintained by
Registrant  pursuant to Section 31(a) of the  Investment  Company Act of 1940 and
rules  promulgated  thereunder are in the possession of Oppenheimer  Funds,  Inc.
at its offices at 6803 South Tucson Way, Englewood, Colorado 80112.

Item 32.    Management Services
-------------------------------

        Not applicable.

Item 33.    Undertakings
------------------------

I.    The  Registrant  undertakes  to suspend the  offering  of shares  until the
prospectus  is  amended  if  (1)   subsequent  to  the  effective   date  of  its
registration  statement,  the net asset value of the Fund  declines more than ten percent  from its net asset value as of the  effective  date of the  registration statement or (2) the net asset value of the Fund  increases to an amount  greater than its net proceeds as stated in the prospectus.

II.   The Registrant hereby undertakes:

(a)   to file,  during  any  period in which  offers or sales are being  made,  a post-effective amendment to this registration statement:

(i)   to include any  prospectus  required by Section  10(a)(3) of the Securities
                  Act of 1933;

(ii)  to  reflect  in the  prospectus  any  facts or  events  arising  after  the effective  date of the  registration  statement  (or  the  most recent  post-effective  amendment thereof) which,  individually or in the  aggregate,  represent  a  fundamental  change in the
                  information   set   forth   in  the   registration   statement.
                  Notwithstanding  the  foregoing,  any  increase  or decrease in volume of  securities  offered  (if the total  dollar  value of
                  securities   offered   would   not   exceed   that   which  was
                  registered)  and any deviation  from the low or high end of the estimated  maximum  offering range may be reflected in the form of  prospectus  filed  with  the  Commission  pursuant  to Rule
                  424(b) under the  Securities  Act of 1933 if, in the aggregate, the  changes in volume and price  represent  no more than a 20%
                  change in the  maximum  aggregate  offering  price set forth in the  "Calculation of  Registration  Fee" table in the effective registration statement; and

(iii) to  include  any  material   information   with  respect  to  the  plan  of
                  distribution  not  previously  disclosed  in  the  registration statement or any  material  change to such  information  in the registration statement;

(b)   that,  for the purpose of  determining  any liability  under the Securities
            Act of 1933,  each such  post-effective  amendment shall be deemed to be a new  registration  statement  relating  to  the  Shares  offered therein,  and the  offering  of the  Shares  at that  time  shall  be deemed be the initial bona fide offering thereof; and

(c)   to remove from  registration by means of a post-effective  amendment any of the Shares being  registered  which remain unsold at the  termination of the offering.

III.  The  Registrant  undertakes  to send by first  class  mail or  other  means designed to ensure  equally prompt  delivery  within two business days of receipt
of  a  written  or  oral  request,  the  Registrant's   Statement  of  Additional
Information.

                                    FORM N-2

                      OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                   SIGNATURES

      Pursuant  to  the  requirements  of the  Securities  Act of  1933  and  the
Investment   Company  Act  of  1940,   the   Registrant   has  duly  caused  this
Registration  Statement to be signed on its behalf by the undersigned,  thereunto duly  authorized,  in the City of New York,  and  State of New York,  on the 29th
day of July, 2005.

                              OFI TREMONT MARKET NEUTRAL HEDGE FUND

                              By:  /s/ John V. Murphy

                              -------------------------------------------------
                              John V. Murphy, President, Principal
                              Executive Officer & Trustee

      Pursuant to requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date
---------                    -----                         ----
/s/  Peter I. Wold*          Chairman of the Board         July 29, 2005
-------------------------
Peter I. Wold

/s/  John V. Murphy*         President, Principal          July 29, 2005
-----------------------      Executive Officer,
John V. Murphy               and Trustee

/s/  Brian W. Wixted*        Treasurer and Principal       July 29, 2005
-------------------------    Financial and Accounting
Brian W. Wixted              Officer

/s/  Ronald J. Abdow*        Trustee                       July 29, 2005
-------------------------
Ronald J. Abdow

/s/  Eustis Walcott*         Trustee                       July 29, 2005
---------------------
Eustis Walcott

/s/  Joseph M. Wikler*       Trustee                       July 29, 2005
-------------------------
Joseph M. Wikler

*By:  /s/ Mitchell J. Lindauer
        -----------------------------------------
        Mitchell J. Lindauer, Attorney-in-Fact

                      OFI TREMONT MARKET NEUTRAL HEDGE FUND

                      Registration Statement No. 333-89782

                         Post-Effective Amendment No. 10

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.    Description
-----------    -----------

(n)            Independent Registered Public Accounting Firm's Consent

(r)   Amended and Restated Code of Ethics